As filed with the Securities and Exchange Commission on November 9, 2012
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 TENGION, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2836	20-0214813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
(336)722-5855
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 A. Brian Davis
Chief Financial Officer
Tengion, Inc.
3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
(336)722-5855

Copy to:

Joseph W. La Barge, Esq.
Ballard Spahr LLP
1735 Market Street
51st floor
Philadelphia, PA 19103
(215) 665-8500

 Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. ☐
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (1)	5,000,000	$0.95	$4,750,000	$647.90

(1)
Represents shares of common stock issuable in lieu of cash for interest on our Senior Secured Convertible Notes (the "Convertible Notes") or other debt securities with terms substantially similar to those set forth in the Convertible Notes.

(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends, stock issuances or similar transactions.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act using the average of the bid and asked prices of our common stock as reported by the OTCQB on November 5, 2012, which was $0.95.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 9, 2012

Tengion, Inc. 5,000,000 shares of common stock

This prospectus relates to the issuance, from time to time, at our option, of up to 5,000,000 shares of our common stock in lieu of cash payments of interest on our Senior Secured Convertible Notes (the “Convertible Notes”) which we sold in a private placement in October 2012 (the “2012 Financing”) or other debt securities which may be issued to holders of the Convertible Notes with terms substantially similar to those set forth in the Convertible Notes.

We will not receive any proceeds from the issuance of the shares being offered under this prospectus.  However, to the extent we pay interest on the Convertible Notes, or other debt securities substantially similar to the Convertible Notes, with the shares of common stock being offered under this prospectus, we will not make a cash interest payment.

Our common stock is quoted on the OTCQB platform of OTC Markets, Inc. under the symbol TNGN.  On November 8, 2012, the last reported sale price of our common stock on the OTCQB was $0.90 per share.

Investing in the offered securities involves a high degree of risk.  See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________________, 2012

Unless otherwise stated, all references to “us,” “our,” “Tengion,” “we,” the “Company” and similar designations refer to Tengion, Inc. Tengion® and the Tengion logo® are our registered trademarks and Tengion Neo-Bladder Augment™, Tengion Neo-Urinary Conduit™, Tengion Neo-Bladder Replacement™, Tengion Neo-Vessel™ and Tengion Neo-Kidney™ are our trademarks.  Other names are for informational purposes only and may be trademarks of their respective owners.

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.  The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

i

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable.  This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus.  In making a decision to invest in the common stock, you must rely on your own examination of us and the terms of the offering and the common stock, including the merits and risks involved.

We are not making any representation to you regarding the legality of an investment in our common stock under any legal investment or similar laws or regulations.  You should not consider any information in this prospectus to be legal, business, tax or other advice.  You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common stock.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision.  Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

Our Business

Tengion is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ.  Using our Organ Regeneration Platform, we create these neo-organs using a patient’s own cells, or autologous cells.  We believe our proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues.  Our product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications.  In addition, our neo-organs are designed to avoid the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on our clinical and preclinical experience, we are initially leveraging our Organ Regeneration Platform to develop our Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion and our Neo-Kidney Augment for patients with advanced chronic kidney disease.

Our Neo-Urinary Conduit is intended to replace the use of bowel tissue in bladder cancer patients requiring a non-continent urinary diversion after bladder removal surgery, or cystectomy.  We are able to manufacture our Neo-Urinary Conduit using a proprietary process that takes four weeks or less and uses smooth muscle cells derived from a routine biopsy.  We are currently conducting a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies.  This trial is an open-label, single-arm study, which is currently expected to enroll up to ten patients.  We enrolled our sixth patient in this trial in the third quarter of 2012.  In October 2012, we announced the death of two patients enrolled in the trial.  Both patients died due to afflictions unrelated to the Neo-Urinary Conduit or the surgical procedure.  We notified the Data Safety Monitoring Board of these events and the Phase I clinical trial is ongoing. We continue to focus on enrolling the remaining four patients in our Phase I trial at our six clinical sites by the end of 2012.

While we and our clinical investigators believe that the surgical technique used successfully in animal models has been translated to humans, we are continuing to seek to refine the appropriate post-surgical care of these patients.  Assuming appropriate safety data, we anticipate that we will complete implantation of up to ten patients by the end of 2012.

Our Neo-Kidney Augment is being developed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease.  Our Neo-Kidney Augment is based on our proprietary technology, which is expected to use the patient’s cells, procured by a needle biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue.  We recently completed a successful Pre-IND meeting with the U.S. Food and Drug Administration (“FDA”) for the Neo-Kidney Augment.  We and the FDA have agreed on a good laboratory practice (“GLP”) animal study program required to support an Investigational New Drug (“IND”) filing and initiation of a Phase I  clinical trial in chronic kidney disease (“CKD”) patients.  We anticipate we will submit an IND filing for the product candidate during the first half of 2013 and that our Phase I trial will provide initial human proof-of-concept data in 2014. We also continue to explore moving our Neo-Kidney Augment forward in Europe using the Advanced Therapy Medicinal Products, or ATMP, pathway, an established European regulatory route for advanced cell based therapies.  We have obtained scientific advice from a European competent authority (Swedish Medicinal Products Agency) and we intend to aggressively pursue our Neo-Kidney Augment development program.

To date, we have devoted substantially all of our resources to the development of our Organ Regeneration Platform and product candidates, as well as to our facilities that we employ to manufacture our neo-organs.  Since our inception in July 2003, we have had no revenue from product sales, and have funded our operations principally through the private and public sales of equity securities and debt financings.  We have never been profitable and, as of June 30, 2012, we had an accumulated deficit of $238.5 million.  We expect to continue to incur significant operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials and seek marketing approval and eventual commercialization.

Recent Developments

Neo-Urinary Conduit Phase I Trial

In October 2012, we announced the death of two patients enrolled in our Neo-Urinary Conduit Phase I clinical trial.  Both patients died due to afflictions unrelated to the Neo-Urinary Conduit or the surgical procedure.  One patient died of metastatic bladder cancer and the other died of cardiopulmonary arrest following a myocardial infarction, or heart attack.  Each of these patients’ Neo-Urinary Conduits was properly functioning at the time of their death.  We notified the Data Safety Monitoring Board of these events and the Phase I clinical trial is ongoing. We continue to focus on enrolling the remaining four patients in our Phase I trial at our six clinical sites by the end of 2012.

2012 Financing

On October 2, 2012, we conducted a private placement (the “2012 Financing”) of senior secured convertible notes (the “Convertible Notes”) and warrants (the “2012 Warrants”), in which we raised approximately $15 million in gross proceeds.  Each of the holders of the demand notes described below exchanged their demand notes for the securities issued in the 2012 Financing.  For additional information on the 2012 Financing, see page 5 of this prospectus titled “2012 Financing.”

Venture Debt Amendments

In connection with the 2012 Financing, on October 2, 2012, the Company, Horizon Credit II LLC (“Horizon”) and Horizon Technology Finance Corporation entered into a First Amendment of Venture Loan and Security Agreement (the “Loan Amendment”).  The Loan Amendment amends the Venture Loan and Security Agreement dated as of March 14, 2011 pursuant to which Horizon made a loan of $5 million to us (the “Horizon Loan”).  The Loan Amendment provides that, effective September 1, 2012, the maturity date for the Horizon Loan is extended from January 1, 2014 until May 1, 2014.  We are now required to make monthly interest payments of $39,654.12 through June 1, 2013 and monthly interest and principal payments of $354,779.67 from July 1, 2013 through and including May 1, 2014.  Horizon’s security now includes a lien on our intellectual property assets.  Effective September 1, 2012, the interest rate on the Horizon Loan was increased from 11.75% to 13.0% per annum.

Right of First Negotiation

On October 2, 2012, we entered into a Right of First Negotiation Agreement (the “ROFN Agreement”) with Celgene Corporation (“Celgene”), pursuant to which we granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Urinary Conduit program.   The ROFN Agreement provides for Celgene to receive 2012 Warrants to purchase 50% fewer of the shares that otherwise would have been issued to Celgene in the 2012 Financing.  In the event of a change in control of Tengion, the ROFN Agreement and all of Celgene’s rights pursuant thereto will automatically terminate in all respects and be of no further force and effect.

Bridge Financing

On September 7, 2012, we issued demand notes (the “Demand Notes”) in the aggregate amount of $1 million to certain new and existing investors (the “Bridge Financing”). In connection with the transaction, holders of the Demand Notes had the option to exchange the principal balance and accrued interest of their Demand Notes with debt securities and warrants issued by the Company in any subsequent offering.

Reverse Stock Split

On May 30, 2012, we announced that the Board of Directors approved a reverse split of our common stock at a ratio of 1-for-10, effective June 14, 2012.  Our common stock began trading on a split-adjusted basis when the Nasdaq Capital Market opened on June 14, 2012.

Listing of our common stock

On September 4, 2012, we were notified by Nasdaq of its determination to delist our common stock from Nasdaq effective at the open of business on September 6, 2012, due to our failure to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on the Nasdaq Capital Market.  Effective at the opening of the market on September 6, 2012, our common stock was transferred from the Nasdaq Capital Market to the OTCQB, which is operated by OTC Markets, Inc., and continues to trade under the symbol “TNGN.”

Company Information

We were incorporated in the State of Delaware in 2003.  Our headquarters are at 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina.  Our telephone number is (336) 722-5855 and our Internet website address is www.tengion.com.  Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

Our common stock trades on the OTCQB, which is operated by OTC Markets, Inc., under the symbol “TNGN.”

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. Any of the factors set forth on page 8 under “Risk Factors” could harm our business, financial condition, results of operations, or growth prospects. You should carefully consider all of the information set forth in this prospectus and, in particular, the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. These important risk factors include, but are not limited to, the following:

•	If we do not raise significant amounts of capital, we may not be able to fund our operations or remain in business.

•	We have a substantial amount of debt and contractual obligations that expose us to risks that could adversely affect our business, and we have a history of net losses.

•	Investors could face substantial dilution if our outstanding warrants are exercised or our convertible notes are converted into shares of our common stock.

•
Concentration of ownership of our common stock among our executive officers, directors and their affiliates, as well as the concentration of our common stock on a fully-diluted basis among a small number of existing investors, may prevent new investors from influencing significant corporate decisions.

•	The market price of the shares of our common stock is highly volatile, and purchasers of our common stock could incur substantial losses or lose their entire investment.

•	Even if we successfully develop our product candidates and obtain necessary marketing approvals to commercialize them, there is no assurance that we will be successful in selling our products.

•
If we fail to obtain stockholder approval of an amendment to our certificate of incorporation to increase our authorized shares of common stock, our outstanding Convertible Notes will become immediately due and payable.

The Offering

Securities offered by the Company:
Up to 5,000,000 shares of common stock issuable, at our option, in lieu of interest payments on the Convertible Notes or other debt securities which may be issued to holders of the Convertible Notes with terms substantially similar to those set forth in the Convertible Notes.

Shares of common stock outstanding as of November 6, 2012:	2,466,914
Use of proceeds:
We will not receive any proceeds from the sale of the shares offered under this prospectus. We will realize cash savings by the issuance of shares of common stock in lieu of interest payments on the Convertible Notes or other debt securities which may be issued to holders of the Convertible Notes with terms substantially similar to those set forth in the Convertible Notes.

Risk factors:
See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Principal market; trading symbol:	OTCQB; TNGN

2012 FINANCING

On October 2, 2012, we closed the 2012 Financing, in which we issued the Convertible Notes and warrants (the "2012 Warrants") and raised approximately $15 million in gross proceeds.

The Convertible Notes mature on October 2, 2015 and bear interest at 10% per annum, which is payable quarterly beginning on January 1, 2013. The Convertible Notes are convertible into approximately 20 million shares of common stock at a current conversion price of $0.75 per share.

We may, at our option, pay interest by the issuance of freely tradable shares of common stock, provided that an event of default has not occurred and we have publicly disclosed all material information about the Company. If we elect to pay interest on the Convertible Notes through the issuance of shares of our common stock, the number of shares that would be issued is calculated by dividing the amount of the interest payment by the lesser of: (1) the volume weighted average price for our common stock for the twenty trading days prior to the date the interest payment is due (the “VWAP Period”) or (2) the closing bid price for our common stock as of the last trading day of the VWAP Period. All shares of common stock issuable to the holders in lieu of interest payments will be allocated pro rata among the holders based on the outstanding principal amount of the Convertible Notes.

If we elect to issue shares of freely tradable common stock in lieu of interest payments, we must take all actions within our reasonable control to deliver the shares on the date interest becomes due. If we fail to do so, and such failure is not cured within one trading day following the date interest becomes due, we are required to pay the holders of the Convertible Notes an amount equal to 5% of the dollar amount of interest payments due on the applicable interest payment date.

We may not pay interest on the Convertible Notes by the issuance of shares of freely tradable common stock to the extent that the number of shares of common stock then beneficially owned by each holder of the Convertible Notes and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In such case, to the extent we can not pay interest with shares of common stock, we will pay interest with cash.

The 2012 Warrants include two-year, five-year and ten-year warrants which are exercisable into approximately 52 million shares of common stock at an exercise price of $0.75 per share.

The exercise price of the 2012 Warrants and the conversion price of the Convertible Notes may be decreased based upon (a) the volume weighted average price during the five trading day period (the “Five-Day VWAP”) after the first registration statement filed with the Securities and Exchange Commission (the “SEC”) registering the shares of common stock underlying the 2012 Warrants and Convertible Notes is declared effective by the SEC; (b) the Five-Day VWAP after the first trading day following the date on which non-affiliates of the Company can freely sell the shares of common stock underlying the 2012 Warrants and Convertible Notes under Rule 144(b)(i) of the Securities Act  of 1933, as amended (the “Securities Act”) in the event the registration statement referenced in (a) above does not register all of the shares of common stock underlying the Convertible Notes and 2012 Warrants; and (c) issuance(s) by the Company of other securities with an issue or exercise price lower than the then existing exercise price or conversion price in effect as described in the 2012 Warrants and Convertible Notes. The 2012 Warrants also provide for a proportionate adjustment in the number of shares underlying the 2012 Warrants in the event of an adjustment to the exercise price.

In addition to the Convertible Notes and 2012 Warrants issued in the 2012 Financing, we granted the holders of the Convertible Notes the right to require us to sell to such holders up to an additional $20,000,000 in securities on the same terms as the Convertible Notes and 2012 Warrants (the “Call Option”).  The Call Option may be exercised by the holders of the Convertible Notes at any time on or before June 30, 2013. We will have the option to pay interest on any additional notes issued pursuant to the Call Option by the issuance of shares of freely tradable common stock.

The investors may also cause us to redeem the 2012 Warrants or the Convertible Notes in the event of a “major transaction,” as defined in the 2012 Warrants and Convertible Notes.

Under the terms of the warrants issued in our March 2011 private placement (the “2011 Warrants”), the 2012 Warrants, and the Convertible Notes, we are required to reserve sufficient shares of common stock to permit the exercise of the 2011 Warrants and 2012 Warrants, the conversion of the Convertible Notes, and the issuance of any shares upon adjustments to these securities. Presently, we do not have sufficient authorized shares of common stock to permit such actions or to allow the issuance of shares of common stock in lieu of interest payments on the Convertible Notes or any notes that may be issued pursuant to the Call Option. Therefore, we are seeking stockholder approval to amend our certificate of incorporation to increase the number of authorized shares of our common stock. If we fail to obtain stockholder approval by December 1, 2012, we will be in default under the terms of our facility agreement with the holders of the Convertible Notes.  In such event, the Convertible Notes will become immediately due and payable.

For more information on the Convertible Notes, see the section of this prospectus titled “Description of Capital Stock.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

In order to fund our operations, we will need to raise significant amounts of capital.  We may not be able to raise additional capital when necessary or on acceptable terms to us, if at all.

Based upon our current expected level of operating expenditures and debt repayment, and assuming we are not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, any of our Convertible Notes, we expect to be able to fund operations through May 2013. We intend to pursue additional sources of capital to continue our business operations as currently conducted and fund deficits in operating cash flows. There is no assurance that such financing will be available when needed or, if available, on terms acceptable to us. If we do not raise additional capital by May 31, 2013, we may not be able to fund our operations or remain in business.  Our future capital requirements will depend on many factors, including:

•
the scope and results of our clinical trials, particularly regarding the number of patients required and the required duration of follow-up for our clinical trials in support of our product candidates;

•	the scope and results of our research and preclinical development programs;

•	the costs of operating our research and development facility to support our research and early clinical activities;

•
the time, complexity and costs involved in obtaining marketing approvals for our product candidates, which could take longer and be more costly than obtaining approval for a new conventional drug candidate, given the FDA’s limited experience with clinical trials and marketing approval for products derived from a patient’s own cells;

•	the costs of securing commercial manufacturing capacity to support later-stage clinical trials and subsequent commercialization activities, if any;

•
the costs of maintaining, expanding, protecting and enforcing our intellectual property portfolio, including potential dispute and litigation costs and any associated liabilities and potentially challenging the intellectual property of others;

•	the costs of entering new markets outside the United States; and

•	the extent of our contractual obligations and amount of debt service payments we are obligated to make.

As a result of these factors, among others, we will need to seek additional funding before we are able to generate positive cash flow from operations.  We will need to raise additional funds through collaborative arrangements, public or private sales of debt, equity or equity-linked securities, commercial loan facilities, or some combination thereof.  Additional funding may not be available to us on acceptable terms, or at all.  If we obtain capital through collaborative arrangements, these arrangements could require us to relinquish some rights to our technologies or product candidates and we may become dependent on third parties.  If we raise capital through the sale of equity, or securities convertible into equity, dilution to our then-existing stockholders would result.  If we obtain funding through the incurrence of debt, we would likely become subject to covenants restricting our business activities, and holders of debt instruments would have rights and privileges senior to those of our equity investors.  In addition, servicing the interest and repayment obligations under our current and future borrowings would divert funds that would otherwise be available to support research and development, clinical or commercialization activities.

If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate one or more of our development programs, reduce our personnel, or default on our outstanding debt and contractual obligations, any of which could raise substantial doubt about our ability to continue as a going concern and remain in business.

We have a substantial amount of debt and contractual obligations that expose us to risks that could adversely affect our business, operating results and financial condition.

As of October 31, 2012, we had approximately $18.6 million of outstanding debt, which is secured by liens on substantially all of our assets.  Our outstanding debt includes approximately $15 million in Convertible Notes issued in the 2012 Financing and a $3.6 million loan from our venture debt lender, Horizon Credit II LLC. Under the terms of the Convertible Notes, beginning January 1, 2013, we are required to make quarterly interest payments in cash or shares of our common stock at 10% per annum. The Convertible Notes are due October 2, 2015.  The holders of our Convertible Notes also have the right to require us to issue on or before June 30, 2013 up to an additional $20 million of securities.

Under the terms of our loan with Horizon Credit II LLC, we are obligated to make interest-only payments through June 1, 2013, followed by monthly payments of principal and interest at an interest rate of 13% per annum through May 1, 2014.

We expect that the annual principal and interest payments on our outstanding debt will be approximately $3.9 million, $3.3 million, and $16.4 million in 2013, 2014, and 2015, respectively.  The level and nature of our indebtedness could, among other things:

•	make it difficult for us to obtain any necessary financing in the future;

•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;

•	impair our ability to incur additional debt because of financial and other restrictive covenants or the liens on our assets which secure our current debt;

•	hinder our ability to raise equity capital because in the event of a liquidation of the business, debt holders receive a priority before equity holders;

•	make us more vulnerable in the event of a downturn in our business; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The lease agreement for our Pennsylvania manufacturing facility requires us to provide security and restoration deposits totaling $2.2 million to the landlord.  In satisfaction of these security deposit obligations, we have deposited $1 million with the landlord and have secured a $1.2 million letter of credit from a bank in favor of the landlord.  The letter of credit is collateralized by an account held at the bank.  The bank recently informed us that it will not renew the letter of credit beyond December 2, 2012.  Therefore, we will need to seek a new letter of credit or deposit cash of up to $1.2 million in an account held by the landlord to satisfy our deposit obligation.

In November 2011, we made a business decision to restructure our corporate operations, consolidate our operations in our Winston-Salem research and development facility and seek to exit our commercial-scale manufacturing facility.  We currently have three years left under the lease agreement for our commercial-scale manufacturing facility and a net rental obligation of $3.6 million.   While we will seek to sublease or otherwise reduce the net rental obligation of this facility, there can be no assurance that we will be successful in doing so and we will remain contractually liable for the rental obligations under this lease.

Unless we raise substantial additional capital or generate substantial revenue from a licensing transaction or strategic partnership involving one of our product candidates, and there can be no assurance that we will be able to do so, we may not be able to service or repay our debt when it becomes due, in which case our lenders could seek to accelerate payment of all unpaid principal and foreclose on our assets or continue to execute our current business and product development plans.

Any such event would raise substantial doubt about our ability to continue as a going concern and have a material adverse effect on our business, operating results and financial condition.

We have a history of net losses and may not achieve or sustain profitability.

Our recurring losses from operations and our need for significant additional capital to fund anticipated future losses from operations and debt repayment raise substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2011 related to this uncertainty.  We have incurred losses in each year since our inception and expect to experience losses for the foreseeable future.  As of June 30, 2012, we had an accumulated deficit of $238.5 million.  We had net losses of $29.8 million, $25.6 million, and $19.1 million in the years ended December 31, 2009, 2010, and 2011, respectively, and $8.27 million as of June 30, 2012.  These losses resulted principally from costs incurred in our clinical trials, research and development programs, construction of our research laboratories and commercial manufacturing facility, and from our general and administrative expenses.  These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase in the foreseeable future as we seek to further develop our product candidates, technology and manufacturing capabilities.  Our expenses are expected to relate to the following:

•	continuing research and development efforts, including relating to our Neo-Kidney Augment;

•	conducting our Phase I clinical trial for our Neo-Urinary Conduit for patients with bladder cancer who require removal of their bladder;

•	maintaining, expanding, protecting and enforcing our intellectual property portfolio and assets and potentially challenging the intellectual property of others;

•	expanding our manufacturing capabilities to support commercialization of our current and future product candidates; and

•	servicing and repaying indebtedness.

The extent of our future operating losses is highly uncertain, and we may never achieve or sustain profitability.  If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

If we do not successfully develop our product candidates and obtain the necessary marketing approvals to commercialize them, we will not generate sufficient revenues to continue our business operations.

In order to obtain marketing approval of our product candidates so that we can generate revenues once they are commercialized, we must conduct extensive preclinical studies and clinical trials to demonstrate that our product candidates are safe and effective and obtain and maintain approval of our manufacturing facilities.  Our early stage product candidates, including our Neo-Urinary Conduit, for which we have commenced a Phase I clinical trial, may fail to perform as we expect.  Moreover, our Neo-Urinary Conduit and our other product candidates may ultimately fail to demonstrate the necessary safety and efficacy for marketing approval.  Even if results from preclinical studies and early phase clinical trials are positive, there can be no assurances that later stage studies or trials will be successful.  We will need to conduct additional research and development, and devote significant additional financial resources and personnel to develop commercially viable products and obtain the necessary marketing approvals, and if we fail to do so successfully, we may cease operations altogether.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a development-stage company.  We commenced operations in July 2003.  Our operations to date have been limited to organizing and staffing the Company, acquiring and developing our technology, and undertaking preclinical studies and clinical trials of our product candidates.  We have not demonstrated an ability to successfully complete large-scale clinical trials, obtain marketing approvals for product registration, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization.  As a result, we have a limited operating history.

Even if we are successful in obtaining marketing approval for any of our product candidates, we will need to transition from a company with a research focus to a company capable of supporting commercial activities.  We may not be successful in such a transition.

If we are unable to obtain stockholder approval of an amendment to our certificate of incorporation to increase our authorized shares of common stock, the Convertible Notes will become immediately due and payable and we may be unable to meet our payment obligation.

Under the terms of the warrants issued in our March 2011 private placement (the “2011 Warrants”), the 2012 Warrants, and the Convertible Notes, we are required to reserve sufficient shares of common stock to permit the exercise of the 2011 Warrants and 2012 Warrants, the conversion of the Convertible Notes, and the issuance of any shares upon adjustments to these securities. Presently, we do not have sufficient authorized shares of common stock to permit such actions, or to allow the issuance of shares of common stock in lieu of interest payments on the Convertible Notes or future debt securities. Therefore, we have agreed to seek stockholder approval in order to amend our certificate of incorporation to increase the number of authorized shares of our common stock and to reserve a sufficient number of shares of common stock to provide for the future exercise of the 2011 Warrants, 2012 Warrants, conversion of the Convertible Notes, issuance of any shares upon adjustments to these securities and the issuance of shares in lieu of interest payments on the Convertible Notes or future debt securities. If we fail to obtain stockholder approval by December 1, 2012, we will be in default under the terms of our facility agreement with the holders of the Convertible Notes.  In such event, the Convertible Notes will become immediately due and payable. If that occurs, we will not be able to pay the amounts due under the Convertible Notes and will likely need to seek protection under the U.S. bankruptcy laws.

If we fail to satisfy our registration obligations in connection with the 2012 Financing, we would be required to make certain cash payments to holders of the 2012 Warrants and Convertible Notes.

In connection with the 2012 Financing, we have agreed to file a registration statement to register for resale the shares of common stock issuable upon exercise of the 2012 Warrants, the conversion of the Convertible Notes, and upon adjustments to the 2012 Warrants and Convertible Notes, up to the maximum number of shares able to be registered pursuant to applicable SEC regulations. We are obligated to use our best efforts to cause the initial registration statement to become effective by December 31, 2012.  If any of the shares are unable to be included on the initial registration statement, we have agreed to file subsequent registration statements by certain dates until all the underlying shares have been registered or may be freely tradable. We are obligated to maintain the effectiveness of the registration statements until all the shares are sold or otherwise can be sold without registration and without any restrictions.  If we fail to satisfy our registration obligations or specified filing and effectiveness dates, we must make cash payments to the holders of the 2012 Warrants and the Convertible Notes.  Such cash payments would significantly reduce funds available for use in our operations and could adversely affect our business.

Risks Related to the Development of Our Product Candidates

Our clinical trials may not be successful.

We will only obtain marketing approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA or the applicable non-United States regulatory authority, in clinical trials, that the product candidate is safe and effective, and otherwise meets the appropriate standards required for approval for a particular indication.  Clinical trials are lengthy, complex and extremely expensive processes with uncertain results.  A failure of one or more of our clinical trials may occur at any stage of testing.

We are currently conducting a Phase I open-label, single-arm study of our Neo-Urinary Conduit in patients who are undergoing bladder removal due to bladder cancer.  We have designed this trial to assess the safety and preliminary efficacy of the Neo-Urinary Conduit.  This trial is also intended to allow our clinical investigators to optimize and, as necessary, modify the surgical implantation technique and post-operative care based on the experience gained by prior patients enrolled.  As we have limited experience with this product candidate in humans, we may have difficulty optimizing the surgical implantation of the Neo-Urinary Conduit.  Six patients have been enrolled and implanted in this clinical trial; two patients, however, died as a result of health issues unrelated to our Neo-Urinary Conduit product candidate.  Based upon the experience of the first three patients, clinical investigators have made surgical modifications in an effort to address stoma patency, conduit integrity and vascular supply.  Assuming appropriate safety data, we anticipate that we will complete implantation of up to ten patients by the end of 2012.   There can be no assurance that, as part of our Phase I clinical trial, patients will not experience additional complications and/or serious adverse events related to our Neo-Urinary Conduit or experience serious adverse events that, although not related to our product candidate, could have a materially detrimental impact on our clinical trial.  Additionally, we may determine, based upon this trial, that our Neo-Urinary Conduit demonstrates limited safety and/or efficacy.

We may find it difficult to enroll patients in our clinical trials.

Our initial product candidates are designed to treat diseases that affect relatively few patients.  This could make it difficult for us to enroll the number of patients that may be required for the clinical trials we would be required to conduct in order to obtain marketing approval for our product candidates.

In addition, we may have difficulty finding eligible patients to participate in our clinical trials because our trials may include stringent enrollment criteria.  For example, a patient may require a concomitant surgical procedure that would prevent them from being enrolled in a clinical trial, may be using alternative therapies, or the extent of a patient’s overall medical condition may render such patient ineligible to participate in our trials.  Our Neo-Urinary Conduit has limited experience in humans and patients may not want to enroll in a trial where they are among the first group of patients to receive this product candidate.  Additionally, as we have been developing the surgical procedure in the first group of patients, each of the first three patients receiving our Neo-Urinary Conduit have experienced complications and serious adverse events which could have the effect of discouraging others from enrolling in this trial.  Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies.  The novel nature of our Organ Regeneration Platform creates significant challenges with respect to product development and optimization, manufacturing, government regulation and approval, third-party reimbursement and market acceptance.  For example, the FDA has relatively limited experience with the development and regulation of autologous neo-organs and, therefore, the pathway to marketing approval for our product candidates may accordingly be more complex, lengthy and uncertain than for a more conventional new drug candidate.  The FDA may not approve our product candidates or may approve them with certain restrictions that may limit our ability to market our product candidates, and our product candidates may not be successfully commercialized, if at all.

We have limited experience in conducting and managing the preclinical development activities and clinical trials necessary to obtain marketing approvals necessary for marketing our product candidates, including approval by the FDA.

Our efforts to develop all of our product candidates are at an early stage.  We may be unable to progress our product candidates that are undergoing preclinical testing into clinical trials.  Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and favorable initial results from a clinical trial do not necessarily predict outcomes in subsequent clinical trials.  The indications of use for which we are pursuing development may have clinical effectiveness endpoints that have not previously been reviewed or validated by the FDA, which may complicate or delay our effort to ultimately obtain FDA approval.  We cannot guarantee that our clinical trials will ultimately be successful.

We have not obtained marketing approval or commercialized any of our product candidates.  We may not successfully design or implement clinical trials required for marketing approval to market our product candidates.  We might not be able to demonstrate that our product candidates meet the appropriate standards for marketing approval, particularly as our technology may be the first of its kind to be reviewed by the FDA.  If we are not successful in conducting and managing our preclinical development activities or clinical trials or obtaining marketing approvals, we might not be able to commercialize our product candidates, or might be significantly delayed in doing so, which will materially harm our business.

If we are not able to retain qualified management and scientific personnel, we may fail to develop our technologies and product candidates.

Our future success depends to a significant extent on the skills, experience and efforts of the principal members of our scientific and management personnel.  These members include John L. Miclot, our President and Chief Executive Officer, and Timothy Bertram, D.V.M., Ph.D., our President, Research and Development and Chief Scientific Officer.  The loss of either or both of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.  Competition for personnel is intense and our financial position may make it difficult to retain or attract management and scientific qualified personnel.  We may be unable to retain our current personnel or attract or integrate other qualified management and scientific personnel in the future.

We rely on third parties to conduct certain preclinical development activities and our clinical trials, and those third parties may not perform satisfactorily.

We do not conduct in our facilities certain preclinical development activities of our product candidates, such as preclinical studies in animals, nor do we conduct clinical trials for our product candidates ourselves.  We rely on, or work in conjunction with, third parties, such as contract research organizations, medical institutions and clinical investigators, to perform these functions.  Our reliance on these third parties for preclinical and clinical development studies reduces our control over these activities.  We are responsible for ensuring that each of our preclinical development activities and our clinical trials is conducted in accordance with the applicable U.S. federal and state laws and foreign regulations, general investigational plans and protocols.  However, other than our contracts with these third parties, we have no direct control over these researchers or contractors, as they are not our employees.  Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, or GCP, for conducting, recording and reporting the results of our clinical trials to assure that data and reported results are credible and accurate and that the rights, safety and confidentiality of trial participants are protected.  Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.  Furthermore, these third parties also may have relationships with other entities, some of which may be our competitors.  If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical development activities or our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.  These third parties may be warned, suspended or otherwise sanctioned by the FDA or other government or regulatory authorities for failing to meet the applicable requirements imposed on such third parties.  As a result, the third parties may not be able to fulfill their contractual obligations, and the results obtained from the preclinical and clinical research using their services may not be accepted by the FDA to support the marketing approval of our product candidates.  If the third parties or their employees become debarred by the FDA, we cannot use the research data derived from their services to support the marketing approval of our product candidates.  Finally, these third parties may be bought by other entities, change their business plans or strategies or they may go out of business, thereby preventing them from meeting their contractual obligations to us.

We may not be able to secure and maintain relationships with research institutions and clinical investigators that are capable of conducting and have access to necessary patient populations for the conduct our clinical trials.

We rely on research institutions and clinical investigators to conduct our clinical trials.  Our reliance upon research institutions, including hospitals and clinics, provides us with less control over the timing and cost of clinical trials and the ability to recruit subjects.  If we are unable to reach agreement with suitable research institutions and clinical investigators on acceptable terms, or if any resulting agreement is terminated because, for example, the research institution and/or clinical investigators lose their licenses or permits necessary to conduct our clinical trials, we may be unable to quickly replace the research institution and/or clinical investigator with another qualified research institution and/or clinical investigator on acceptable terms.  We may not be able to secure and maintain agreement with suitable research institutions to conduct our clinical trials.

Compliance with governmental regulations regarding the treatment of animals used in research could increase our operating costs, which would adversely affect the commercialization of our technology.

The Animal Welfare Act, or AWA, is the federal law that covers the treatment of certain animals used in research.  Currently, the AWA imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions.  Third parties with whom we contract are subject to registration, inspections and reporting requirements.  Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals.  If we or any of our contractors fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.

Public perception of ethical and social issues may limit or discourage the type of research we conduct.

Our clinical trials involve people, and we and third parties with whom we contract also do research involving animals.  Governmental authorities could, for public health or other purposes, limit the use of human or animal research or prohibit the practice of our technology.  Public attitudes may be influenced by claims that our technology or that regenerative medicine generally is unsafe for use in research or is unethical and akin to cloning.  In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage and subsequently delay our research.  Ethical and other concerns about our methods, particularly our use of human subjects in clinical trials or the use of animal testing, could adversely affect our market acceptance.

Risks Related to the Manufacturing of Our Product Candidates

We have only limited experience manufacturing our product candidates.  We may not be able to manufacture our product candidates in quantities sufficient for our clinical trials and/or any commercial launch of our product candidates.

We may encounter difficulties in the production of our product candidates.  Construction of neo-organs from autologous live human cells involves strict adherence to complex manufacturing and storage protocols and procedures.  Early stage clinical manufacturing is conducted in our pilot facility and, while we have supported clinical manufacturing from this location, future difficulties may arise which limit our production capability and delay progress in our clinical trials.  Currently, we also occupy a commercial-scale manufacturing facility.  As a result of our November 2011 business decision to restructure our corporate operations, we have decided to consolidate our operations in our Winston-Salem research and development facility and to seek to exit our commercial-scale manufacturing facility.  As a result of this decision, as our product candidates advance into later-stage clinical trials toward commercialization, we will need to either develop our own internal manufacturing capability or contract with a third-party manufacturer to conduct this manufacturing on our behalf.  Obtaining our own commercial scale manufacturing capacity will be costly and time consuming.  Additionally, we may have difficulty finding suitable third parties with the manufacturing expertise that we need.  These occurrences could increase our costs or cause delays in the production of our product candidates necessary for any Phase III clinical trial and/or any anticipated commercial launch of our product candidates, any of which could damage our reputation and harm our business.

The current manufacture of our product candidates involves the use of regulated animal tissues, and future product candidates may also use animal-sourced materials.

We currently utilize several bovine-derived products, such as growth media, in the manufacture of our Neo-Urinary Conduit.  Bovine-sourced materials are strictly regulated in the United States and other jurisdictions due to their capacity to transmit the prior disease Bovine Spongiform Encephalopathy, or BSE, which manifests itself in humans as Creutzfeldt-Jakob Disease.  Although we obtain our supply of bovine-based materials from closed herds in jurisdictions that are not currently known to carry BSE, there can be no assurance that these herds will remain BSE-free or that a future outbreak or presence of other unintended and potentially hazardous agents would not adversely affect our product candidates or patients that may receive them.  Further, our future product candidates may involve the use of bovine-sourced or other animal-based materials, which could increase the risk of transmission of other diseases carried by such animals.

If a natural or man-made disaster strikes our manufacturing facility, we would be unable to manufacture our product candidates for a substantial amount of time, which would harm our business.

Our manufacturing facility and manufacturing equipment would be difficult to replace and could require substantial replacement lead-time and additional funds if we lost use of either the facility or equipment.  Our facility may be affected by natural disasters, such as floods.  We do not currently have back-up capacity, so in the event our facility or equipment was affected by man-made or natural disasters, we would be unable to manufacture any of our product candidates until such time as our facility could be repaired or rebuilt.  Although, currently we maintain global property insurance with property limits of $27.1 million and business interruption insurance coverage of $5.4 million for damage to our property and the disruption of our business from fire and other casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Our business involves the use of hazardous materials that could expose us to environmental and other liability.

Our research and development processes and our operations involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials.  We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products.  Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated.  In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance.  Moreover, we may not be able to maintain insurance to cover these risks on acceptable terms, or at all.  We could also be required to incur significant costs to comply with current or future laws and regulations relating to hazardous materials.  We currently maintain insurance coverage that is consistent with similar companies in our stage of development.  In addition to global property insurance, we maintain general liability insurance coverage of $2 million with an excess liability insurance of $4 million, and workers’ compensation coverage of $0.5 million per incident.  Such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Risks Related to Marketing Approval and Other Government Regulations

We cannot market and sell our product candidates in the United States or in other countries if we fail to obtain the necessary marketing approvals or licensure.

We cannot sell our product candidates until regulatory agencies grant marketing approval, or licensure.  The process of obtaining such marketing approval is lengthy, expensive and uncertain.  It is likely to take many years to obtain the required marketing approvals for our product candidates or we may never gain the necessary approvals.  Any difficulties that we encounter in obtaining marketing approval may have a substantial adverse impact on our operations and cause our stock price to decline significantly.  Any adverse events in our clinical trials for one of our product candidates could negatively impact the clinical trials and approval process for our other product candidates.

To obtain marketing approvals in the United States for our product candidates, we must, among other requirements, complete carefully controlled and well-designed clinical trials sufficient to demonstrate to the FDA that the product candidate is safe and effective for each indication for which we seek approval.  Several factors could prevent completion or cause significant delay of these trials, including an inability to enroll the required number of patients or failure to obtain FDA approval to commence a clinical trial.  Negative or inconclusive results from, or adverse events during, a preclinical safety study or clinical trial could cause the preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful.  The FDA can place a clinical trial on hold if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury.  If safety concerns develop, we, an Institutional Review Board, or IRB, or the FDA could stop our trials before completion.  The populations for which we are developing our product candidates may have other medical complications that would affect their experience in our trials and would affect their experience with our product candidates, if approved.  A serious adverse event is an event that results in significant medical consequences, such as hospitalization or prolonged hospitalization, disability or death, and if unexpected must be reported to the FDA.  We cannot guarantee that other safety concerns regarding our product candidates will not develop.

The pathway to marketing approval for our product candidates may be more complex and lengthy than for approval of a conventional new drug or biologic.  Similarly, to obtain approval to market our product candidates outside of the United States, we will need to submit clinical data concerning our product candidates and receive marketing approval from governmental agencies, which in certain countries includes approval of the price we intend to charge for our product.  We may encounter delays or rejections if changes occur in regulatory agency policies, or if reports from preclinical and clinical testing on similar technology or products raise safety and/or efficacy concerns, during the period in which we develop a product candidate or during the period required for review of any application for marketing approval.  If we are not able to obtain marketing approvals for use of our product candidates under development, we will not be able to commercialize such products and, therefore, may not be able to generate sufficient revenues to support our business.

The FDA may impose requirements on our clinical trials that are difficult to comply with, which could harm our business.

The requirements the FDA may impose on clinical trials for our product candidates are uncertain.  As a result, we cannot guarantee that we will be able to comply with such requirements.  For example, the FDA may require endpoints in our late-stage clinical trials that are different from or in addition to the endpoints in our early-stage clinical trials or the endpoints which we may propose.  The endpoints or other study elements, including sample size, the FDA requires may make it less likely that our Phase III clinical trials are successful or may delay completion of the trials.  If we are unable to comply with the FDA’s requirements, we will not be able to get approval for our product candidates and our business will suffer.

If we are not able to conduct our clinical trials properly and on schedule, marketing approval by the FDA and other regulatory authorities may be delayed or denied.

Our clinical trials may be delayed or terminated for many reasons, including, but not limited to, if:

•	the FDA does not grant permission to proceed or places the trial on clinical hold;

•	subjects do not enroll or remain in our trials at the rate we expect;

•	we fail to manufacture necessary amounts of product candidate;

•
our pilot manufacturing facility is ordered by FDA or other government or regulatory authority to temporarily or permanently shut down due to violations of current Good Manufacturing Practice, or cGMP, or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

•	subjects choose an alternative treatment for the indications for which we are developing our product candidates, or participate in competing clinical trials;

•	subjects experience an unacceptable rate or severity of adverse side effects;

•	reports from preclinical or clinical testing on similar technologies and products raise safety and/or efficacy concerns;

•
third-party clinical investigators lose their license or permits necessary to perform our clinical trials, do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, Good Clinical Practice and regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;

•
inspections of clinical trial sites by the FDA or IRBs find regulatory violations that require us to undertake corrective action, suspend or terminate one or more sites, or prohibit us from using some or all of the data in support of our marketing applications;

•
third-party contractors become debarred or suspended or otherwise penalized by FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications; or

•
one or more IRBs or our Data Safety Monitoring Board, or DSMB, refuses to approve, suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects, or withdraws its approval of the trial.

If we are unable to conduct our clinical trials properly and on schedule, the FDA may delay or deny marketing approval.

Final marketing approval of our product candidates by the FDA or other regulatory authorities for commercial use may be delayed, limited, or denied, any of which would adversely affect our ability to generate operating revenues.

Any of the following factors, if one or more were to occur, could cause final marketing approval for our product candidates to be delayed, limited or denied:

•	our product candidates could fail to demonstrate safety and efficacy in preclinical or clinical testing;

•	the manufacturing processes for our product candidates could fail to consistently demonstrate their safety and purity;

•	the FDA could disagree with the clinical endpoints we propose for our clinical trials and refuse to allow us to conduct clinical trials utilizing clinical endpoints we believe are appropriate;

•	it could take many years to complete the testing of our product candidates, and failure can occur at any stage of the process;

•	negative results or adverse side effects during a clinical trial could cause us to delay or terminate development efforts for a product candidate;

•	the FDA could seek the advice of an Advisory Committee of physician and patient representatives that may view the risks of our product candidates as outweighing the benefits;

•	the FDA could require us to expand the size and scope of the clinical trials; or

•	the FDA could impose post-marketing restrictions.

Our development costs will increase if we have material delays in our clinical trials, or if we are required to modify, suspend, terminate or repeat a clinical trial.  If marketing approval for our product candidates is delayed, limited or denied, our ability to market products, and our ability to generate product sales, would be adversely affected.

Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities, including through periodic inspections.  These requirements include, but are not limited to, submissions of safety and other post-marketing information and reports, registration requirements, cGMP and Quality System Regulation, or QSR, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.  Even if marketing approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly and time consuming post-marketing testing and surveillance to monitor the safety or efficacy of the product.  Discovery after approval of previously unknown problems with our product candidates or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturers or manufacturing processes;

•	restrictions on the marketing or distribution of a product, including refusals to permit the import or export of products;

•	warning letters or untitled letters;

•	warning labels on the products;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	suspension of any ongoing clinical trials;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of marketing approvals;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

In addition, if any of our product candidates are approved, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review.  The FDA strictly regulates the promotional claims that may be made about prescription products.  In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling.  The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions.

Current or future legislation may make it more difficult and costly for us to obtain marketing approval of our product candidates.

In 2007, the Food and Drug Administration Amendments Act of 2007, or the FDAAA, became law.  This legislation grants significant new powers to the FDA, many of which are aimed at assuring the safety of drugs and biologics after approval.  For example, FDAAA granted the FDA new authority to impose post-approval clinical study requirements, require safety-related changes to product labeling and require the adoption of risk management plans, referred to as risk evaluation and mitigation strategies, or REMS.  The REMS may include requirements for special labeling or medication guides for patients, special communication plans to health care professionals, and restrictions on distribution and use.  Pursuant to FDAAA, if the FDA makes the requisite findings, it might require that a new product be used only by physicians with specified specialized training, only in specified designated health care settings, or only in conjunction with special patient testing and monitoring.  The legislation also included requirements for disclosing clinical study results to the public through a clinical study registry, and renewed requirements for conducting clinical studies to generate information on the use of products in pediatric patients.  Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties.  The requirements and changes imposed by the FDAAA may make it more difficult, and more costly, to obtain and maintain approval of new biological products.

In addition, the FDA’s regulations, policies or guidance may change and new or additional statutes or government regulations may be enacted that could prevent or delay marketing approval of our product candidates or further restrict or regulate post-approval activities.  For example, proposals have been made to further expand post-approval requirements and restrict sales and promotional activities.  It is impossible to predict whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes or the marketing approvals of our product candidates, if any, may be.

Risks Related to the Commercialization of Our Product Candidates

If we fail to educate and train physicians as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our product candidates, our sales will not grow.

Acceptance of our product candidates depends, in large part, on our ability to train physicians in the proper implantation of our neo-organs, which will require significant expenditure of our resources.  Convincing physicians to dedicate the time and energy necessary to properly train to use new products and techniques is challenging, and we may not be successful in these efforts.  If physicians are not properly trained, they may ineffectively implant our product candidates.  Such misuse or ineffective implantation may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us.  Accordingly, even if our product candidates are superior to alternative treatments, our success will depend on our ability to gain and maintain market acceptance for our product candidates.  If we fail to do so, our sales will not grow and our business, financial condition and results of operations will be adversely affected.  We may not have adequate resources to effectively educate the medical community and/or our efforts may not be successful due to physician resistance or perceptions regarding our product candidates.

We face uncertainty related to pricing, reimbursement and health care reform, which could reduce our revenue.

Sales of our product candidates, if approved for commercialization, will depend in part on the availability of coverage and reimbursement from third-party payors such as government insurance programs, including Medicare and Medicaid, private health insurers, health maintenance organizations and other health care related organizations.  If our product candidates are approved for commercialization, pricing and reimbursement may be uncertain.  Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation affecting coverage and reimbursement policies, which are designed to contain or reduce the cost of health care.  Further federal and state proposals and health care reforms are likely which could limit the prices that can be charged for the product candidates that we develop and may further limit our commercial opportunity.  There may be future changes that result in reductions in current coverage and reimbursement levels for our products, if commercialized, and we cannot predict the scope of any future changes or the impact that those changes would have on our operations.

Adoption of our product candidates by the medical community may be limited if doctors and hospitals do not receive full reimbursement for our products, if commercialized.  Cost control initiatives may decrease coverage and payment levels for our product candidates and, in turn, the price that we will be able to charge for any product.  We are impacted by efforts by public and private third-party payors to control costs.  We are unable to predict all changes to the coverage or reimbursement methodologies that will be applied by private or government payors to our product candidates.  Any denial of private or government payor coverage or inadequate reimbursement for procedures performed using our products, if commercialized, could harm our business and reduce our revenue.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the United States.

The U.S. Congress recently adopted legislation regarding health insurance, which has been signed into law.  As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage.  Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices.  These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare, Medicaid and State Children’s Health Insurance Program, creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes.  Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs, biopharmaceuticals, medical devices, or our product candidates.  If reimbursement for our approved product candidates, if any, is substantially less that we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the U.S. federal government, which may force significant changes to the healthcare system in the United States.  Much of the funding for expanded healthcare coverage may be sought through cost savings.  While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care.  Cost of care could be reduced by decreasing the level of reimbursement for medical services or products, or by restricting coverage and, thereby, utilization of medical services or products.  In either case, a reduction in the utilization of, or reimbursement for, any product for which we receive marketing approval in the future could have a materially adverse impact on our financial performance.

There is substantial uncertainty regarding the exact meaning and interpretation of the provisions of healthcare reform that have been enacted.  This uncertainty limits our ability to forecast changes that may occur in the future and to manage our business accordingly.

We may face competition from companies and institutions that may develop products that make ours less attractive or obsolete through both new technologies that may be similar to ours, or more traditional pharmaceutical or medical device treatments.

Many of our competitors have greater resources or capabilities than we have, or may already have or succeed in developing better products or in developing products more quickly than we do, and we may not compete successfully with them.

The medical device, pharmaceutical and biotechnology industries are highly competitive.  We compete for funding.  If our product candidates become available for commercial sale, we will compete in the marketplace.  For funding, we compete primarily with other companies which, like us, are focused on discovering and developing novel products or therapies for the treatment of human disease based on regenerative medicine technologies or other novel scientific principles.  In the marketplace, we may eventually compete with other companies and organizations that are marketing or developing therapies for our targeted disease indications, based on traditional pharmaceutical, medical device or other, non-cellular therapies and technologies.

We also face competition in the cell therapy field from academic institutions and governmental agencies.  Many of our current and potential competitors have greater financial and human resources than we have, including more experience in research and development and more established sales, marketing and distribution capabilities.

We anticipate that competition in our industry will increase.  In addition, the health care industry is characterized by rapid technological change, resulting in new product introductions and other technological advancements.  Our competitors may develop and market products that render our current product or any future product non-competitive or otherwise obsolete.

The use of our product candidates in human subjects may expose us to product liability claims, and we may not be able to obtain adequate insurance.

We face an inherent risk of product liability claims.  Our clinical-stage product candidates are in early development and have not been used over an extended period of time in a large number of patients and, therefore, our long-term safety and efficacy data are limited.  Patients have experienced in the past and may experience in the future serious adverse events.  Our current product liability coverage is $5 million per occurrence and in the aggregate.  We will need to increase our insurance coverage if and when we begin commercializing any of our product candidates.  We may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage.  If claims against us substantially exceed our coverage, then our business could be adversely impacted.  Regardless of whether we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in, among others:

•	significant awards against us;

•	substantial litigation costs;

•	injury to our reputation and the reputation of our product candidates; and

•	withdrawal of clinical trial participants; and adverse regulatory action.

Any of these results would substantially harm our business.

We have never marketed a product before, and if we are unable to establish an effective focused sales force and marketing infrastructure, we will not be able to commercialize our product candidates successfully.

We intend to explore building the necessary marketing and sales infrastructure to market and sell our current product candidates, if they receive marketing approval.  We currently do not have internal sales, distribution and marketing capabilities.  The development of a sales and marketing infrastructure for our domestic operations will require substantial resources, will be expensive and time consuming and could negatively impact our commercialization efforts, including delay of any product launch.  These costs may be incurred in advance of any approval of our product candidates.  In addition, we may not be able to hire a focused sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that we intend to target, including surgery.  If we are unable to establish our focused sales force and marketing capability for our product candidates, we may not be able to generate any product revenue, may generate increased expenses and may never become profitable.

If we are unable to establish development or marketing collaborations with third parties, we may not be able to develop, commercialize or distribute our products successfully.

We may need to establish development or marketing collaborations with third parties in order to complete development of our product candidates or for the commercialization or distribution of our product candidates.  We expect to face competition in our efforts to identify appropriate collaborators or partners to help develop or commercialize our product candidates in our target commercial areas.  If we are unable to establish adequate collaborations, our ability to develop or market our product candidates could be adversely affected.  Further, to the extent third parties with whom we collaborate fail to perform, our ability to achieve our development or marketing goals may be adversely affected, and our business could suffer.

Risks Related to Intellectual Property

If we are unable to obtain and maintain protection for our intellectual property, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products.  The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal, technical, scientific and factual questions.  We may not be able to obtain additional issued patents relating to our technology or products.  Even if issued, patents issued to us or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, or determined not to cover our product candidates or our competitors’ products, which could limit our ability to stop competitors from marketing identical or similar products or reduce the term of patent protection we may have for our product candidates.  Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.  The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•
any patents issued to us or our licensors will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be successfully challenged by third parties;

•	we will continue developing additional proprietary technologies that are patentable;

•	we will file patent applications for new proprietary technologies promptly or at all;

•	our patents will not expire prior to or shortly after commencing commercialization of a product;

•	our licensors will enforce the rights of the patents we license; or

•	the patents of others will not have a negative effect on our ability to do business.

In addition, we cannot guarantee that any of our pending patent applications will result in issued patents.  If patents are not issued in respect of our pending patent applications, we may not be able to stop competitors from marketing products similar to ours.

Our patents also may not afford us protection against competitors with identical or similar technology.

Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind the actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.  If a third party has also filed a United States patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the United States Patent and Trademark Office to determine priority of invention in the United States.  The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our United States patent position.  If a third party believes we or our licensor were not entitled to the grant of one or more patents, such third party may challenge such patents in an interference or re-examination proceeding in the United States, or opposition or similar proceeding in another country.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are a party to license agreements with Children’s Hospital Boston and Wake Forest University Health Sciences pursuant to which we license certain intellectual property relating to our product candidates.  We may enter into additional licenses in the future.  Our existing licenses impose, and we expect that future licenses will impose, various diligence, milestone payment, royalty, insurance and other obligations on us.  If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

If we are unable to protect the confidentiality of our proprietary information, trade secrets and know-how, the value of our technology and product candidates could be adversely affected.

Our proprietary information, trade secrets and know-how are important components of our intellectual property, particularly in connection with the manufacturing of our product candidates.  We seek to protect our proprietary information, trade secrets, know-how and confidential information, in part, by confidentiality agreements with our employees, corporate partners, outside scientific collaborators, sponsored researchers, consultants and other advisors.  We also have confidentiality and invention or patent assignment agreements with our employees and our consultants.  If our employees or consultants breach these agreements, we may not have adequate remedies for any of these breaches.  In addition, our proprietary information, trade secrets and know-how may otherwise become known to or be independently developed by others.  Enforcing a claim that a party illegally obtained and is using our proprietary information, trade secrets and know-how is difficult, expensive and time consuming, and the outcome is unpredictable.  In addition, courts outside the United States may be less willing to protect trade secrets.  Costly and time consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary information, trade secrets and know-how, and failure to obtain or maintain protection of proprietary information, trade secret and know-how could adversely affect our competitive business position.

If we infringe or are alleged to infringe the intellectual property rights of third parties, our business could suffer.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may subsequently issue and to which we do not hold a license or other rights.  Third parties may own or control these patents or patent applications in the United States and abroad.  These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.  No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, which contain claims covering our product candidates, technology or methods.

In order to avoid or settle potential claims with respect to any of the patent rights described above or any other patent rights of third parties, we may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our future collaborators were able to obtain a license, the rights may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing one or more product candidates, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

Others may sue us for infringing their patent or other intellectual property rights or file nullity, opposition, re-examination or interference proceedings against our patents, even if such claims or proceedings are without merit, which would similarly harm our business.  Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony.  Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology.  Even if we prevail, the cost to us of any patent litigation or other proceeding could be substantial.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  In addition, any uncertainties resulting from any litigation could significantly limit our ability to continue our operations.  Patent litigation and other proceedings may also absorb significant management time.  Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  We try to ensure that our employees do not use the proprietary information, trade secrets or know-how of others in their work for us.  However, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets, know-how or other proprietary information of any such employee’s former employer.  Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management.  If we fail to defend any such claims, in addition to paying monetary damages, we may jeopardize valuable intellectual property rights, disclose confidential information or lose personnel.

Risks Related to our Common Stock

Our common stock is currently quoted on the over-the-counter market, which may make it more difficult to resell shares of our common stock.

On September 6, 2012, our common stock ceased trading on the Nasdaq market and became quoted on the OTCQB, an over-the-counter market.  This market lacks the credibility of established stock markets and is characterized by a lack of liquidity, sporadic trading and larger gaps between bid and ask prices. Compared to a seasoned issuer with stock traded on an established market, which typically results in a large and steady volume of trading activity, there may be periods when trading activity in our shares is minimal or nonexistent. In addition, our common stock is deemed to be “penny stock”, which means stock traded at a price less than $5 per share, which will make it unsuitable for some investors to purchase. Furthermore, the SEC imposes additional rules on broker-dealers that recommend the purchase or sale of penny stock. These additional burdens may discourage broker-dealers from effecting transactions in our common stock and may limit the number of stock brokers that are willing to act as market makers for our common stock. As a result, purchasers of our common stock may be unable to resell their shares.

The market price of the shares of our common stock is highly volatile, and purchasers of our common stock could incur substantial losses.

The market price of our common stock has fluctuated significantly since our initial public offering, and our stock price is likely to continue to be volatile.  The over-the-counter market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  The market price for our common stock may be influenced by many factors, including:

•	setbacks or difficulties associated with our clinical trials;

•	our ability to enroll patients in our clinical trials;

•	results of clinical trials of our product candidates or those of our competitors;

•	regulatory developments in the United States and foreign countries;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems, especially in light of current reforms to the U.S. healthcare system;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;

•	sales of substantial amounts of our stock by existing stockholders;

•	sales of our stock by insiders and 5% stockholders;

•	general economic, industry and market conditions;

•	additions or departures of key personnel;

•	intellectual property, product liability or other litigation against us;

•	expiration or termination of our relationships with our collaborators; and

•	the other factors described in this “Risk Factors” section.

In addition, in the past, stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies’ stock.  Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

The future sale of our common stock could negatively affect our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at times or prices that we deem appropriate.  As of October 31, 2012, we had 2,466,914 shares of common stock outstanding, and notes and warrants which are convertible and exercisable respectively, into at least 74 million shares of common stock (subject to adjustment upward in accordance with the terms of such notes and warrants).  The currently outstanding shares can be freely sold in the public market and some of the shares subject to warrants, upon issuance, may also be freely sold in the public market, subject, in each case, to certain restrictions imposed by federal securities laws on the holders of our shares.  In addition, we may pay interest that accrues on our Convertible Notes with shares of freely tradable common stock.

We also currently have under our stock option and equity incentive plans 247,952 shares reserved for issuance related to equity awards granted to our officers, directors and employees and an additional 58,483 shares reserved for issuance, all of which, when issued, may be freely sold in the public market, subject to certain restrictions imposed by federal securities laws on our affiliates.

Concentration of ownership of our outstanding common stock among our executive officers, directors and their affiliates, as well as the concentration of our common stock on a fully-diluted basis among a small number of existing investors, may prevent new investors from influencing significant corporate decisions.

As of October 31, 2012, our executive officers, directors and their affiliates own, in the aggregate, approximately 30% of the 2,466,914 shares of our outstanding common stock.  In addition, our executive officers and directors hold options to purchase 264,503 shares of common stock upon exercising their options at a weighted-average exercise price of $9.19 per share. Funds and entities affiliated with directors hold Convertible Notes and warrants, which are convertible and exercisable respectively, into at least 3 million shares of common stock (subject to adjustment upward in accordance with the terms of such notes and warrants).  Furthermore, a small number of existing investors hold Convertible Notes and warrants, which are convertible and exercisable respectively, into at least 74 million shares of common stock (subject to adjustment upward in accordance with the terms of such notes and warrants). The conversion of the Convertible Notes and exercise of the warrants could lead to substantial dilution to existing and new stockholders. To the extent we pay interest on our Convertible Notes with shares of common stock, the percentage of our outstanding shares held by these investors will increase. Furthermore, these persons, if acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions.  The interests of this group of investors may not coincide with our interests or the interests of existing stockholders.

We are in the process of determining the number of shares issuable upon the triggering of the adjustment provisions in the 2011 Warrants, which may prevent investors in our common stock and existing stockholders from predicting the dilutive effect of such issuances.

The 2011 Warrants contained anti-dilution provisions which were triggered upon the 2012 Financing. As a result, the number of shares issuable upon the exercise of the 2011 Warrants must be increased to reflect the dilutive effect of the 2012 Financing. We are currently in the process of calculating the appropriate adjustment. While the exact dilutive effect of such adjustment is currently unknown, existing stockholders will experience some dilution after the adjustment. Furthermore, holders of the 2011 Warrants may disagree with our application of the anti-dilution provisions, which may lead to a larger adjustment than we anticipate and could lead to even further dilution.

We will need to raise additional capital to fund our operations, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration, strategic and licensing arrangements.  To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder.  In addition, the 2011 Warrants, 2012 Warrants, and Convertible Notes provide that the exercise price or conversion price, as applicable, of such warrants or convertible notes would be decreased in the event we subsequently issue stock at a price per share less than the current exercise price or conversion price per share of the warrants or convertible notes. Furthermore, the 2011 Warrants and 2012 Warrants contain provisions that would proportionately increase the number of shares for which such warrants are exercisable.  Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends.  If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us.

If we raise additional capital, certain holders of our 2012 Warrants and Convertible Notes have call options, which, if exercised, could require us to issue a significant number of shares, resulting in substantial dilution to our existing stockholders.

We entered into a securities purchase agreement in connection with the 2012 Financing, which gave the parties thereto the option to purchase up to an additional $20 million in securities on the same terms as the Convertible Notes and 2012 Warrants. The conversion price of the convertible notes and exercise price of the warrants issued pursuant to the terms of this call option will be no greater than $0.75 and, may be lower if the conversion price on the Convertible Notes and the exercise price of the 2012 Warrants are adjusted pursuant to the terms of such instruments. Therefore, we may be required to issue a significant number of shares which could result in substantial dilution to our existing stockholders.

Certain provisions of the securities issued in connection with our March 2011 private placement and 2012 Financing provide for preferential treatment to the holders of the securities and could impede a sale of the Company.

The 2011 Warrants and the 2012 Warrants give each holder the option to receive a cash payment based on a Black-Scholes valuation of the warrant upon a change in control of the Company. In the case of the 2011 Warrants, the method of calculating the Black-Scholes value, includes the requirement to calculate the Black-Scholes value using a minimum volatility of 100%.  In the case of the 2012 Warrants, the Black-Scholes value must be calculated using an average historical volatility for certain trading day periods.   The cash payment could be greater than the consideration that our other equity holders would receive in a change in control transaction.  In addition, holders of the Convertible Notes and the 2012 Warrants have the option to require us to redeem these securities upon a change in control transaction. The provisions of the 2011 Warrants, 2012 Warrants and the Convertible Notes could make a change in control transaction more expensive for a potential acquirer and could negatively impact our ability to pursue and consummate such a transaction.

Certain provisions of Delaware law and of our charter documents contain provisions that could delay and discourage takeover attempts and any attempts to replace our current management by stockholders.

Certain provisions of our certificate of incorporation and bylaws, and applicable provisions of Delaware corporate law, may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management.  These provisions include:

•	the ability of our board of directors to issue preferred stock with voting or other rights or preferences;

•	the inability of stockholders to act by written consent;

•	a classified board of directors with staggered three-year terms;

•	requirement that special meetings of our stockholders may only be called upon a resolution adopted by an affirmative vote of a majority of our board of directors; and

•
requirements that our stockholders comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of stockholders.

We are afforded the protections of Section 203 of the Delaware General Corporation Law, which prevents us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless prior board or stockholder approval was obtained.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

We do not expect to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.  Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock.  Currently, we are subject to contractual restrictions on the payment of dividends under certain of our debt instruments.  Furthermore, we may become subject to additional contractual restrictions or prohibitions on the payment of dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered under this prospectus. We will realize cash savings by the issuance of shares of common stock in lieu of interest payments on the Convertible Notes or other debt securities which may be issued to holders of the Convertible Notes with terms substantially similar to those set forth in the Convertible Notes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock traded on the Nasdaq Global Market from April 9, 2010 until April 3, 2012 under the symbol “TNGN.”  From April 4, 2012 until September 5, 2012, our stock traded on the Nasdaq Capital Market.  Effective September 6, 2012, our common stock is quoted on the OTCQB, which is operated by OTC Markets, Inc., and continues to trade under the symbol “TNGN.”

The following table provides, for the periods indicated, the high and low bid prices for our common stock. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  The share prices have been adjusted to give effect to the 1-for-10 reverse stock split effective June 14, 2012.

Fiscal Year 2010	High	Low
First quarter	--	--
Second quarter (beginning April 9, 2010)	$52.40	$33.30
Third quarter	$42.40	$27.50
Fourth quarter	$33.20	$20.30

Fiscal Year 2011	High	Low
First quarter	$62.40	$23.60
Second quarter	$28.20	$10.40
Third quarter	$16.00	$5.30
Fourth quarter	$6.00	$3.30

Fiscal Year 2012	High	Low
First quarter	$10.70	$4.50
Second quarter	$6.30	$2.50
Third quarter	$3.40	$1.01
Fourth quarter (through November 8, 2012)	$1.49	$0.87

Holders of Record

On November 8, 2012, the closing price per share of our common stock was $0.90 as reported on the OTCQB and there were approximately 123 holders of record.  Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividends

We have never declared or paid any cash dividends on our common stock.  We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. In addition, in certain circumstances, we are prohibited by various borrowing arrangements from paying cash dividends without the prior written consent of the lenders.

Our transfer agent and registrar is American Stock Transfer and Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share of common stock issued under this prospectus and the net tangible book value per share of our common stock immediately after such issuance.  The historical net tangible book value of our common stock as of June 30, 2012 was approximately ($3.0 million), or approximately ($1.20) per share of common stock based upon 2,466,914 shares outstanding.  Historical net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of June 30, 2012.  For the purposes of this table, we have assumed that we will issue 378,920 shares of common stock at $0.99 per share to satisfy each of the twelve interest payments for the $15 million of Convertible Notes that is outstanding as of the date of the prospectus (a total of 4,547,040).  The Convertible Notes restrict our ability to issue common stock in lieu of cash interest payments if, after giving effect to such issuance, a holder of Convertible Notes and its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with the holder for purposes of Section 13(d) of the Exchange Act, but exclusive of shares issuable at such time upon exercise or conversion of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase, would hold more than 9.985% of the total number of shares of our common stock then issued and outstanding.  For the purposes of this table, we have disregarded such limitations.  If we issue additional convertible notes and elect to pay interest on such additional convertible notes through the issuance of shares of common stock under this prospectus, you will experience additional dilution.  After giving effect to the issuance of 4,547,040 shares of common stock at a per share price of $0.99, the closing price of our common stock on November 6, 2012, our pro-forma net tangible book value would have been approximately $1.5 million, or approximately $0.22 per share of common stock.  This represents an immediate increase in net tangible book value of $1.42 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.77 per share to the holders of the Convertible Notes. The following table illustrates this calculation on a per share basis:

Offering price per share of common stock		$0.99
Historical net tangible book value per share as of June 30, 2012	$(1.20)
Increase in net tangible book value per share attributable to holders of Convertible Notes	$1.42
Pro forma as adjusted net tangible book value given effect to this offering		$0.22
Dilution per share to holders of Convertible Notes		$0.77

_____________________
(1)	Assumes the shares are issued at a value of $0.99 per share, the closing price of our common stock on November 6, 2012.

The foregoing table excludes the following, each as of June 30, 2012:

•	250,993 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $12.82 per share;

•	54,180 shares of our common stock reserved for future awards under our 2010 Stock Incentive Plan; and

•	1,064,616 shares of our common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $31.06 per share.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.  The statements of operations data for the years ended December 31, 2009, 2010, and 2011, and the balance sheet data as of December 31, 2010 and 2011 have been derived from our audited financial statements and related notes, which are included elsewhere in this prospectus.  The statement of operations data for the year ended December 31, 2007 and 2008 and the balance sheet data as of December 31, 2007, 2008, and 2009 have been derived from audited financial statements which do not appear in this prospectus.  The statements of operations data for the six-month period ended June 30, 2012 and 2011, and the balance sheet data as of June 30, 2012 have been derived from our unaudited financial statements and related notes, which are included elsewhere in this prospectus.  The historical results presented (in thousands, except per share data) are not necessarily indicative of future results.  The per share data has been revised to reflect the 1-for-10 reverse stock split effective June 14, 2012.

	Years Ended December 31,					Six Months ended June 30,
	2007	2008	2009	2010	2011	2011	2012
						(unaudited)
Statement of Operations Data:
Operating expenses:
Research and development	$22,335	$27,947	$17,948	$12,855	$13,293	$6,742	$5,483
General and administrative	5,290	7,467	5,527	6,032	7,191	3,814	2,819
Depreciation	3,678	4,716	4,937	4,862	3,141	2,098	251
Impairment of property and equipment	—	—	—	—	7,371
Other expense	—	—	—	—	1,705	969	92
Loss from operations	(31,303)	(40,130)	(28,412)	(23,749)	(32,701)	(13,629)	(8,645)
Interest income (expense), net	45	(2,206)	(3,257)	(2,043)	(796)	27	11
Change in fair value of warrant liability	270	(57)	1,824	192	14,436	9,938	691
Net loss	(30,988)	(42,393)	(29,845)	(25,600)	(19,061)	(4,131)	(8,268)
Accretion of redeemable convertible preferred stock to redemption value	(8,742)	(11,754)	(14,059)	(3,993)	—	—	—
Net loss applicable to common stockholders	$(39,730)	$(54,147)	$(43,904)	$(29,593)	$(19,061)	(4,131)	(8,268)
Basic and diluted net loss per common share	(601.61)	(801.67)	(629.53)	(32.18)	(8.82)	(2.14)	(3.49)
Weighted-average common shares outstanding	66	68	70	920	2,162	1,930	2,371

	As of December 31,					As of June 30,
	2007	2008	2009	2010	2011	2011	2012
						(unaudited)
Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$66,554	$50,601	$19,303	$11,972	$15,310	$19,144	$3,689
Working capital	63,075	41,379	2,766	4,247	6,643	13,272	(2,583)
Total assets	91,313	72,276	37,238	24,144	17,817	36,338	6,068
Long-term debt	25,650	21,137	8,640	4,585	2,782	3,948	6,800
Redeemable convertible preferred stock	140,751	173,857	187,916	—	—	—	—
Total stockholders’ equity (deficit)	(82,277)	(135,079)	(178,074)	11,060	5,015	19,544	(2,960)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.  Per share and share data has been adjusted to reflect the 1-for-10 reverse stock split effective June 14, 2012.

Overview

We believe we are the only regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, which we define as products composed of living cells, with or without synthetic or natural materials, implanted into the body to incorporate, replace or regenerate a damaged tissue or organ.  Our Organ Regeneration Platform enables us to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues.  Our product candidates eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, to procure donor organs or to administer anti-rejection medications.  We are developing neo-organs in our scalable manufacturing facilities using efficient and repeatable proprietary processes, and have implanted neo-organs in our clinical trials.  We intend to develop our technology to address unmet medical needs in urologic, renal, and other diseases and disorders.

To date, we have devoted substantially all of our resources to the development of our Organ Regeneration Platform and product candidates, as well as to our facilities that we employ to manufacture our neo-organs.  Since our inception in July 2003, we have had no revenue from product sales, and have funded our operations principally through the private and public sales of equity securities and debt financings.  We have never been profitable and, as of June 30, 2012, we had an accumulated deficit of $238.5 million, including $48.4 million of cumulative accretion on redeemable convertible preferred stock through April 2010.  We expect to continue to incur significant operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials and seek marketing approval and eventual commercialization.

Cash, cash equivalents and short-term investments at June 30, 2012 were $3.7 million, representing 60.8% of total assets.

Financial Operations Overview

Research and Development Expense

Our research and development expense consists of expenses incurred in developing and testing our product candidates and are expensed as incurred.  Research and development expense consists of:

•	personnel-related expenses, including salaries, benefits, stock-based compensation, travel, and other related expenses;

•	payments made to third-party contract research organizations for preclinical studies, investigative sites for clinical trials and consultants;

•	costs associated with regulatory filings and the advancement of our product candidates through preclinical studies and clinical trials;

•	laboratory and other supplies;

•	manufacturing development costs; and

•	facility maintenance.

Preclinical study and clinical trial costs for our product candidates are a significant component of our current research and development expenses.  We track and record information regarding external research and development expenses on a per study basis.  Preclinical studies are currently coordinated with third-party contract research organizations and expense is recognized based on the percentage completed by study at the end of each reporting period.  Clinical trials are currently coordinated through a number of contracted sites and expense is recognized based on a number of factors, including actual and estimated patient enrollment and visits, direct pass-through costs and other clinical site fees.  We utilize employees, resources and facilities across multiple product candidates.  We do not allocate internal research and development expenses among product candidates.

The following table summarizes our research and development expense for the six months ended June 30, 2011 and 2012 (in thousands):

	Six months ended June 30,
	2011	2012	Change
Third-party direct program expenses:
Urologic	$429	$340	$(89)
Renal	1,112	992	(120)
Total third-party direct program expenses	1,541	1,332	(209)
Other research and development expense	5,201	4,151	(1,050)
Total research and development expense	$6,742	$5,483	$(1,259)

The following table summarizes our research and development expense for the years ended December 31, 2009, 2010, and 2011 (in thousands):

	Year Ended December 31,

	2009	2010	2011
Third-party direct program expenses:
Urologic	$2,753	$194	$707
Renal	1,000	1,813	2,314
Total third-party direct program expenses	3,753	2,007	3,021
Other research and development expense	14,195	10,848	10,272
Total research and development expense	$17,948	$12,855	$13,293

From our inception in July 2003 through June 30, 2012, we have incurred research and development expense of $123.3 million.  We expect that a large percentage of our research and development expense in the future will be incurred in support of our current and future preclinical and clinical development programs.  These expenditures are subject to numerous uncertainties in timing and cost to completion.  We expect to continue to test our product candidates in preclinical studies for toxicology, safety and efficacy, and to conduct additional clinical trials for each product candidate.  If we are not able to engage a partner prior to the commencement of later stage clinical trials, we may fund these trials ourselves.  As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus our resources on more promising product candidates or programs.  Completion of clinical trials by us or our future collaborators may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate.  The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that participate in the trials;

•	the duration of patient follow-up;

•	the development stage of the product candidate; and

•	the efficacy and safety profile of the product candidate.

None of our product candidates has received FDA or foreign regulatory marketing approval.  In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that clinical data establish the safety and efficacy of our product candidates.  Furthermore, our strategy includes entering into collaborations with third parties to participate in the development and commercialization of our product candidates.  In the event that third parties have control over the clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control.  We cannot forecast with any degree of certainty which of our product candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our development projects or when and to what extent we will receive cash inflows from the commercialization and sale of an approved product candidate.

General and Administrative Expense

General and administrative expense consists primarily of salaries, benefits and other related costs, including stock-based compensation, for persons serving in our executive, finance, legal, marketing planning and human resource functions.  Our general and administrative expense includes facility-related costs not otherwise included in research and development expense, professional fees for legal services, including patent-related expense, tax and accounting services, and other consulting services and general corporate expenses applicable to public companies.  We expect that our general and administrative expenses will increase with the development and potential commercialization of our product candidates.

Depreciation Expense

Depreciation expense is the amortization of capitalized property and equipment that is recognized over the estimated useful lives of the assets using the straight-line method.  We use a life of three years for computer equipment; five years for laboratory, office and warehouse equipment; seven years for furniture and fixtures; and the lesser of the useful life of the asset or the remaining life of the underlying facility lease for leasehold improvements.  Expenditures for maintenance, repairs, and betterments that do not prolong the useful life of the asset are charged to expense as incurred.

Interest Income and Interest Expense

Interest income consists of interest earned on our cash and cash equivalents and short-term investments.  Interest expense consists primarily of cash and non-cash interest costs related to our outstanding debt.

Change in Fair Value of Preferred Stock Warrants

The change in the fair value of our preferred stock warrants consists of non-cash interest for the warrants that were classified as a liability prior to our initial public offering in April 2010 and warrants issued in connection with a private placement transaction in March 2011and were revalued at each reporting date with changes in the fair value reported in the statements of operations.  The fair value of the warrants were subject to fluctuations based on changes in the Company’s preferred stock price, expected volatility, remaining contractual life, and the risk-free interest rate.

Net Operating Losses and Tax Loss Carryforwards

As of December 31, 2011, we had net operating loss carryforwards available to offset future federal and state taxable income of $138.6 million and $153.6 million, respectively, as well as $5.2 million of research and development tax credits.  The net operating loss carryforwards and credits expire at various dates through 2031.  The Tax Reform Act of 1986 (the “Tax Reform Act”) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards following certain ownership changes (as defined by the Tax Reform Act) that could limit our ability to utilize these carryforwards.  We have not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since our formation, due to the significant costs and complexities associated with a study.  We may have experienced various ownership changes, as defined by the Tax Reform Act, as a result of past financings.  Accordingly, our ability to utilize the aforementioned carryforwards may be limited.  Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes; therefore, we may not be able to take full advantage of these carryforwards for federal or state income tax purposes.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Management bases these significant judgments and estimates on historical experience and other assumptions it believes to be reasonable based upon information presently available.  Actual results could differ from those estimates under different assumptions, judgments or conditions.

All of our significant accounting policies are discussed in Note 3, Summary of Significant Accounting Policies, to our annual financial statements, included elsewhere in this prospectus.  We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions.  Management has reviewed these critical accounting policies and estimates with the Audit Committee of our board of directors.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Conditions that would necessitate an impairment assessment include a significant change in the planned use of the acquired asset, a decline in the observable market value of an asset, or a significant adverse change in the business such as the occurrence of a negative clinical regulatory matter that would prohibit us from obtaining the approval for commercializing a product candidate.  Upon identification of an indicator of impairment, recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

The evaluation of the recoverability of long-lived assets, and the determination of their fair value should such fair values need to be estimated, requires us to make significant estimates and assumptions.  These estimates and assumptions include, but are not limited to, the estimation of future cash flows, discount rates and costs to sell.  Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates.  Such a change in assumptions could have a significant impact on the conclusion that an asset’s carrying value is recoverable, or the determination of any impairment charge if it was determined that the asset values were indeed impaired.

During the year ended December 31, 2011, we recorded a non-cash property and equipment impairment charge of $7.4 million in connection with the restructuring plan announced in November 2011.  Under the restructuring plan, we eliminated plans to use our facility in East Norriton, Pennsylvania as a manufacturing center and centralized our research and development operations in our leased facility in Winston-Salem, North Carolina.

Preclinical and Clinical Trial Costs

A substantial portion of our ongoing research and development activities are performed under agreements we enter into with external service providers who conduct many of our research and development activities.  Estimates of incurred costs are made to determine the accrued balance in any accounting period.  The estimates incurred under the contracts are based on factors such as work performed, milestones achieved, patient enrollment and costs historically incurred for similar contracts.  As actual costs become known, we adjust our estimates.  To date, our estimates have been within management’s expectations, and no material adjustments to research and development expense have been recognized.  For the year ended December 31, 2011, a 10% increase or decrease in our estimate of research and development expense incurred under such contracts would result in an increase or decrease in research and development expense of approximately $11,000.  We may expand the level of research and development activity to be performed by external service providers in which case our estimates would be more material to our future operations.  Subsequent changes in estimates may result in a material change in our accruals, which could also materially affect our future results of operations

Warrant Liability

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Stock warrants that allow for cash settlement or provide for modification of the warrant exercise price are accounted for as derivative liabilities under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (ASC) 815, Derivatives and Hedging (“ASC 815”).  We classify derivative warrant liabilities on the balance sheet as a current liability, which is revalued at each balance sheet date subsequent to the initial issuance.

In March 2011, we issued warrants to purchase 1,046,102 shares of common stock in connection with a private placement transaction.  We valued the warrants as derivative financial instruments as of the date of issuance (March 4, 2011) and will continue to do so at each reporting date, with any changes in fair value being recorded on the Statements of Operations.  During the year ended December 31, 2011, we recorded non-operating income of $14.4 million due to decreases in the estimated fair value of the warrants.  During the six months ended June 30, 2012, we recorded non-operating expense of $0.7 million due to changes in the estimated fair value of these warrants.

The warrants contain provisions that require the modification of the exercise price and shares to be issued under certain circumstances, including in the event we complete subsequent equity financings at a price per share lower than the then-current warrant exercise price.  In addition, the warrants contain a net cash settlement provision under which the warrant holders may require us to purchase the warrants in exchange for a cash payment following the announcement of specified events defined as Fundamental Transactions involving the Company (e.g., merger, sale of all or substantially all assets, tender offer, or share exchange) or a Delisting, which is deemed to occur when the common stock is no longer listed on a national securities exchange.

The net cash settlement provision requires use of the Black-Scholes model in calculating the cash payment value in the event of a Fundamental Transaction or a Delisting.  The net cash settlement value at the time of any future Fundamental Transaction or Delisting will depend upon the value of the following inputs at that time: the price per share of our common stock, the volatility of our common stock, the expected term of the warrant, the risk-free interest rate based on U.S. Treasury security yields, and our dividend yield.  The warrant requires use of a volatility assumption equal to the greater of (i) 100%, (ii) the 30-day volatility determined as of the trading day immediately following announcement of a Fundamental Transaction or Delisting, or (iii) the arithmetic average of the 10, 30, and 50-day volatility determined as of the trading day immediately following announcement of a Fundamental Transaction or Delisting.

The fair value of the warrants is determined using a risk-neutral lattice methodology within a Monte Carlo analysis to model the impact of potential modifications to the warrant exercise price and to include the probability of a Fundamental Transaction or Delisting into the calculation of fair value.  The valuation of warrants is subjective and is affected by changes in inputs to the valuation model including the price per share of our common stock, assumptions regarding the expected amounts and dates of future equity financing activities, assumptions regarding the likelihood and timing of Fundamental Transactions or a Delisting, the historical volatility of the stock prices of our peer group, risk-free rates based on U.S. Treasury security yields, and our dividend yield.  Changes in these assumptions can materially affect the fair value estimate.  We could, at any point in time, ultimately incur amounts significantly different than the carrying value.  For example, as of June 30, 2012, the calculated cash settlement value of $2.3 million exceeded the fair value of $1.8 million.  We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire, or are amended in a way that would no longer require these warrants to be classified as a liability.

The following table summarizes the calculated aggregate fair values and net cash settlement value as of the dates indicated along with the assumptions utilized in each calculation.

	Fair value as of:		Net cash settlement value as of June 30, 2012
	March 4, 2011	June 30, 2012
Calculated aggregate value	$16,947	$1,820	$2,289(1)
Exercise price per share of warrant	$28.80	$28.80	$28.80
Closing price per share of common stock	$26.00	$2.95	$2.95
Volatility	65.0%	108.0%	172.6%(2)
Probability of Fundamental Transaction or Delisting	48.9%	62.6%	Not applicable
Expected term (years)	Not applicable	Not applicable	3.7
Risk-free interest rate	2.2%	0.6%	0.6%
Dividend yield	None	None	None

___________________________
(1)	Represents the net cash settlement value of the warrant as of June 30, 2012, which value was calculated utilizing the Black-Scholes model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of June 30, 2012.

Stock-Based Compensation

Effective January 1, 2006, we adopted the revised accounting standards for stock-based compensation guidance which was adopted prospectively to new awards and to awards modified, repurchased, or canceled after December 31, 2005.  This current guidance requires companies to measure and recognize compensation expense for all employee stock-based payments at fair value, net of estimated forfeitures, over the vesting period of the underlying stock-based awards.  In addition, we account for stock-based compensation to nonemployees in accordance with the FASB accounting guidance for equity instruments that are issued to other than employees.

We use the Black-Scholes option-pricing model to value our stock option awards.  The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility.  Since we do not have sufficient historical volatility of our stock as a public company for the expected term of the options, we use comparable public companies as a basis for our expected volatility to calculate the fair value of option grants.  We intend to continue to consistently apply this process using comparable companies until a sufficient amount of historical information regarding the volatility of our own share price becomes available.  The expected term is based on the simplified method provided by SEC guidance.  The risk-free interest rate is based on the U.S. Treasury yield curve with a remaining term equal to the expected life assumed at grant.  The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimate and involve inherent uncertainties and the application of management’s judgment.  As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different in the future.

The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised.  We consider many factors when estimating expected forfeitures, including types of awards, employee class and an analysis of our historical and known forfeitures on existing awards.  Under the true-up provisions of the FASB stock based compensation guidance, we record additional expense if the actual forfeiture rate is lower than estimated, and a recovery of expense if the actual forfeiture rate is higher than estimated, during the period in which the options vest.

Prior to the completion of our initial public offering in April 2010, the fair value of our common stock underlying stock options granted during 2009 was determined by our compensation committee pursuant to authority delegated by our board of directors.   The fair value of our common stock underlying stock options granted during 2010, subsequent to the completion of our IPO, was determined by the closing price of our stock on the day of grant.  In the absence of a public trading market for our common stock, our compensation committee was required to estimate the fair value of our common stock at each option grant date.  Our compensation committee, in making its independent determination, utilized the assistance of an independent valuation firm.  In each of the separate valuations performed by our compensation committee, our compensation committee’s determination of the fair market values was consistent with the results and conclusions of our independent third party valuation.  We used methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, or the AICPA Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, considering numerous objective and subjective factors to determine common stock fair market value at each option grant date, including but not limited to the following factors:

•
arm’s length private transactions involving our preferred stock, including the sale of our Series A preferred stock at $23.44 per share in 2004 and 2005, the sale of our Series B preferred stock at $26.39 per share in 2006 and the sale of our Series C preferred stock at $26.39 per share in 2007 and 2008, all of which had superior rights and preferences compared to our common stock.  All per share prices in this paragraph reflect the automatic conversion of all outstanding shares of preferred stock into 565,196 shares of common stock upon the completion of our initial public offering in April 2010;

•	our financial and operating performance;

•	the likelihood of achieving a liquidity event for the shares of our common stock and options, such as an initial public offering or sale of our company, given prevailing market conditions;

•	the conditions of the equity markets in general and the biotechnology markets in particular;

•	developmental milestones achieved;

•	business risks; and

•	management and board experience.

The following table represents a summary of the contemporaneous valuations performed by our compensation committee concurrently with the achievement or failure of significant milestones or with major financing events, where applicable.  Listed are the related stock option grants and exercise prices that utilized these valuations from October 15, 2008 through December 31, 2009.

Date of Valuation	Milestone / Financing Event	Number of Shares	Exercise or Purchase Price per Share	Per Share Estimated Fair Value of Common Stock
October 15, 2008	$21.5 million raised in Series C preferred stock financing extension on October 15, 2008	304	$117.50	$117.50

January 15, 2009	To support 2008 performance grants issued in February 2009	252	$100.10	$100.10

February 13, 2009	IND for Neo-Bladder Augment placed on clinical hold; revision of projections; delay in IPO event	28	$20.30	$20.30

July 31, 2009	Board approval of amended operating plan to focus on Neo-Urinary Conduit and further delay of IPO event	35,516	$4.40	$4.40

December 3, 2009	Board approval for the Company to pursue an IPO event	—	$—	$29.00

Results of Operations

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2012

Research and Development Expense.  Research and development expense for the six months ended June 30, 2011 and 2012 was comprised of the following (in thousands):

	Six months ended June 30,
	2011	2012	Change
Compensation and related expense	$3,582	$2,333	$(1,249)
External services – direct third parties	$1,541	$1,332	$(209)
External services – other	$146	$386	$240
Research materials and related expense	$553	$692	$139
Facilities and related expense	$920	$740	$(180)
Total research and development expense	$6,742	$5,483	$(1,259)

Research and development expense was $6.7 million and $5.5 million for the six months ended June 30, 2011 and 2012, respectively.  The decrease in research and development expense for the six months ended June 30, 2012 was primarily due to a reduction in compensation and related expenses resulting from fewer employees as compared to the six months ended June 30, 2011, as well as a reduction in external services related to direct third parties resulting from the termination of the sponsored research agreement with Wake Forest University at the end of 2011.

General and Administrative Expense. General and administrative expense for the six months ended June 30, 2011 and 2012 was comprised of the following (in thousands):

	Six months ended June 30,
	2011	2012	Change
Compensation and related expense	$2,502	$1,154	$(1,348)
Professional fees	$985	$1,263	$278
Facilities and related expense	$171	$291	$120
Insurance, travel and other expenses	$156	$111	$(45)
Total general and administrative expense	$3,814	$2,819	$(995)

General and administrative expense was $3.8 million and $2.8 million for the six months ended June 30, 2011 and 2012, respectively. The decrease in general and administrative expense for the six months ended June 30, 2012 was primarily due to a reduction in compensation and related expenses resulting from fewer employees as compared to the six months ended June 30, 2011.

Depreciation Expense. Depreciation expense was $2.1 million and $0.3 million for the six months ended June 30, 2011 and 2012, respectively. The decrease for the six months ended June 30, 2012 was primarily due to the recording during the fourth quarter of 2011 of an impairment charge, which reduced the carrying value of assets at our East Norriton, Pennsylvania facility. The decrease was also due to a change during the second quarter of 2011 in the estimated useful life of leasehold improvements associated with leased laboratory space in Winston-Salem, North Carolina upon the extension of that lease.

Other Expense. Other expense was $1.0 million and $92,000 for the six months ended June 30, 2011 and 2012, respectively. During the first quarter of 2011, we recorded a non-cash charge of $0.9 million due to the initial recognition of a lease liability. The liability resulted from a lease agreement entered into in February 2006 that became effective in March 2011 for additional warehouse space that will not be utilized over the lease term.

Interest Income (Expense).  Interest income was $27,000 and $11,000 for the six months ended June 30, 2011 and 2012, respectively. The decrease was primarily due to decreased average cash balances. Interest expense was $0.5 million and $0.3 million for the six months ended June 30, 2011 and 2012, respectively. The decrease was primarily due to lower average debt facility balances outstanding in 2012.

Change in Fair Value of Warrant Liability.  During the six months ended June 30, 2012, we recorded a non-cash credit of $0.7 million on our statements of operations due to a decrease in the fair value of the warrant liability for warrants to purchase common stock that were issued in March 2011. The decrease in fair value was primarily due to a decrease in the price per share of our common stock during the six months ended June 30, 2012. During the six months ended June 30, 2011, we recorded a non-cash credit of $9.9 million on our statements of operations due to a decrease in the fair value of the warrant liability for warrants to purchase common stock that were issued in March 2011. The decrease in fair value was primarily due to a decrease in the price per share of our common stock between the date of issuance of the warrants (March 4, 2011) and March 31, 2011, and between the date of issuance of the warrants (March 4, 2011) and June 30, 2011.

Year Ended December 31, 2010 compared to Year Ended December 31, 2011

Research and Development Expense.  Research and development expense for the years ended December 31, 2010 and 2011 was comprised of the following (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2010	2011	$	%
Compensation and related expense	$7,482	$7,085	$(397)	(5	) %
External services – direct third parties	$2,007	$3,021	$1,014	51%
External services – other	$510	$511	$1	—%
Research materials and related expense	$975	$948	$(27)	(3	) %
Facilities and related expense	$1,881	$1,728	$(153)	(8	) %
Total research and development expense	$12,855	$13,293	$438	3%

Research and development expense increased primarily due to higher direct third-party expenses of $0.5 million for preclinical studies related to our Neo-Kidney Augment and $0.5 million for clinical studies. Research and development expense with respect to compensation and other related costs decreased $0.4 million due to reduced headcount in our Pennsylvania facility.  The decrease in headcount in our Pennsylvania facility resulted in a decrease in facility and related expenses of $0.2 million.

General and Administrative Expense. General and administrative expense for the years ended December 31, 2010 and 2011 was comprised of the following (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2010	2011	$	%
Compensation and related expense	$3,328	$4,367	$1,039	31%
Professional fees	$1,642	$1,888	$246	15%
Facilities and related expense	$349	$315	$(34)	(10	) %
Insurance, travel, and other expenses	$713	$621	$(92)	(13	) %
Total general and administrative expense	$6,032	$7,191	$1,159	19%

General and administrative expense increased primarily due to the recognition of one-time termination benefits incurred during the second and fourth quarters of 2011 totaling $1.6 million in connection with severance agreements.  The increase is partially offset by a reduction in compensation and related expenses resulting from fewer employees in 2011 as compared to 2010.

Depreciation Expense.  Depreciation expense decreased by $1.8 million, or 35%, from $4.9 million in 2010 to $3.1 million in 2011 due primarily to an impairment charge recorded in the fourth quarter of 2011, which reduce the carrying value of assets at our Pennsylvania facility.  The decrease is also due to a change in the estimated useful life of leasehold improvements associated with leased laboratory space in Winston-Salem, North Carolina upon the extension of that lease. In May 2011, the Company exercised the first five-year renewal option under its lease for the laboratory space.  The amended lease extended the lease term to October 2016.

Impairment of Property and Equipment.  During the year ended December 31, 2011, we recorded a non-cash property and equipment impairment charge of $7.4 million in connection with the restructuring plan announced in November 2011.  Under the restructuring plan, we eliminated plans to use our facility in East Norriton, Pennsylvania as a manufacturing center and centralized our research and development operations in our leased facility in Winston-Salem, North Carolina.

Other Expense. Other expense was $1.7 million in 2011.  During the first and fourth quarters of 2011, we recorded non-cash charges totaling $1.6 million in connection with the lease liabilities.  The first quarter charge of $0.9 million resulted from a lease that became effective in March 2011 for additional warehouse space that will not be utilized over the lease term.  The fourth quarter charge of $0.9 million resulted from a restructuring that changed our operating plan, such that office and manufacturing space will not be utilized for our original planned use during the remaining years of the current lease term.

Interest Income (Expense).   Interest income was $62,000 and $53,000 for 2010 and 2011, respectively.  The decrease was primarily due to decreased average cash balances.  Interest expense was $2.1 million and $0.8 million for 2010 and 2011, respectively.  The decrease was primarily due to lower average debt facility balances outstanding in 2011.

Change in Fair Value of Warrant Liability.  During 2011, we recorded a non-cash credit of $14.6 million on our statement of operations due to a decrease in the fair value of the warrant liability for warrants to purchase common stock that were issued in March 2011.  This decrease in fair value was primarily due to a decrease in the price per share of our common stock on the reporting date.  During 2010, we recorded a non-cash credit of $0.2 million on our statement of operations due to a decrease in the fair value of the warrant liability for warrants to purchase preferred stock that were liability-classified at that time.  The preferred stock warrants were reclassified from liability to stockholders’ equity upon the completion of our initial public offering in April 2010.

Year Ended December 31, 2009 compared to Year Ended December 31, 2010

Research and Development Expense.  Research and development expense for the years ended December 31, 2009 and 2010 was comprised of the following (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2009	2010	$	%
Compensation and related expense	$9,134	$7,482	$(1,652)	(18	) %
External services – direct third parties	$3,753	$2,007	$(1,746)	(47	) %
External services – other	$1,048	$510	$(538)	(51	) %
Research materials and related expense	$1,771	$975	$(796)	(45	) %
Facilities and related expense	$2,242	$1,881	$(361)	(16	) %
Total research and development expense	$17,948	$12,855	$(5,093)	(28	) %

Research and development expense decreased primarily due to lower direct third-party expenses of $0.8 million for preclinical studies and $0.2 million for clinical studies, as well as the receipt of Qualifying Therapeutic Discovery Project Grants totaling $0.7 million, which was recorded as a credit to external services-direct third parties.  Research and development expense with respect to compensation and other related costs decreased $1.7 million due to a full year with reduced headcount in our Pennsylvania facility.  The decrease in external services activity and headcount resulted in a decrease of $1.7 million in the demand for lab supplies and other services related to our product candidates.

General and Administrative Expense.  General and administrative expense for the years ended December 31, 2009 and 2010 was comprised of the following (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2009	2010	$	%
Compensation and related expense	$3,324	$3,328	$4	—%
Professional fees	$1,093	$1,642	$454	42%
Facilities and related expense	$481	$349	$(132)	(28	) %
Insurance, travel, and other expenses	$629	$713	$179	28%
Total general and administrative expense	$5,527	$6,032	$505	9%

General and administrative expense increased primarily due to increased outside professional services, including legal expenses associated with operating as a public company.

Depreciation Expense.  Depreciation expense remained relatively unchanged for the year ended 2009 compared to the year ended 2010, as additions were not significant in either period.

Interest Income (Expense).   Interest income decreased $0.1 million, or 71%, from $0.2 million in 2009 to $0.1 million in 2010 due to lower investment balances and lower rates and returns on our investments.  Interest expense decreased $1.4 million, or 39%, from the year ended 2009 to the year ended 2010, due to lower average debt balances and the end of our interest-only payments in the third quarter of 2009.

Change in Fair Value of Warrant Liability.  Change in fair value of warrant liability increased due to a non-cash credit of $1.6 million related to the preferred stock warrants in the year ended 2009, as the estimated fair value of the Company’s preferred stock warrants decreased during that period.  The preferred stock warrants were reclassified from a liability to stockholders equity upon the completion of our initial public offering in April 2010.

Recent Developments

Neo-Urinary Conduit Phase I Trial

In October 2012, we announced the death of two patients enrolled on our Neo-Urinary Conduit Phase I clinical trial.  Both patients died due to afflictions unrelated to the Neo-Urinary Conduit or the surgical procedure.  One patient died of metastatic bladder cancer and the other died of cardiopulmonary arrest following a myocardial infarction, or heart attack.  Each of these patients’ Neo-Urinary Conduits was properly functioning at the time of their death.  We notified the Data Safety Monitoring Board of these events and the Phase I clinical trial is ongoing.  We continue to focus on enrolling the remaining four patients in our Phase I trial at our six clinical sites by the end of 2012.

2012 Financing

On October 2, 2012, we conducted the 2012 Financing, in which we issued Convertible Notes and the 2012 Warrants and raised approximately $15 million in gross proceeds.  Each of the holders of the Demand Notes, described below, exchanged their Demand Notes for the securities issued in the 2012 Financing.  For additional information on the 2012 Financing, see page 5 of this prospectus titled “2012 Financing.”

We have deposited $1 million of the gross proceeds of the 2012 Financing into an escrow account pursuant to an escrow agreement between the Company, the holders of the Convertible Notes, and Ballard Spahr LLP, as escrow agent.  Upon the achievement of (1) the successful completion of patient implants in the Phase I clinical trial of the Company’s Neo-Urinary Conduit and (2) analysis of in-life data from the Company’s GLP studies for the Neo-Kidney Augment that demonstrates that continued development is warranted (the “Milestones”), the holders will instruct the escrow agent to release the escrowed funds to the Company.  If the Milestones are not achieved by March 1, 2013, at the direction of the holders of at least 40% of the aggregate principal amount of the Convertible Notes, including certain specified holders, the escrow agent will transfer to the Company the portion of the escrowed amount that the holders agree is necessary for the orderly disposition of the Company’s assets.

Venture Debt Amendments

In connection with the 2012 Financing, on October 2, 2012, the Company, Horizon and Horizon Technology Finance Corporation entered into a First Amendment of Venture Loan and Security Agreement (the “Loan Amendment”).  The Loan Amendment amends the Venture Loan and Security Agreement dated as of March 14, 2011 pursuant to which Horizon made a loan of $5 million to us (the “Horizon Loan”).  The Loan Amendment provides that, effective September 1, 2012, the maturity date for the Horizon Loan is extended from January 1, 2014 until May 1, 2014.  We are now required to make monthly interest payments of $39,654.12 through June 1, 2013 and monthly interest and principal payments of $354,779.67 from July 1, 2013 through and including May 1, 2014.  Horizon’s security now includes a lien on our intellectual property assets.  Effective September 1, 2012, the interest rate on the Horizon Loan was increased from 11.75% to 13.0% per annum.

Right of First Negotiation

On October 2, 2012, we entered into the Right of First Negotiation Agreement (the “ROFN Agreement”) with Celgene, pursuant to which we granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Urinary Conduit program.   The ROFN Agreement provides for Celgene to receive 2012 Warrants to purchase 50% fewer of the shares that otherwise would have been issued to Celgene in the 2012 Financing.  In the event of a change in control of the Company, the ROFN Agreement and all of Celgene’s rights pursuant thereto will automatically terminate in all respects and be of no further force and effect.

Bridge Financing

On September 7, 2012, we issued Demand Notes in the aggregate amount of $1 million to certain new and existing investors in the Bridge Financing. In connection with the transaction, holders of the Demand Notes had the option to exchange the principal balance and accrued interest of their Demand Notes with debt securities and warrants issued by the Company in any subsequent offering.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses since our incorporation in 2003 as a result of our significant research and development expenditures and the lack of any approved products to generate product sales.  We have a deficit accumulated during the development stage of $238.5 million as of June 30, 2012.  We anticipate that we will continue to incur additional losses until such time that we can generate significant sales of our product candidates currently in development or we enter into cash flow positive business transactions.  We have funded our operations principally with proceeds from equity offerings and long-term debt.  The following table summarizes our equity funding sources as of June 30, 2012:

Issue	Year	Number of Shares		Net Proceeds (in thousands)(2)
Series A Redeemable Convertible Preferred Stock	2004, 2005	166,832	(1)	$38,910
Series B Redeemable Convertible Preferred Stock	2006	190,601	(1)	$50,040
Series C Redeemable Convertible Preferred Stock	2007, 2008	207,764	(1)	$54,571
Initial Public Offering	2010	600,000		$25,721
Private Placement	2011	1,107,939		$28,941
		2,273,136		$198,183
________________________________
(1)	Number of shares represents the number of shares of common stock into which each series of preferred stock converted at the time of our initial public offering.

(2)	Net proceeds represent gross proceeds received net of transaction costs associated with each equity offering.

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock.  The purchase price per security was $28.30.  The warrants have a term of five years and are immediately exercisable.    We received net proceeds of approximately $28.9 million.

We have also funded our operations through the use of proceeds received from our long-term debt totaling $39.5 million through June 30, 2012, net of issuance costs. We currently have a working capital note with an outstanding principal of $4.1 million as of June 30, 2012, which borrowings were used for our general working capital needs.

The lease agreement for our facility in East Norriton, Pennsylvania requires us to provide security and restoration deposits totaling $2.2 million to the landlord.  We have deposited $1.0 million with the landlord as a security deposit, which amount was recorded as a non-current other asset on our balance sheet as of June 30, 2012. As of December 31, 2011 and June 30, 2012, an outstanding letter of credit is satisfying the remaining restoration deposit obligation of $1.2 million. At the end of the lease term, the landlord has the right to require us to utilize the funds collateralizing this letter of credit to restore the facility to its original condition. The letter of credit is collateralized by an account held at the bank.  Recently the bank informed us that it will not review the letter of credit beyond December 2, 2012.  Therefore, we will need to seek a new letter of credit or deposit cash of up to $1.2 million in an account held by the landlord to satisfy our deposit obligation.

Cash, cash equivalents and short-term investments at December 31, 2011 were $15.3 million, representing 86% of total assets.  Cash, cash equivalents and short-term investments at June 30, 2012, were $3.7 million, representing 60.8% of total assets.

Based upon our current expected level of operating expenditures and debt repayment, and assuming we are not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, any of our Convertible Notes, we expect to be able to fund operations through May 2013.  This period could be shortened if there are any significant increases in planned spending on development programs than anticipated or other unforeseen events.  We will need to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, commercial loan facilities, or some combination thereof.  There is no assurance that other financing will be available when needed to allow us to continue our operations or if available, on terms acceptable to us.

Equity and Debt Financings

On October 2, 2012, we conducted the 2012 Financing of the Convertible Notes and the 2012 Warrants, in which we raised approximately $15 million in gross proceeds.  The Convertible Notes bear interest at 10% per annum, which is payable quarterly. The Convertible Notes are convertible into shares of common stock at a current conversion price of $0.75 per share. We may, at our option, pay interest by the issuance of freely tradable shares of common stock.

The 2012 Warrants are exercisable at an exercise price of $0.75 per share. The 2012 Warrants include (i) five-year warrants to purchase up to 16,672,145 shares of common stock, (ii) ten-year warrants to purchase up to 33,344,293 shares of common stock and (iii) two-year warrants, issued only to holders of the Demand Notes, to purchase up to 1,118,722 shares of common stock.

In addition, we issued Horizon, ten-year warrants to purchase 1,138,785 shares of common stock and five-year warrants to purchase 569,392 shares of common stock in connection with the Loan Amendment.

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock.  The purchase price per security was $28.30.  The warrants have a term of five years.  We received net proceeds of approximately $28.9 million.

In April 2010, we completed an initial public offering, selling 600,000 shares of common stock at an initial public offering price of $50.00 per share resulting in gross proceeds of $30.0 million.  Net proceeds received after underwriting fees and offering expenses were approximately $25.7 million.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the six months ended June 30, 2011 and 2012 (in thousands):

	Six Months Ended June 30,
	2011	2012	Change
Statement of Cash Flows Data:
Total cash provided by (used in):
Operating activities	$(12,640)	$(10,549)	$2,091
Investing activities	$(6,163)	$6,062	$12,225
Financing activities	$25,975	$(1,068)	$(27,043)
Decrease in cash and cash equivalents	$7,172	$(5,555)	$(12,727)

The following table summarizes our cash flows from operating, investing and financing activities for each of the past three years ended (in thousands):

	Year Ended December 31,
	2009	2010	2011
Statement of Cash Flows Data:
Total cash provided by (used in):
Operating activities	$(26,021)	$(19,412)	$(21,888)
Investing activities	$1,876	$2,347	$(6,147)
Financing activities	$(4,995)	$12,232	$25,307
Decrease in cash and cash equivalents	$(29,140)	$(4,833)	$(2,728)

Operating Activities

Cash used in operating activities decreased $2.1 million for the six months ended June 30, 2012, compared to the six months ended June 30, 2011, due to the payment of $1.0 million security deposit in the first quarter of 2011 in connection with the lease for our East Norriton, Pennsylvania facility and a reduction in compensation and related expenses resulting from fewer employees as compared to the six months ended June 30, 2011.

Cash used in operating activities increased $2.5 million for the year ended December 31, 2011, compared to the year ended December 31, 2010, primarily due to the payment of a $1.0 million security deposit in connection with the lease for our corporate headquarters and a decrease in our accrued expenses of $1.5 million.

Cash used in operating activities decreased $6.6 million for the year ended December 31, 2010, compared to the year ended December 31, 2009, primarily due to a decrease in our net loss.  Specifically, the decrease in our net loss relates primarily to a decrease in research and development expense of $5.0 million associated with our preclinical and clinical studies, and a decrease in cash interest expense of $1.3 million due to lower average debt balances and the end of interest-only payments in 2009.

Investing Activities

Cash provided by investing activities increased $12.2 million for the six months ended June 30, 2012, compared to the six months ended June 30, 2011, primarily due to an increase in net sales and redemptions (net of purchases) of short-term investments of $12.2 million.

Cash used in investing activities increased $8.5 million for the year ended December 31, 2011, compared to the year ended December 31, 2010, primarily due to a decrease in net sales and redemptions (net of purchases) of short-term investments of $8.6 million, which was offset in part by a decrease of $0.1 million in cash paid for property and equipment.

Cash provided by investing activities increased $0.5 million for the year ended December 31, 2010, compared to the year ended December 31, 2009, primarily due to an increase in sales and redemptions (net of purchases) of short-term investments of $0.4 million and a decrease of $0.1 million in cash paid for property and equipment.

Financing Activities

Cash provided by financing activities decreased $27.0 million for the six months ended June 30, 2012, compared to the six months ended June 30, 2011. The 2011 period included net proceeds of $29.0 million received from our March 2011 equity financing.

Cash provided by financing activities increased $13.1 million for the year ended December 31, 2011, compared to the year ended December 31, 2010, primarily due to a decrease in payments of long-term debt of $4.9 million primarily resulting from the March 2011 refinancing of our working capital facility, and an increase of $4.9 million in proceeds from long-term debt due to new borrowings under our working capital facility in March 2011.  In addition, the 2011 period included net proceeds received from our March 2011 equity financing of $29.0 million as compared to $25.7 million received in the 2010 period consisting of net proceeds received from our initial public offering in April 2010.

Cash provided by financing activities increased $17.2 million for the year ended December 31, 2010, compared to the year ended December 31, 2009, due to net proceeds received from our initial public offering of $25.7 million, offset by an increase in payments of long-term debt of $7.6 million primarily resulting from the end of interest-only payments on our long-term debt in 2009, and a decrease of $0.8 million in proceeds from long-term debt.

Potential Future Milestone Payments

In 2003, we executed a license agreement with Children’s Medical Center Corporation (“CMCC”), whereby CMCC granted to us the utilization of certain patent rights.  We are obligated to make payments to CMCC upon the occurrence of various clinical milestones.  During the fourth quarter of 2006, we achieved two of our clinical milestones for the first licensed product launched, as defined in the agreement, and paid $350,000, which was recorded as research and development expense for the year ended December 31, 2006.  No further milestones payments have been made since 2006.  Upon the successful completion of certain milestones, we will be obligated, under our current agreement, to make future milestone payments for the first licensed product.  As of December 31, 2010, we had no payment obligations to CMCC under this agreement.  In addition, upon commercialization of the licensed product, we will pay CMCC royalties based on net sales of products covered by the license by us, our affiliates and our sublicensees in all countries, except for those for which there is no valid patent claim, until the later of the expiration, on a country-by-country basis, of the last patent right and October 2018.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011 (in thousands):

	Payments due by period
Contractual Obligations (1)(2)	Total	2012	2013 and 2014	2015 and 2016	2017 and thereafter

Debt obligations	$5,127	$2,274	$2,853	$—	$—
Interest payments on debt	$687	$488	$199	$—	$—
Operating lease obligations	$4,387	$992	$2,055	$1,340	$—
Other	—	—	—	—	—
Total	$10,201	$3,754	$5,107	$1,340	$—

____________________________

(1)
This table does not include any milestone payments which may become payable to third parties under license agreements, including milestones that may be payable to CMCC, as the timing and likelihood of such payments are not known.  We will be required to pay CMCC development milestones aggregating approximately $6.9 million, which includes $350,000 we have paid to date, if we develop and obtain regulatory approval of a licensed product in each of the four subfields covered by our license agreement.  Also, if cumulative net sales of all licensed products reach a certain level, we will be required to make a one-time sales milestone payment of $2.0 million.  A portion of milestone payments we make will be credited against our future royalty payments.

(2)
This table does not include any license maintenance fees which may become payable to Wake Forest University Health Sciences (WFUHS), as the timing and likelihood of such payments are not known.  We will be required to pay certain license maintenance fees with respect to each product covered by new development patents under our license with WFUHS, commencing two years after we initiate the first animal study conducted under cGLP, with respect to such product.  These license maintenance fees, which are in the low six figure range with respect to each product, will be creditable against royalties we are obligated to pay to WFUHS for such product.

Working Capital Note

In March 2011, we refinanced the outstanding debt owed to one of our lenders.  Pursuant to the terms of the refinancing, we simultaneously borrowed $5.0 million from the lender and repaid the then outstanding principal amount of $4.5 million.  As of December 31, 2011, the outstanding balance of this loan was $5.0 million.  We were obligated to make interest-only payments through January 2012, followed by 24 monthly payments of principal and interest at an interest rate of 11.75% per annum.  In October 2008, we refinanced the terms of the working capital note with a then principal amount of $20 million, which was previously refinanced in 2006 and 2007.  Under the 2008 refinancing, the repayment terms of $14.2 million principal amount of the working capital note were extended to add an additional six-month period of interest-only payments through July 2009 followed by 24 monthly payments of principal and accrued interest at an annual interest rate of 12.26%.  The repayment of $5.8 million of the working capital note were extended to add a 14-month period of interest-only payments through January 2010 followed by 20 monthly payments of principal and accrued interest at an annual interest rate of 12.26%.

In connection with the 2012 Financing, in October 2012, we amended the terms of the working capital note.  Effective September 1, 2012, the maturity date for the working capital note is extended from January 1, 2014 until May 1, 2014.  We are now required to make monthly interest payments of $39,654.12 through June 1, 2013 and monthly interest and principal payments of $354,779.67 from July 1, 2013 through and including May 1, 2014.   Effective September 1, 2012, the interest rate on the Horizon Loan was increased from 11.75% to 13.0% per annum.

Borrowings under the working capital note are secured by all of our assets, except for permitted liens that have priority, including liens on certain equipment acquired to secure the purchase price or lease obligation, as defined in the loan agreement.  In October 2012, the security was extended to include a lien on our intellectual property.

Equipment and Supplemental Working Capital Note

We had an additional loan with another lender to fund equipment and other asset purchases.  This loan was repaid during 2012.  The original amount borrowed of $9.8 million consisted of a $7.4 million note to purchase equipment, or the equipment note, and a $2.4 million note for other soft costs, or supplemental working capital note, for purchases from July 2005 through December 2009.  In October 2007, we refinanced the equipment and supplemental working capital notes with a then carrying amount of $4.6 million.  Under the terms of the refinanced equipment and supplemental working capital notes, we had a 12-month period of interest-only payments through October 2008 followed by 24 monthly payments of principal and accrued interest at an annual interest rate of 10.44%.  During 2008, we executed an additional loan in the amount of $1.1 million on the equipment and supplemental working capital notes.  During 2009, we executed an additional loan in the amount of $0.5 million on the equipment and supplemental working capital notes.  The equipment note bore interest at an average rate of 11.69% and matured over 36 to 48 months.  The supplemental working capital note bore interest at an average rate of 11.67% and matured over 36 months.  The equipment note and the supplemental working capital note were secured by a first priority lien on equipment and assets purchased with the proceeds from the notes.

Machinery and Equipment Loan

In December 2007, we executed a $1.65 million agreement with the Commonwealth of Pennsylvania to fund machinery and equipment and other asset purchases through December 31, 2009.  On December 31, 2007 we borrowed $1.3 million under the loan to fund equipment purchases.  In March 2009, we borrowed an additional $0.3 million under the loan to fund equipment purchases.  Under the terms of the loan, we had a four year period of payments of principal and accrued interest at an annual interest rate of 5% until September 2011 and 5.25% from September 2011 through maturity of the loan.  The loan was secured by a first priority lien on equipment and assets purchased with the proceeds from the loan.  As of December 31, 2011, this loan was paid in full.

Operating Leases

In 2006, we entered into a ten-year, non-cancelable lease agreement for space for our corporate offices and full-scale manufacturing facility located in East Norriton, Pennsylvania.  Under the lease agreement, we began leasing additional space in the same building in March 2011.  We are currently subleasing this additional warehouse space to a third party.  The lease will expire by its terms in February 2016.  Effective March 2011, the lease agreement for our corporate headquarters required us to provide security and restoration deposits totaling $2.2 million to the landlord, an increase from the prior amount of $1.7 million. Until January 2011, we obtained letters of credit from a bank in favor of the landlord to satisfy the obligation of $1.7 million.  In January 2011, we deposited $1.0 million with the landlord.  As of March 2011, an outstanding letter of credit is satisfying the remaining obligation of $1.2 million.  Recently the bank informed us that it will not review the letter of credit beyond December 2, 2012. Therefore, we will need to seek a new letter of credit or deposit cash of up to $1.2 million in an account held by the landlord to satisfy our deposit obligation.

In June 2005, we entered into a six-year, non-cancelable lease agreement for laboratory space for our research and development projects in Winston-Salem, North Carolina.  The lease agreement includes the right to lease additional contiguous space, which we executed in February 2007.  The initial term for the lease for this facility expired in September 2011.  In May 2011, we exercised the first five-year renewal option under the lease.  The amended lease extends the lease term to October 2016 and provides for payments of average annual base rent of approximately $0.2 million commencing in October 2011.

Other Contractual Obligations

In January 2006, we entered into a research agreement with WFUHS, which was amended in September 2006 and extended in September 2010 for an additional three-year period.  Under the research agreement, WFUHS agreed to perform sponsored research in return for quarterly payments.  Under the extended agreement, we made payments of $800,000 for 2011 research activities of WFUHS.  We terminated the research agreement with WFUHS effective as of December 31, 2011.

We have entered into agreements with consultants and clinical research organizations which are partially responsible for conducting and monitoring our clinical trials for our product candidates.  We have also entered into agreements with consultants and clinical research organizations that are responsible for work in our preclinical studies, public relations and other areas in the ordinary course of our business.  These contractual obligations have been excluded from the contractual obligations table elsewhere in this section, because we may terminate these at any time without penalty.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of our investment activities is to preserve our capital to fund operations. We also seek to maximize income from our investments without assuming significant risk. To achieve our objectives, we maintain a portfolio of cash equivalents and investments in a variety of securities of high credit quality. Due to the nature of these investments, we believe that we are not subject to any material market risk exposure. As of June 30, 2012, we held cash, cash equivalents and short-term investments of $3.7 million.

BUSINESS

Overview

Tengion is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ.  Using our Organ Regeneration Platform, we create these neo-organs using a patient’s own cells, or autologous cells.  We believe our proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues.  Our product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications.  In addition, our neo-organs are designed to avoid the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on our clinical and preclinical experience, we are initially leveraging our Organ Regeneration Platform to develop our Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion and our Neo-Kidney Augment for patients with advanced chronic kidney disease.

Our Neo-Urinary Conduit is intended to replace the use of bowel tissue in bladder cancer patients requiring a non-continent urinary diversion after bladder removal surgery, or cystectomy.  We are able to manufacture our Neo-Urinary Conduit using a proprietary process that takes four weeks or less and uses smooth muscle cells derived from a routine biopsy.  We are currently conducting a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies.  This trial is an open-label, single-arm study, which is currently expected to enroll up to ten patients.  We enrolled our sixth patient in this trial in the third quarter of 2012.  In October 2012, we announced the death of two patients enrolled in our Neo-Urinary Conduit Phase I clinical trial.  One patient died of metastatic bladder cancer and the other died of cardiopulmonary arrest following a myocardial infarction, or heart attack.  Each of these patients’ Neo-Urinary Conduits was properly functioning at the time of their death.  Both patients died due to afflictions unrelated to the Neo-Urinary Conduit or the surgical procedure.  We notified the Data Safety Monitoring Board of these events and the Phase I clinical trial is ongoing.  We continue to focus on enrolling the remaining four patients in our Phase I trial at our six clinical sites by the end of 2012.  While we and our clinical investigators believe that the surgical technique used successfully in animal models has been translated to humans, we are continuing to seek to refine the appropriate post-surgical care of these patients.  Assuming appropriate safety data, we anticipate that we will complete implantation of up to ten patients by the end of 2012.

Our Neo-Kidney Augment is being developed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease.  Our Neo-Kidney Augment is based on our proprietary technology, which is expected to use the patient’s cells, procured by a needle biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue.  We recently completed a successful Pre-IND meeting with the U.S. Food and Drug Administration (FDA) for the Neo-Kidney Augment.  We and the FDA have agreed on a good laboratory practice (GLP) animal study program required to support an Investigational New Drug (IND) filing and initiation of a Phase I clinical trial in chronic kidney disease (CKD) patients.  We anticipate we will submit an IND filing for the product candidate during the first half of 2013 and that our Phase I trial will provide initial human proof-of-concept data in 2014. We also continue to explore moving our Neo-Kidney Augment forward in Europe using the Advanced Therapy Medicinal Products, or ATMP, pathway, an established European regulatory route for advanced cell based therapies.  We have obtained scientific advice from a European competent authority (Swedish Medicinal Products Agency) and intend to aggressively pursue our Neo-Kidney Augment development program.

To date, we have devoted substantially all of our resources to the development of our Organ Regeneration Platform and product candidates, as well as to our facilities that we employ to manufacture our neo-organs.  Since our inception in July 2003, we have had no revenue from product sales, and have funded our operations principally through the private and public sales of equity securities and debt financings.  We have never been profitable and, as of June 30, 2012, we had an accumulated deficit of $238.5 million.  We expect to continue to incur significant operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials and seek marketing approval and eventual commercialization.

We were incorporated in Delaware in 2003.  Our corporate headquarters are located at 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina and our telephone number is (336) 722-5855.

Our Organ Regeneration Platform

Our Organ Regeneration Platform involves testing different combinations of cell types and biomaterials.  We believe this approach enables us to identify accurately the mixture of various cell types and biomaterials for a specific organ necessary to elicit a regenerative response.  We own or license 19 U.S. patents and patent applications and over  100 international patents and filings related to our Organ Regeneration Platform and product candidates.  The organ regeneration process enabled by our proprietary Organ Regeneration Platform involves the following steps:

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 Isolation and expansion of progenitor cells.  Our autologous organ regeneration process begins with receipt of a small tissue sample, obtained by a biopsy from the patient.  This sample is then sent to our clinical production facility in North Carolina where our scientists engage in a specialized process to isolate the necessary committed progenitor cells that form the basis of the target organ’s or tissue’s essential function.  Committed progenitor cells have been programmed by the body to become specific cell types, but are not yet developed into a single cell type, retaining the ability to promote regeneration.  We then use our proprietary cell growth process to grow, or expand, the specifically isolated progenitor cells ex vivo, or outside of the body, until an adequate number of cells are produced.

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Seeding and growth.  Once we have completed our cell expansion process, we combine those cells with a biomaterial to stabilize and form our product candidate.  Depending upon the type of neo-organ being created, we use biomaterials that, when combined with the isolated and expanded cell populations, promote the desired regenerative outcome.  We select the type of material based upon our knowledge of the organ or tissue we are seeking to regenerate and extensive testing to determine the optimal material characteristics, treatment, and shape that will encourage cell growth and catalyze the body’s regenerative power.  Composition and design of the biomaterials are essential elements of our technology that help to ensure native-like tissue regeneration.  The expanded cell populations and selected biomaterial are formulated, using our proprietary bioprocesses, packaged, and then shipped to the patient’s surgeon ready for implantation.

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Implantation.  The neo-organ is typically shipped from our manufacturing facility to the patient’s surgeon within four weeks after we receive the patient’s biopsy.  Both before and during the initial clinical trial for our product candidates, we collaborate with a small number of surgeons to translate the surgical procedure used in preclinical studies for use in humans.

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Regeneration.  Based on data from preclinical and clinical studies, we believe that our neo-organs serve as a catalyst for the body to regenerate native-like organs and tissues.  Native tissue supporting structure, for example blood vessels, grow into the implanted neo-organ and the biomaterial is absorbed by the body.  In preclinical tests, we have observed that the newly grown tissue integrates with its surroundings and becomes substantially indistinguishable over time from the native tissue.  We have also observed that, in this regenerative process, the body regulates the growth and development of the organ to ensure that it is not under- or over-developed. Similarly, the neo-organ takes on native-like functional activities.

Our Strategy

Our goal is to become the leading regenerative medicine company focused on the development and commercialization of neo-organs for a variety of diseases and disorders.  To achieve this objective, we intend to:

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Advance the Neo-Urinary Conduit.  We have an active IND for our Neo-Urinary Conduit and are currently conducting a Phase I clinical trial in bladder cancer patients who require removal of their bladders and are in need of a urinary diversion.  We enrolled our sixth patient in this trial in the third quarter of 2012.  Assuming appropriate safety data, we anticipate that we will complete implantation of up to ten patients by the end of 2012.

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Advance the Neo-Kidney Augment.  We are devoting a significant portion of our resources and business efforts to our Neo-Kidney Augment development program.  We recently completed a successful Pre-IND meeting with the FDA for the Neo-Kidney Augment.  We and the FDA have agreed on a GLP animal study program required to support an IND filing and initiation of a Phase I clinical trial in CKD patients.  We anticipate we will submit an IND filing for the product candidate during the first half of 2013 and that our Phase I trial will provide initial human proof-of-concept data in 2014. We also continue to explore moving our Neo-Kidney Augment forward in Europe using the ATMP pathway.

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Leverage our Organ Regeneration Platform to develop additional neo-organs.  We believe our technology is broadly applicable to other indications including certain types of urologic, renal, gastrointestinal and vascular diseases.  We have generated significant proprietary know-how and intellectual property in the development and manufacture of our various product candidates.  We plan to continue to apply our technologies to other neo-organs as treatments for other conditions.

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Selectively pursue strategic partnerships to accelerate and maximize the potential of our product candidates and technology while preserving significant commercial rights.  We intend to selectively pursue strategic partnership opportunities that we believe may allow us to accelerate the development or commercialize our products to maximize the value of our product candidates.

Neo-Urinary Conduit

Our Neo-Urinary Conduit is a combination of autologous smooth muscle cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native bladder tissue conduit, passively transporting urine from the ureters, through a stoma, or hole in the abdomen, into a standard ostomy bag.  We expect that it will be a safe and effective alternative to the creation of a urinary diversion from bowel tissue after bladder removal.  Our Neo-Urinary Conduit is intended to avoid complications such as bowel obstruction, urine absorption, infection and mucus secretion associated with the use of bowel tissue in the urinary tract, as well as the potential surgical issues that arise from the procedure involved in harvesting bowel tissue.  We produce our Neo-Urinary Conduit using smooth muscle cells from a routine fat biopsy and not cells from the diseased bladder, eliminating the risk of reintroducing cancerous cells from the bladder into the patient.

We produce our Neo-Urinary Conduit for our Phase I clinical trial at our cGMP qualified clinical production facility using our Organ Regeneration Platform.  We are able to deliver our Neo-Urinary Conduit in four weeks or less after we receive the patient’s fat biopsy.  This timing is consistent with the clinical practice of bladder removal in these patients.  To create our Neo-Urinary Conduit, we isolate the smooth muscle cells from the biopsy, expand the cells ex vivo and then seed them onto a bioabsorbable scaffold, which is composed of biomaterials similar to those used in bioabsorbable sutures.  Each surgeon implanting one of our Neo-Urinary Conduits will be trained in and receive specific procedures and protocols based on routine surgical techniques to implant our Neo-Urinary Conduit in the patient.  We have an active IND and are currently conducting a Phase I clinical trial for the treatment of bladder cancer patients who require bladder removal.

Market Overview

The following table indicates the number of urinary conduit procedures performed per year in the United States and the European Union.

Estimated Surgical Procedures Per Year	United States(1)	European Union(2)
Urinary Conduit
Cancer	12,000	10,800
Other	2,000	2,300
Total Urinary Conduit Procedures	14,000	13,100
_______________________
Sources:
(1)	Based on interviews and analysis by an independent third party consultant.
(2)	EU: Government data sources for the United Kingdom, France and Germany; other EU countries estimated from population census.

Bladder Cancer

According to the National Cancer Institute, bladder cancer is the sixth most common form of cancer in the United States.  The American Cancer Society estimates there will be 73,500 new cases of bladder cancer diagnosed in the United States in 2012, and nearly 15,000 deaths.  The European Cancer Observatory estimates that there were over 110,000 new cases of bladder cancer in Europe in 2008.  In the United States, there are approximately 10,000 cases per year of bladder cancer requiring bladder removal, according to data compiled from a 2005 National Inpatient Sample, or NIS, performed by the Healthcare Cost and Utilization Project, or HCUP, a family of healthcare databases and related software tools and projects developed through a federal-state-industry partnership and sponsored by the Agency for Healthcare Research and Quality.

Following removal of a bladder, patients require some form of urinary diversion.  Most patients are currently treated by using a segment of bowel tissue to construct a conduit for urine to exit from the body.  In its simplest form, the reconstruction involves creating a tubular structure out of bowel tissue and then connecting it to the ureters at one end and the skin at the other in a procedure that was pioneered in the 1930s.  Urine output is not controlled and the patient wears a collection device at all times.

The other diversionary option for patients is the creation of a continent reservoir which is most commonly a bladder-shaped pouch fashioned from bowel tissue, to which the ureters and urethra are connected.  We believe that less than 10% of the urinary diversions performed after bladder removal are bladder replacements and the remaining diversions are urinary conduits, based upon data compiled from a 2005 NIS performed by HCUP.  There are multiple factors that affect the decision concerning which form of post-bladder removal urinary diversion is optimal for a given patient, including stage of disease, health and mental status, manual dexterity, physique and, importantly, patient preference.

The following graphic illustrates two urinary diversion options for patients who require bladder removal.

Limitations of Current Therapies

There are many complications associated with surgery to remove or repair the bladder, such as adhesions and obstructions.  In the case of traditional surgery to construct a conduit for urine to exit from the body into an ostomy bag, complications such as ureteral detachment, ureteral stricture and hydroureter / hydronephrosis, or swelling in the ureters or kidneys resulting from the backup of urine, are related to the attachment of the ureters to the conduit.  Other complications, such as stomal stenosis, involve the attachment of the conduit to the abdominal wall.

While there is variation across procedures and patient types, there are risks and complications common to all procedures that rely on harvesting bowel tissue and placing it in the urinary tract.  These complications may include:

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 Bowel complications.  Bowel surgery required to harvest tissue for reconstructive use can result in complications, such as prolonged recovery of bowel function, ileus (temporary bowel paralysis), obstructions, leaks and fistulas.  Because vitamin B12 is absorbed in the bowel tissue, the loss of tissue can result in anemia and neurologic abnormalities.  Additionally, malabsorption of salts and lipids can lead to diarrhea.

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Metabolic issues.  Use of bowel tissue often leads to electrolyte and metabolic imbalances, which can cause bone loss.  Certain drugs taken by the patient may be reabsorbed by the implanted bowel tissue, potentially leading to unintended levels of toxins.  The exposure of an intestinal surface to urine may also result in the inappropriate absorption of ammonium, chloride and hydrogen ions as well as potassium loss, leading to chronic metabolic abnormalities.

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Infection.  Persistent and recurrent infections are common in patients with bowel tissue reconstruction.  For example, based upon an article entitled “Long Term Outcome of Ileal Conduit Diversion” by S. Madersbacher, et. al., which appeared in the Journal of Urology in 2003, as many as 23% of patients with bowel tissue conduits have recurrent urinary tract infections, or UTIs, and according to “Use of intestinal segments in urinary diversion” by D. M. Dahl and W. S. McDougal in Campbell-Walsh Urology in 2007, approximately 10% to 17% of bowel tissue conduit patients have UTIs that reach the kidney.  Bacteria normally found in bowel tissue can serve as a source of infection and septic complications when repositioned into the urinary tract.  One of the consequences of persistent infection is the development of stones, hard masses which can cause pain, bleeding, obstruction of urine or infections and damage to the kidneys.

•	Mucus. Bowel tissue repositioned in the urinary tract secretes mucus into the urine. Mucus increases the risk of stone formation and the viscosity of urine leading to hydronephrosis.

•	Cancer. Malignancy, although rare, is a well-recognized complication following enterocystoplasty and other reconstructive surgeries that incorporate bowel segments into the genitourinary tract.

Patients requiring some form of urinary diversion with today’s standard of care are at risk of complications associated with the use of bowel tissue as well as those associated with the surgery to harvest the bowel tissue.

Preclinical History and Background of the Neo-Urinary Conduit

Our preclinical studies utilized various large animal models for bladder removal and implantation of our product candidate.  In these studies, animals receiving our product candidate underwent bladder removal and the animals’ ureters were attached to one end of our Neo-Urinary Conduit using bioabsorbable sutures and the other end was connected to the skin in the abdominal wall, providing an outlet for urine to flow out of the body.

Principal observations of our Neo-Urinary Conduit in preclinical animal models have shown that:

•	Implantation of our Neo-Urinary Conduit created from fat-derived smooth muscle cells results in the formation of a functional conduit.

•	By three months post-implantation, the scaffold is no longer present and is replaced by a tri-layered native-like bladder tissue consisting of urothelium, submucosa and smooth muscle cells.

•	There is no evidence of abnormal cell growth, tissue development or adverse immune response, or adverse systemic effects in response to the biomaterials, autologous cells, or our Neo-Urinary Conduit.

•
Our Neo-Urinary Conduit regenerates native-like bladder tissue with complete mucosal lining at the ureteral and skin junctions.  The function of the regenerated bladder tissue is similar to native bladder tissue in that it allows elimination of urine in a water-tight fashion and does not absorb urine or secrete mucus or electrolytes.

These preclinical animal studies suggest that by using current standards of clinical care and specific surgical and post-operative procedures associated with urinary conduits, our Neo-Urinary Conduit may be safe and effective for treating patients who have had their bladders removed.

Clinical Development Plan

We have an active IND for our Neo-Urinary Conduit and commenced a Phase I study in March 2010.  The program is designed to provide data to support the use of our Neo-Urinary Conduit in patients who are undergoing bladder removal due to bladder cancer.  The FDA has granted the Neo-Urinary Conduit “Orphan Product” designation.

This trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit, as well as to translate the surgical implantation procedure utilized in preclinical studies.  This trial is an open-label, single-arm study which is currently expected to enroll up to ten patients.  We are working with clinical investigators who have expertise in the surgical treatment of bladder cancer and significant experience performing bladder removals and urinary diversions.  This study does not have a control group as the surgical procedure, post-operative care, and other clinical parameters preclude the possibility of blinding treatment options.

This trial is intended to allow our investigators to optimize the post-surgical care of patients.  Our clinical investigators may, as necessary, modify the surgical technique based upon the experience gained by prior patients enrolled.  A limited number of clinical centers are being utilized to minimize variations in surgical technique and provide the most controlled setting in which the surgical approach is optimized through working with a clinical investigator.  We have designed the trial to allow for close observation and assessment of any treatment or procedure-related complications, post-operative recovery, tolerability, and safety.

To date, six patients have been enrolled and implanted in the clinical trial.  Data from the first three of these patients have allowed clinical investigators to design surgical modifications in an effort to address stoma patency, conduit integrity and vascular supply.  The complications that arose with each of these three patients were resolved successfully and, following new surgeries to construct a urinary diversion using bowel tissue, all three patients have recovered well.  While we and our clinical investigators believe that the surgical technique used successfully in animal models has now been translated to humans, we are continuing to seek to refine the appropriate post-surgical care of these patients.  Assuming appropriate safety data, we anticipate that we will complete implantation of up to ten patients by the end of 2012.

The primary safety and efficacy assessment of our Neo-Urinary Conduit will be made at 12 months post-implantation and patients will be followed for an additional 48 months in order to assess long term safety and durability.  During this first year, however, patients will be seen frequently by the study investigator and/or designated clinical team: every one to two weeks after hospital discharge through week eight, and then at month 3, 6, 9 and 12.  Imaging, either CT scan or ultrasound, will be performed at three-month intervals for the first year to examine the neo-organ’s structure, patency and identify any obstructions or other abnormalities.  This frequent evaluation and the open-label nature of this study will provide us significant ongoing feedback throughout the study.

The Tengion Neo-Kidney Augment

Our Neo-Kidney Augment is being developed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease, or CKD.  Our Neo-Kidney Augment is based on our proprietary technology, which is expected to use the patient’s cells, procured by a needle biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue.  We submitted a pre-IND filing with FDA for this program in February 2012 and met with FDA in March 2012 to define the GLP program necessary to enter into a Phase I clinical trial in patients with chronic kidney disease.  We also continue to explore moving our Neo-Kidney Augment forward in Europe using the ATMP pathway, an established European regulatory route for advanced cell based therapies.  We have obtained scientific advice from a European competent authority (Swedish Medicinal Products Agency) and we intend to aggressively pursue our Neo-Kidney Augment development program.

Market Overview and Limitations of Current Therapies

According to the 2011 Annual Report of the United States Renal Data System, or the USRDS, which is funded by the National Institutes of Health, or NIH, there are over 40 million people in the United States with chronic kidney disease.  Patients with end stage renal disease, or ESRD, have CKD that has progressed to a point of little to no kidney function.  These patients require dialysis or a kidney transplant to survive.  According to the USRDS, $29 billion in Medicare costs each year are attributable just to ESRD patients.  ESRD is associated with an approximate 20% mortality rate per year.  In addition, bone loss and anemia is a common complication of advanced CKD, mainly due to an inability of the kidneys to produce enough Vitamin D and erythropoietin, a hormone that controls red blood cell production.

Dialysis extends the lives of patients with ESRD, but has many limitations, including infections, hernias and the need to undergo the procedure up to three times per week.  Kidney transplantation remains the most desirable and cost-effective form of kidney replacement therapy at this time; however, there is a chronic shortage of organs.  In 2009, only 18,000 kidney transplants were performed.  In addition to the high cost of organ procurement and the subsequent surgery, kidney transplant patients also require a lifetime of drug therapy to prevent organ rejection.  There is a clear need for a product that can prevent or delay the need for dialysis or kidney transplant in patients with advanced CKD.

Our Solution

Through our Organ Regeneration Platform, we have identified a specific combination of renal cells that provides the foundation for the Neo-Kidney Augment and are currently optimizing the formulation to achieve the desired product profile.  We obtain cells through a routine needle biopsy of the kidney and, using our Organ Regeneration Platform, we are able to produce our Neo-Kidney Augment grown from these cells in as short as four weeks from biopsy receipt.

This product development program has demonstrated function in multiple animal models.  We have isolated and characterized the necessary cells from both healthy and diseased human kidneys, which we believe supports translation of this approach to human patients. In our animal studies, diseased kidney function was improved by the selected regenerative cells that form the active biological component of our Neo-Kidney Augment.  In these studies, renal function was shown to be enhanced as early as seven weeks after implantation and was associated with improvements to functional kidney mass as indicated by improved or stabilized kidney filtration, reduced urinary protein loss, and enhanced urine concentrating ability.  Systemic functions controlled by the kidney were also improved including metabolic condition (electrolyte and mineral balance), blood pressure, weight gain and correction of anemia.  Improved survival was demonstrated in two animal models which were followed up to one year.  In one animal study, selected regenerative cells taken from human kidneys were able to improve kidney function of chronically diseased kidneys.

We have assessed the regenerative capabilities of the Neo-Kidney Augment in a rodent model of chronic kidney disease in which renal failure is induced by removal of approximately 80% of the kidney tissue.  These studies extend up to six months post-treatment and have demonstrated that animals implanted with our Neo-Kidney Augment have prolonged survival with no additional supportive care.  Stabilization and improvement in functional renal mass are evident within several weeks after implantation and continue for the duration of the studies.  In these studies, we have seen improvement or stabilization of various biomarkers including certain proteins, lipids, bone remodeling and vitamin levels, as well as organism-level improvements in weight gain and blood pressure.

We also have conducted a preclinical study in a rodent model of chronic, progressive renal failure that develops due to obesity, diabetes, and hypertension – three common co-morbid conditions often seen in patients with renal failure.  This study demonstrated that our proprietary therapeutic approach, using specific regenerative cells isolated from diseased kidney tissue, can provide increased functional kidney mass with resulting improvements in kidney filtration, urine concentration, and electrolyte balance, as well as a significant reduction in blood pressure.  At one year of age, which is approaching end-of-life in this aggressive model, the treated animals demonstrated improved kidney function, delayed disease progression, and better survival compared to the age- and disease-matched untreated control animals.

The rodent studies described above demonstrated the Neo-Kidney Augment offers therapeutic benefits when used in various animal models of CKD.  To further evaluate the effects of the Neo-Kidney Augment, a canine model of CKD, established via 70% surgical mass reduction of the kidney and a high salt diet, was used to evaluate potential cross-species therapeutic effects.  This model has functional kidney mass reduction similar to that of a clinical CKD Stage 3 patient.  Using this established model for CKD and multiple clinically relevant end-points (serum creatinine, blood urea nitrogen, and estimated glomerular filtration rate), the Neo-Kidney Augment was shown to provide measurable and significant improvement or stabilization of renal function. Homeostatic improvements included weight gain, and renal improvements were both functional and enhanced histological structure.

We have also evaluated the regenerative effects of the Neo-Kidney Augment in a canine model of kidney mass reduction and CKD with assessment of up to one year durability. We have demonstrated significantly reduced proteinuria (a clinically accepted marker of risk for progression of CKD).  We also demonstrated a direct reduction of CKD linked kidney tissue damage (interstitial, tubular and glomerular degeneration). Since proteinuria is considered to be an early indicator of and a contributor to progression of human and canine CKD, these results provided additional support for continued development of the Neo-Kidney Augment product.

Additional Platform Programs

We believe our Organ Regeneration Platform is broadly applicable to the development of other product candidates and therapeutic indications.  The following programs have been advanced to various stages of development by us but are not currently being funded for further development as we are focusing our resources on our Neo-Urinary Conduit and Neo-Kidney Augment programs.

Neo-Bladder Replacement

Our Neo-Bladder Replacement, for which we believe we have completed all preclinical development necessary to prepare an IND, is a combination of bioabsorbable materials and autologous smooth muscle cells cultured by our scientists that we believe will serve as a functioning bladder, eliminating the need for an ostomy bag, for patients who have their bladders removed due to cancer.  Our Neo-Bladder Replacement, when implanted in the body, is intended to serve as a template that recruits other cells to develop a regenerated bladder.

Neo-Bladder Augment

Our Neo-Bladder Augment was designed for the treatment of neurogenic bladder, or dysfunctional bladder due to some form of neurologic disease or condition, for which treatment often requires an augmentation of the bladder in order to relieve high bladder pressure and incontinence.  While we have conducted two Phase II clinical trials of this product candidate – a pediatric study in children with spina bifida and an adult study in patients with spinal cord injury – we currently are not actively developing our Neo-Bladder Augment and are directing the majority of our resources toward the development of our Neo-Kidney Augment and Neo-Urinary Conduit development programs.  In April 2011, we terminated the pediatric and adult Neo-Bladder Augment clinical trials.  We subsequently withdrew the IND.

Neo-GI Augment

Leveraging our cumulative experience from producing tubular neo-organs, such as our Neo-Urinary Conduit, we have conducted early development work on our Neo-GI Augment.  This product candidate is composed of smooth muscle cells, obtained from a routine fat biopsy, seeded on one of our proprietary bioabsorbable scaffolds, that can be used as a tubular or patch implant to accommodate patient needs.  Our objective is to demonstrate that our Neo-GI Augment regenerates esophageal and intestinal tissues.  We believe our Neo-GI Augment may offer benefits in other gastrointestinal diseases.

Neo-Vessel Replacement

Our Neo-Vessel Replacement targets various blood vessel applications including vascular access grafts, or arterio-venous, or AV, shunts, for patients with ESRD undergoing hemodialysis treatment, and for vessel replacement for patients undergoing coronary or peripheral artery bypass procedures.  Our technology will use smooth muscle cells isolated from fat tissue and endothelial cells isolated from blood samples, which are expanded ex vivo and then seeded onto a bioabsorbable scaffold in the shape of a blood vessel.

Manufacturing

We believe our product manufacturing capability provides us with a competitive advantage.  We manufacture our product candidates in a facility specifically designed for the production of patient-specific materials and have implemented quality control systems to ensure our manufacturing processes and facilities comply with applicable current good manufacturing processes, or cGMP, current Good Tissue Practices, or cGTP, and medical device quality systems regulations, or QSR standards.  We have exercised these manufacturing and quality control processes while producing materials for preclinical and clinical studies and have established a significant knowledge base relating to the manufacture of our product candidates.  This knowledge base is maintained in a set of standard operating procedures that detail the techniques and standards for manufacturing.

Manufacturing of product candidates for our existing preclinical and clinical studies is conducted in our pilot manufacturing facility in Winston-Salem, North Carolina.  The pilot manufacturing facility contains approximately 38,400 square feet of laboratories, offices, and clean room manufacturing space.  We expect to manufacture early stage product candidates through Phase II clinical trials at this facility.  The facility is designed to prevent cross-contamination of patient specific materials and to provide physical segregation while processing these materials.  Our products are manufactured as individual units using disposable processing materials for storage and containment of the product.  We do not face many of the traditional challenges of biopharmaceutical companies in maintaining batch quality as manufacturing is scaled up to commercial quantities because our batch size remains consistent at one unit and because the core manufacturing processes remain consistent regardless of production volume.

As our product candidates advance into later-stage clinical trials toward commercialization, we will need to either develop our own internal manufacturing capability or contract with a third-party manufacturer to conduct this manufacturing on our behalf.

Sales and Marketing

We believe the product candidates we are currently developing will be used primarily by a relatively small number of hospital-based specialty surgeons.  We intend to explore building the necessary marketing and sales infrastructure to market and sell our current product candidates, if approved by the FDA, as well as hire additional personnel to train physicians on the surgical techniques used with our product candidates.  We will also explore the possibility of entering into strategic partnerships for the development and marketing our product candidates.

Intellectual Property

We have established a patent position surrounding our technology and product candidates in regenerative medicine. As of October 31, 2012, we owned or had licenses to 18 issued U.S. patents, 16 of which are exclusive and two of which are non-exclusive.  The Company also has 19 U.S. patent and international Patent Cooperation Treaty (PCT) applications, and over 100 foreign patents and patent applications.  The patent portfolio owned by the Company relates to the composition, design and methods of manufacture for our Neo-Urinary Conduit, Neo-Bladder Replacement and Neo-Bladder Augment product candidates, as well as technological advances associated with our Neo-Kidney Augment, Neo-Vessel Replacement, and Neo-GI Augment development programs.  The licensed patent portfolio relates to technology developed by scientists and researchers associated with Children’s Medical Center Corporation and Wake Forest University Health Sciences.  Also included within our portfolio are patents that address an array of regenerative medicine and tissue engineering technologies and product candidates outside the scope of our current product pipeline.  In addition to our patent portfolio, we have developed proprietary information, trade secrets and know-how in the development and manufacture of neo-organs. We are committed to protecting our intellectual property position and to aggressively pursue our patent portfolio as well as the protection of our proprietary information, know-how and trade secrets.

Our Patent Portfolio

Our urologic product candidates currently include our Neo-Urinary Conduit, our Neo-Bladder Replacement, and our Neo-Bladder Augment. Our urologic-related patent portfolio is currently composed of 13 issued U.S. patents; 4 granted European patents, which have been validated in 12 European countries; 11 issued patents in other foreign jurisdictions; 4 pending U.S. non-provisional patent applications; 2 pending Patent Cooperation Treaty, or PCT, applications; and 21 pending foreign patent applications, all of which relate to a PCT application. We own one and have licensed 12 of the issued patents. We own 3 of the U.S. non-provisional patent applications, the PCT applications, and 18 of the foreign patent applications. We have licensed all of the other pending applications.

The issued U.S. patents, which will expire between 2013 and 2029, contain claims directed to organ constructs, cell-matrix structures, organ scaffolds, and laminarly organized luminal organ or tissue structure constructs; methods of making the same, and methods of treatment using the same. If claims in the pending U.S. patent applications covering urinary conduit constructs, methods for producing the same, and methods of treatment using the same; methods of treatment using laminarly organized luminal organ or tissue structure constructs; and methods for correcting tissue defects in urological structures, are allowed, they would expire between 2018 and 2031. The granted European patents, which will expire between 2018 and 2020, contain claims directed to organ constructs, cell-matrix structures, organ scaffolds, and laminarly organized luminal organ or tissue structure constructs; and methods of making and using the same. The pending PCT, foreign and U.S. provisional applications contain claims directed to urinary conduit constructs, organ constructs, cell-matrix structures, organ scaffolds, and laminarly organized luminal organ or tissue structure constructs; methods of making and using the same; and rational design of regenerative medicine products. These patent applications, if issued, will expire between 2019 and 2031.

Our gastrointestinal (GI) development program is our Neo-GI Augment.  Our GI-related patent portfolio is currently composed of one pending PCT application owned by us.  If claims issue from patent applications filed from the PCT application, they will expire in 2031.

Our renal development program is our Neo-Kidney Augment.  Our renal-related patent portfolio is currently composed of 9 issued U.S. patents; 5 granted European patents, which have been validated in 12 European countries; 15 issued patents in other foreign jurisdictions; 7 pending U.S. non-provisional patent applications; 2 pending U.S. provisional patent applications; 3 pending PCT applications; and 27 pending foreign patent applications, 24 of which relate to a PCT application. We have licensed all of the issued patents. We own 2 of the U.S. non-provisional patent applications, all 3 of the PCT applications and the U.S. provisional applications. We have licensed all of the other pending applications.

The issued U.S. patents, which will expire between 2013 and 2020, contain claims directed to prosthetic kidneys, organ constructs, cell-matrix structures, organ scaffolds; methods of making the same, and methods of treatment using the same. If claims in the pending U.S. patent applications covering renal cell preparations and augmentation constructs, methods for producing the same, and methods of treatment using the same, are allowed, they would expire between 2019 and 2030. The granted European patents, which will expire between 2017 and 2020, contain claims directed to prosthetic kidneys, organ constructs, cell-matrix structures, organ scaffolds; and methods of making and using the same. The pending PCT, foreign and U.S. provisional applications contain claims directed to renal cell preparations and augmentation constructs, methods for producing and using the same; rational design of regenerative medicine products, renal adipose-derived cells, and drug screening assays. These patent applications, if issued, will expire between 2019 and 2032.

Our vascular development program is our Neo-Vessel Replacement.  Our vessel-related patent portfolio is currently composed of 1 pending U.S. non-provisional patent application, 1 PCT application, and 7 pending foreign patent applications. We own each of the pending applications. If claims in our pending patent applications covering tissue engineering scaffolds having a mechanical response to stress and strain substantially similar to that of a response by a native blood vessel, and methods of making the same, are allowed, they would expire in 2031.

Confidential Information and Inventions Assignment Agreements

We require our employees, consultants and members of our research and development advisory board to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with us.  These agreements provide that all confidential information developed or made known during the course of the relationship with us be kept confidential and not disclosed to third parties except in specific circumstances.  In the case of employees, the agreements provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed by the individual during employment shall be our exclusive property to the extent permitted by applicable law.

License Agreements and Research Agreements

Exclusive License Agreement with Children’s Medical Center Corporation

In October 2003, we entered into a license agreement with Children’s Medical Center Corporation, or CMCC, for the license of certain patent rights and intellectual property rights owned or controlled by CMCC related to tissue engineering technology.  The CMCC patent rights include patent rights owned by CMCC, as well as CMCC’s right to sublicense certain patent rights owned or controlled by Massachusetts Institute of Technology, or MIT.  Under the terms of this license agreement, CMCC has granted us exclusive worldwide, sublicensable licenses under certain of CMCC’s patent rights related to implantable matrices for the development and commercialization of tissue engineered products for human and animal therapeutics in the subfields of genitourinary, vascular tissue, nervous tissue, trachea and other subfields later agreed upon by us and CMCC.  Our license from CMCC is exclusive in all subfields for patent rights related to organ constructs; cell matrix structures; laminarly organized luminal organ or tissue structure constructs; prosthetic kidneys; kidney augmenting constructs; stents; reproductive organs and tissue structure constructs; as well as methods for making and using the same.  Our license to CMCC’s patent rights related to implantable cartilaginous structures, implantable genitourinary cell-seeded matrices, and mammalian urothelial cell preparation is non-exclusive, except in the genitourinary subfield where the license is exclusive.  Our license to CMCC’s patent rights relating to organ decellularization is non-exclusive for all subfields covered by the license agreement.  Under the license agreement, we were also granted a non-exclusive, non-sublicensable, non-transferable license to certain CMCC biological materials and know-how related to unpatented manufacturing and scientific information, except that such license may be sublicensed or transferred to our affiliates and contractors for purposes specified in the license agreement.  CMCC has retained a royalty-free, non-exclusive right to practice, use and license to other academic and nonprofit research organizations to practice and/or use the patent rights and licensed products for research, educational, clinical and/or charitable purposes only.

We are required under the license agreement to use reasonably diligent efforts, as defined in the license agreement, to bring one or more licensed products to market as soon as practicable and to obtain all necessary government approvals for the manufacture, use, sale and distribution of licensed products.  If we fail to meet the diligence requirements set forth in the license agreement, we may be required under certain circumstances to grant a sublicense to a third party chosen by CMCC relating to the licensed product or subfield for which we have failed to meet our diligence obligations.

Under the license agreement, we are required to make payments to CMCC for accrued and continuing patent prosecution costs and also upon the achievement of certain development and sales milestones as well as certain consideration received from a sublicensee.  If we develop and obtain regulatory approval of a licensed product in each of the four subfields, we will be required to pay CMCC development milestones aggregating approximately $6.9 million.  Also, if cumulative net sales of all licensed products reach a certain level, we will be required to make a one-time sales milestone payment of $2.0 million.  We have previously paid a license issue fee of $175,000 and $350,000 of development milestones to CMCC and as of December 31, 2010, we did not owe any milestone payments to CMCC under the license agreement.  A portion of the milestone payments we make will be credited against our future royalty payments.  We must pay CMCC royalties in the mid-single digit range based on net sales of licensed products as defined in the agreement by us, our affiliates and our sublicensees, which royalties will be reduced for certain amounts we are required to pay to license patents or intellectual property from third parties and under certain circumstances if there is a competing product.  No royalties will be payable with respect to sales of licensed products in countries where there is no valid patent claim, unless we advised CMCC not to file for patent protection in that country and later choose to market and sell licensed products in such country.  The license agreement, and our obligation to pay royalties terminates on the later of the expiration, on a country-by-country basis, of the last patent right and October 2018.

Either party may terminate the license agreement upon 90 days prior written notice upon a material, unremedied breach or default of the other party.  CMCC may terminate the agreement immediately upon our insolvency or as otherwise provided in the agreement and also upon 45 days prior written notice for our failure to pay royalties due in a timely manner.  We may terminate at any time, with or without cause, upon six months prior written notice and payment to CMCC of accrued amounts due and a $50,000 termination fee.

Wake Forest University Health Sciences License Agreement

In January 2006 we entered into a license agreement with Wake Forest University Health Sciences, or WFUHS, which was amended in May 2007, for the license of WFUHS’s intellectual property (including know-how) related to research performed by WFUHS employee, Dr. Anthony Atala, a former employee of the Children’s Hospital Boston, an affiliate of CMCC, and the inventor or co-inventor on certain inventions and patents held by CMCC, which are licensed to us under our license agreement with CMCC.

In January 2006, we entered into a research agreement with WFUHS, which was amended in September 2006.  Under the research agreement, WFUHS agreed to perform sponsored research in return for quarterly payments.  The sponsored research involved the experiments and studies set out in annual research plans and milestones established under the agreement.  We terminated this agreement effective December 31, 2011.

Under the terms of this amended license agreement, WFUHS has granted us a worldwide, exclusive, sublicensable license to make, use and sell products covered by certain of WFUHS’s patent rights that relate to improvements of the existing inventions and patents included in the patent rights licensed to us under our license agreement with CMCC, or the improvement patents, and to new development inventions and patents arising out of the performance of a separate agreement, the WFUHS Research Agreement, or the new development patents, in the fields of human and animal organs, tissues and tissue-engineered and regenerative medicine directed to their functions in the subfields of genitourinary tissue, kidney tissue, cardiovascular tissue and nervous tissue.  This license agreement also granted us a non-exclusive, worldwide, sublicensable license to certain know-how related to unpatented manufacturing and scientific information provided by WFUHS.  Our license to patents claiming inventions conceived after the expiration or other termination of the WFUHS Research Agreement may be terminated at any time by WFUHS following expiration or other termination of the WFUHS Research Agreement.  On January 11, 2012, WFUHS exercised this right to terminate our license to improvement patents claiming inventions conceived after termination of the WFUHS Research Agreement.

We are obligated to use commercially reasonable efforts to bring licensed products to market.  If WFUHS believes that we have failed to comply with this obligation and an arbitrator agrees with WFUHS, we will be required to enter into a sublicense for the relevant product or grant WFUHS the right to enter into a sublicense for the that product.  We are not required to make any milestone payments to WFUHS related to the development or commercialization of the licensed products.  In addition, we are required to meet certain time deadlines with respect to initiating the first human clinical trial, filing for marketing approval with the FDA and achieving the first commercial sale in the United States with respect to the first product covered by the new development patents in each subfield.  If we fail to meet any of these deadlines, WFUHS may, in its sole option, terminate our license with respect to such product covered by the new development patents.

Under the license agreement, we also issued WFUHS a warrant to purchase 320 shares of our common stock through January 1, 2016 at an exercise of $23.20 per share and are required to pay WFUHS a percentage of certain consideration received from a sublicensee.  We are required to pay certain license maintenance fees with respect to each product covered by new development patents, commencing two years after we initiate the first animal study conducted under cGLP, with respect to such product.  These license maintenance fees, which are in the low six figure range with respect to each product, will be creditable against royalties we are obligated to pay to WFUHS for such product.  In addition, we are required to pay WFUHS royalties in the low- to mid-single digit range based on net sales of licensed products in all countries.  With respect to any product covered by an improvement patent, our obligation to pay royalties to WFUHS terminates upon the later of the expiration, on a product-by-product basis, of the last to expire patent covering such product and the date that is 15 years from the first commercial sale of such product, provided that no such royalty is payable more than seven years after expiration of the last-to-expire patent covering such product.

With respect to any licensed product that is not covered by an improvement patent, our obligation to pay royalties to WFUHS terminates, on a product-by-product basis, on the date that is five years from the first commercial sale of such product, provided that the first commercial sale occurs prior to January 1, 2021 (for each day after January 1, 2021 that the first commercial sale does not occur, the five-year period is reduced by one day).

Pursuant to the terms of the amended license agreement, we have provided $2.8 million of funding for research activities under the WFUHS research agreement through December 31, 2010.  We have made no other payments under the license agreement with WFUHS.

The agreement continues in effect on a country-by-country basis until the later of the expiration of the last to expire new improvement patent and January 1, 2021, unless earlier terminated as provided in the agreement.  We may terminate the license agreement at any time, with or without cause, upon 90 days prior written notice.  WFUHS may terminate the license agreement upon our default in paying a license fee or providing a report required to be provided under the license agreement, our material breach or our making a knowingly false report, upon 45 days prior written notice, provided that we may cure such default or breach within the 45-day period.

Medtronic Right of First Refusal and Right of First Negotiation Agreement

On March 1, 2011, we entered into a Right of First Refusal and Right of First Negotiation Agreement with Medtronic, Inc. pursuant to which we granted Medtronic a right of first refusal to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Kidney Augment program (an NKA transaction) until October 31, 2013.  On October 2, 2012, we terminated this agreement.

Celgene Right of First Negotiation

On October 2, 2012, we entered into a Right of First Negotiation Agreement with Celgene Corporation ("Celgene"), pursuant to which we granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Urinary Conduit program.   In consideration for receiving rights under this agreement, Celgene agreed to receive a warrant to purchase 50% fewer shares in connection with our October 2012 private placement than otherwise would have been issued to Celgene.  In the event of a change in control of the Company, the agreement and all of Celgene’s rights pursuant thereto will automatically terminate in all respects and be of no further force and effect.

Competition

Our industry is subject to rapid and intense technological change.  While we do not believe we currently have any commercial competitors who are developing autologous organs and tissues for the target populations that we are addressing, we face, and will continue to face, intense competition from medical device, pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies who are generally engaged in tissue engineering and regenerative medicine activities or funding.  In addition, there are companies and academic institutions developing drugs, medical devices, and surgical techniques to treat many of the medical conditions our product candidates are designed to treat.

Regenerative Medicine

While we are, to our knowledge, the only regenerative medicine company presently developing a range of neo-organs for implant that are designed to regenerate into functional organs and tissues, there are companies that are researching and developing regenerative cell-based products or therapies, which may seek to address the medical indications that our neo-organ product candidates seek to address.  The companies include Mesoblast, Athersys, Aastrom, and Neusentis Regenerative Medicine. In addition, several large pharmaceutical companies with much greater resources have demonstrated a strategic interest in regenerative medicine, including Sanofi Aventis, Johnson & Johnson, Pfizer and Celgene.

Bladder Treatment

We expect that our Neo-Urinary Conduit will compete with the current standard of care, which is the use of bowel tissue to create a urinary diversion. Companies that are researching, developing and marketing products to treat bladder dysfunction include Allergan, which is developing Botox for bladder dysfunction; Speywood Biopharma, which is developing Dysport for bladder dysfunction; and Medtronic, which is marketing Interstim for bladder dysfunction.  Further, many large pharmaceutical companies market anticholinergenic medications, such as Detrol and Ditropan, which can be used to treat bladder dysfunction.

Advanced Chronic Kidney Disease

There are many companies searching for therapeutics to address chronic kidney disease.  These companies include larger companies, such as Reata, Abbott, Eli Lilly, and Merck, as well as smaller biotechnology companies, such as Anexon, ProMetic, and Nile Therapeutics.

Many of the companies competing against us have financial and other resources substantially greater than our own.  In addition, many of our competitors have significantly greater experience in testing therapeutic products, obtaining FDA and other marketing approvals of products, and marketing and selling those products.  Accordingly, our competitors may succeed more rapidly than we will in obtaining FDA approval for products and achieving widespread market acceptance.

We expect to compete based upon, among other factors, our unique mechanism of action, our broad-based therapeutic impact, our intellectual property portfolio, our substantial process know-how with respect to scalable manufacturing capabilities, and the efficacy and safety profile of our product candidates.  Our ability to compete successfully will depend, in part, on our continued ability to attract and retain skilled and experienced scientific, clinical development and executive personnel, to develop viable autologous neo-organs.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture, commercialization and reimbursement of our neo-organs.  All of the products we are seeking to develop will require marketing approval, or licensure, by governmental agencies prior to commercialization.  In particular, human therapeutic products are subject to rigorous preclinical and clinical testing, approval and marketing regulations promulgated by the FDA and similar regulatory authorities in other countries.  Various governmental statutes and regulations also govern or influence testing, manufacturing, quality control, safety, labeling, packaging, storage and record keeping related to such products and their marketing.  State, local and other authorities may also regulate manufacturing facilities used for our neo-organs.  The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

FDA Approval Process

Our neo-organs will require approval from the FDA and corresponding agencies in other countries before they can be marketed.  The FDA regulates human therapeutic products in one of three broad categories: biologics, drugs, or medical devices.  Our product candidates that are currently under development are combination products having features of both a biologic and a medical device.  The FDA has determined that the primary mode of action for our Neo-Urinary Conduit is cellular and, therefore, they will be regulated as biologics.  We currently believe other neo-organs that we develop will also be regulated as biologics and will therefore require approval via a Biologics License Application, or BLA.  The FDA regulates biological products under both the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act, and implementing regulations for both statutes.  The FDA generally requires the following steps for pre-market approval or licensure of a new biological product:

•
preclinical laboratory and animal tests conducted in compliance with FDA’s Good Laboratory Practice, or GLP, requirements and applicable requirements for the humane use of laboratory animals, to assess a product’s biological activity, biocompatibility and to identify potential safety problems and to characterize and document the product’s manufacturing controls and stability;

•	submission to the FDA of an IND application, which must become effective before clinical testing in humans can begin;

•	development of clinical protocols to establish the safety and efficacy of the product in humans in clinical trials;

•	obtaining approval of clinical protocols by institutional review boards, or IRBs, of clinical sites in order to introduce the product into humans in clinical trials;

•
adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication conducted in compliance with the FDA’s Good Clinical Practice, or GCP, requirements, as well as any additional requirements for the protection of human research subjects and their health information;

•	compliance with cGMP and if applicable, cGTP and QSR, regulations and standards concerning quality and the use of human cellular and tissue products;

•	submission to the FDA of a BLA, for marketing approval that includes substantive evidence of safety and effectiveness from adequate results of preclinical testing and clinical trials;

•	FDA review of the marketing application in order to determine, among other things, whether the product is safe and effective for its intended uses; and

•
obtaining FDA approval of the BLA, including inspection and approval of the product manufacturing facility as compliant with cGMP and if applicable, cGTP and QSR, requirements, prior to any commercial sale or shipment of the product.

Once a biological product is identified for development, it enters the preclinical testing stage.  An IND sponsor must submit the results of the preclinical tests together with manufacturing information, analytical data and any available clinical data or literature to the FDA as part of the IND.  The sponsor also will include a protocol detailing, among other things, the objectives of the initial clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the initial clinical trial lends itself to an efficacy evaluation.  Some preclinical testing may continue even after the IND is submitted.  The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period.  In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin.  Clinical holds also may be imposed by the FDA at any time before or during trials due to safety concerns or non-compliance with regulatory requirements.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations.  These regulations include the requirement that all research subjects provide informed consent.  Further, an IRB must review and approve the plan for any clinical trial before it commences at any institution.  An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits.  The IRB also approves the information regarding the clinical trial and the consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completion.

Each new clinical protocol and any amendments to the protocol must be submitted under the IND for FDA review, and to the IRBs for approval.  Protocols detail, among other things, the objectives of the clinical trial, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.

Typically, clinical testing involves a three-phase process although the phases may overlap.  Generally, Phase I clinical trials are conducted in a small number of healthy volunteers or patients, except in circumstances where clinical testing would be not appropriate in healthy volunteers, and are designed to provide information about product safety.  In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine optimal dose, preliminary efficacy and expanded evidence of safety.  Phase III clinical trials are generally large-scale, multi-center, comparative trials conducted with patients afflicted with a target disease in order to provide statistically valid proof of efficacy, as well as safety and potency.  In some circumstances, the FDA may require Phase IV or post-marketing trials if it feels that additional information needs to be collected about the product after it is on the market, particularly for long term safety follow up.  During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators.  Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA.  The FDA may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient.  Monitoring all aspects of clinical trials to minimize risks is a continuing obligation and process.  All serious and unexpected adverse events that are deemed to be associated with the product must be reported to the FDA in written IND safety reports.

The results of the preclinical and clinical testing are submitted to the FDA along with descriptions of the manufacturing process.  In the case of vaccines, gene and cell therapies and products such as our current product candidates, the results of clinical trials are submitted as a BLA.  Under the Pediatric Research Equity Act of 2003, or PREA, which was reauthorized under the FDAAA, a BLA or a supplement to a BLA must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective.  The FDA may grant deferrals for submission of data or full or partial waivers.  Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

The FDA reviews all BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing.  The FDA may request additional information rather than accept a BLA for filing.  In this event, the BLA must be resubmitted with the additional information.  The resubmitted application also is subject to review before the FDA accepts it for filing.  Once the submission is accepted for filing, the FDA begins an in-depth substantive review.  The FDA reviews a BLA to determine, among other things, whether the product is safe, has an acceptable purity profile and is adequately effective, and whether its manufacturing meets standards designed to assure the product’s continued identity, safety, purity, and potency.

The FDA may grant marketing approval, or the FDA may request additional clinical data or deny approval if the FDA determines that the application does not satisfy its marketing approval criteria.  FDA review of a BLA typically takes nine months, but may last longer, especially if the FDA asks for more information or clarification of information already provided.  The FDA may refer the BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions.  An advisory committee is a panel of experts who provide advice and recommendations when requested by the FDA on matters of importance that come before the agency.  The FDA is not bound by the recommendations of the advisory committee, but it generally follows such recommendations.

The process of obtaining marketing approval is lengthy, uncertain, and requires the expenditure of substantial resources.  Each BLA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act, or PDUFA, and its amendments.  The FDA adjusts the PDUFA user fees on an annual basis.  According to the FDA’s fee schedule, effective through September 30, 2013, the user fee for an application requiring clinical data, such as a BLA, is $1,958,800.  PDUFA also imposes an annual product fee for biologics ($98,380), and an annual establishment fee ($526,500) on facilities used to manufacture prescription biologics.  Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.  Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the drug also includes a non-orphan indication.  We have received an orphan designation for our Neo-Urinary Conduit product candidate.

Before FDA approves a BLA, all facilities and manufacturing techniques used for the manufacture of products must comply with applicable FDA regulations governing cGMP.  Among other things, the manufacturer must develop methods for testing the identity, potency and purity of the final product.  A local field division of the FDA is responsible for completing the pre-approval inspection and providing recommendation for or against approval.  This effort is intended to assure appropriate facility and process design to avoid potentially lengthy delays in product approvals due to inspection deficiencies.  Similarly, before approving a BLA, the FDA also may conduct pre-licensing inspections of a company, its contract research organizations and/or its clinical trial sites to ensure that clinical, safety, quality control and other regulated activities are compliant with GCP.  To assure such cGMP and GCP compliance, the applicants must incur significant expenditure of time, money and effort in the area of training, record keeping, production, and quality control.  Following approval, the manufacture, holding, and distribution of a product continues to require significant resources in order for the sponsor to maintain full compliance in these areas.  For human cellular products, cGTP requirements apply.  For a biologic/device combination product, the product must be manufactured also in compliance with QSR requirements for the device component.

After marketing approval has been obtained, the FDA will require post-marketing safety reporting to monitor the side effects of the product.  Further studies may be required to provide additional data on the product’s risks, benefits, and optimal use, and further clinical trials will be required to gain approval for the use of the product as a treatment for clinical indications other than those for which the product was initially tested.  Results of post-marketing programs may limit or expand the further marketing of the product.  Further, if there are any modifications to the product, including changes in indication, labeling, or a change in the manufacturing process, manufacturing facility, or product composition, a BLA supplement may be required to be submitted to the FDA.

Other FDA Regulatory Requirements

Maintaining substantial compliance with applicable federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources.  Any biological products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including:

•	record-keeping requirements;

•	reporting of adverse experiences with the biologic;

•	providing the FDA with updated safety and efficacy information;

•	reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product;

•	reporting on advertisements and promotional labeling; and

•	complying with electronic record and signature requirements.

In addition, the FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market.  There are numerous regulations and policies that govern various means for disseminating information to health-care professionals as well as consumers, including to industry sponsored scientific and educational activities, information provided to the media and information provided over the Internet.  Prescription biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label.  Biological product manufacturers and other entities involved in the manufacturing and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws.

The FDA has very broad enforcement authority and the failure to comply with applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us or on the manufacturers and distributors of our approved products, including, without limitation, warning or untitled letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution, disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approvals, refusal to approve pending applications, and criminal prosecution resulting in fines and incarceration.  The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.  In addition, even after marketing approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

FDA Amendments Act

On September 27, 2007, the President signed into law the Food and Drug Administration Amendments Act of 2007, or the FDAAA.  This new legislation grants significant new powers to the FDA, many of which are aimed at assuring the safety of drugs and biologics after approval.  In particular, the new law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug and biologic labeling to reflect new safety information, and require risk evaluation and mitigation strategies for certain drugs and biologics.  In addition, the new law significantly expands the federal government’s clinical trial registry and results databank and creates new restrictions on the advertising and promotion of drugs and biologics.  Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties.

The requirements and changes imposed by the FDAAA may make it more difficult, and more costly, to obtain and maintain approval for new biologics, or to produce, market and distribute existing products.  In addition, the FDA’s regulations, policies and guidance are often revised or reinterpreted by the agency or the courts in ways that may significantly affect our business and our products.  It is impossible to predict whether additional legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Follow-on Biologics, or Biosimilars

In the past few years, there have been a number of legislative initiatives that intended to create a regulatory pathway for approval of follow-on biologics, or biosimilars.  The forms of the proposed legislation differed in several aspects, including the length and scope of intellectual property protection, and the clinical testing standards.  At this time it is not possible to predict whether any of the biosimilar proposals will be enacted and become law, and if so, which version of the proposals will be enacted.  However, if a regulatory pathway is established for biosimilars in the future pursuant to the enactment of biosimilar legislation, our business may be adversely affected, although the extent of the impact will depend on the details of the biosimilar law.

Expedited Development and Review Programs

A Fast Track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition.  Under the Fast Track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast Track product at any time during the clinical development of the product.  This designation assures access to FDA personnel for consultation throughout the development process and provides an opportunity to request priority review of a marketing application providing a six-month review timeline for the designated product.  If a preliminary review of the clinical data suggests that a Fast Track product may be effective, the FDA may initiate review of sections of a marketing application for a Fast Track product before the sponsor completes the application.  This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees.  However, the time periods specified under PDUFA concerning goals to which the FDA has committed to reviewing an application do not begin until the sponsor submits the complete application.  Products that receive Fast Track designation may also be eligible for accelerated approval, or approval based on a clinical endpoint other than survival or irrevocable morbidity or on a surrogate endpoint that is reasonably likely to predict clinical benefit.

Orphan Drug Designations

The Orphan Drug Act provides incentives to manufacturers to develop and market drugs and biologics for rare diseases and conditions affecting fewer than 200,000 persons in the United States at the time of application for orphan drug designation, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product.  Orphan product designation must be requested before submitting a new drug application, or NDA, or BLA.  After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.  Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.  The first developer to receive FDA marketing approval for an orphan biologic is entitled to a seven year exclusive marketing period in the United States for that product as well as a waiver of the BLA user fee.  The exclusivity prevents FDA approval of another application for the same product for the same indication for a period of seven years, except in limited circumstances where there is a change in formulation in the original product and the second product has been proven to be clinically superior to the first.

Legislation similar to the Orphan Drug Act has been enacted in other jurisdictions, including the European Union.  The orphan legislation in the European Union is available for therapies addressing conditions that affect five or fewer out of 10,000 persons.  The marketing exclusivity period is for ten years, although that period can be reduced to six years if, at the end of the fifth year, available evidence establishes that the product is sufficiently profitable not to justify maintenance of market exclusivity.  We have received orphan drug designation for our Neo-Urinary Conduit for the treatment of bladder dysfunction requiring incontinent urinary diversion.

Human Cellular and Tissue-Based Products

Human cells or tissue intended for implantation, transplantation, infusion, or transfer into a human recipient is regulated by the FDA as human cells, tissues, and cellular and tissue-based product, or HCT/Ps.  Certain types of HCT/Ps are regulated differently from drug or biologic products because they are minimally manipulated tissues intended for homologous use in the patient’s body, are not combined with a drug, device or biologic, and do not have systemic or metabolic effects on the body.  The FDA does not require pre-market approval for these types of HCT/Ps, however, it does require strict adherence to federally mandated current Good Tissue Practice, or cGTP, regulations for all HCT/Ps.  These regulations are analogous to the cGMP regulations described above in terms of manufacturing standards.  In addition, the FDA’s regulations include other requirements to prevent the introduction, transmission and spread of communicable disease.  These requirements apply to all HCT/Ps, including those regulated as drugs, biologics or devices.  Specifically, the FDA’s regulations require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing.  We submit an annual registration and listing form to the FDA for our Winston-Salem facility as an HCT/Ps facility.

Privacy Law

Federal and state laws govern our ability to obtain and, in some cases, to use and disclose data we need to conduct research activities.  Through the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (as incorporated in the American Recovery and Reinvestment Act of 2009) Congress required the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information.  Among these regulations were standards for the privacy of individually identifiable health information.  Most health care providers were required to comply with the Privacy Rule as of April 14, 2003.

HIPAA does not preempt, or override, state privacy laws that provide even more protection for individuals’ health information.  These laws’ requirements could further complicate our ability to obtain necessary research data from our collaborators.  In addition, certain state privacy and genetic testing laws may directly regulate our research activities, affecting the manner in which we use and disclose individuals’ health information, potentially increasing our cost of doing business, and exposing us to liability claims.  In addition, patients and research collaborators may have contractual rights that further limit our ability to use and disclose individually identifiable health information.  Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Other Regulations

In addition to privacy law requirements and regulations enforced by the FDA, we also are subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances.  These laws include, but are not limited to, the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act.

Foreign Regulation

We will most likely have to obtain approval for the manufacturing and marketing of each of our products from regulatory authorities in foreign countries prior to the commencement of marketing of the product in those countries.  The approval procedure varies among countries, may involve additional preclinical testing and clinical trials, and the time required may differ from that required for FDA approval or licensure.  Although there is now a centralized European Union approval mechanism in place, this applies only to certain specific medicinal product categories.  In respect of all other medicinal products each European country may impose certain of its own procedures and requirements in addition to those requirements set out in the appropriate legislation, many of which could be time-consuming and expensive.

Employees

As of October 31, 2012, we had 26 employees, including 24 full-time employees, of which 21 employees were engaged in research, development, and facilities management, and 5 employees were engaged in administration and finance.  All of our employees have entered into non-disclosure agreements with us regarding our intellectual property, trade secrets and other confidential information.  None of our employees are represented by a labor union or covered under a collective bargaining agreement, nor have we experienced any work stoppages.

Corporate Website

Our Internet website address is http://www.tengion.com.  Our filings on Form 10-K, Form 10-Q, Form 3, Form 4, Form 5, Form 8-K and any and all amendments thereto are available free of charge through this internet website as soon as reasonably practicable after they are filed or furnished to the Securities and Exchange Commission, or the SEC.  They are also available through the SEC at http://www.sec.gov/edgar/searchedgar/companysearch.html.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s)
Executive Officers
John L. Miclot	53	President and Chief Executive Officer, Director
Timothy Bertram, DVM, PhD.	57	President, Research and Development and Chief Scientific Officer
A. Brian Davis	45	Chief Financial Officer and Vice President, Finance

Directors
David I. Scheer(1)(2)(3)	59	Chairman of the Board of Directors
Carl-Johan Dalsgaard, MD, PhD(2)(4)	56	Director
Scott Flora(1)(3)	56	Director
Diane K. Jorkasky, MD(2)(4)	60	Director
Richard E. Kuntz, MD, M.Sc.(1)(4)	55	Director
Lorin J. Randall (1)(3)	69	Director
___________________________
(1)           Member of the Compensation Committee.
(2)           Member of the Nominating and Corporate Governance Committee.
(3)           Member of the Audit Committee.
(4)           Member of the Technology Committee.

John L. Miclot has served as a director of our Company and as our President and Chief Executive Officer since December 2011.  Prior to joining our Company, Mr. Miclot was an Executive-in-Residence at Warburg Pincus from March 2010 to March 2011.  He was President and Chief Executive Officer of CCS Medical, Inc., a company owned by Warburg Pincus and a provider of products and services for patients with chronic diseases, from November 2008 until completion of a financial restructuring of the Company in March 2010.  From 2003 to 2008, Mr. Miclot served as President and Chief Executive Officer of Respironics, Inc. until the sale of the Respironics to Royal Philips.  Mr. Miclot served as Chief Executive Officer of Philips Home Healthcare Solutions following the acquisition of Respironics, Inc. by Royal Philips.  Mr. Miclot spent 10 years in senior roles at Respironics, ultimately serving as President and Chief Executive Officer from 2003 to 2008.  Mr. Miclot joined Respironics in 1998 when it acquired Healthdyne Technologies, Inc., a medical device Company.  Mr. Miclot served as the Senior Vice President of Sales and Marketing Healthdyne from 1995 to 1998. Earlier in his career, he held sales and marketing roles at Medex, Ohmeda, Baxter Edwards, and DeRoyal Industries.  Mr. Miclot is a director of Wright Medical Group, Inc., Dentsply International Inc., and Body Media and serves as Chairman of the Board of Directors of Breathe Technologies, Inc.  He is also a director of the Pittsburgh Zoo & PPG Aquarium and Burger King Cancer Caring Center. He earned his B.B.A. in marketing from the University of Iowa.

Timothy Bertram, D.V.M., Ph.D., has served as our Chief Scientific Officer and President, Research and Development since November 2011 and previously served as our Chief Scientific Officer and Executive Vice President, Science and Technology from October 2010 to November 2011 and our Senior Vice President, Science and Technology from August 2004 to October 2010.  Dr. Bertram is responsible for leading our research and development efforts.  Prior to joining us, Dr. Bertram served as a senior scientific executive at Pfizer, a large multi-national pharmaceutical Company, from 1999 to 2004, and held a similar position at SmithKline Beecham Pharmaceuticals, a large multi-national pharmaceutical and healthcare Company, from 1996 to 1999, and Procter & Gamble Co., a large multi-national Company that manufactures consumer goods, from 1989 to 1996. He was a faculty member at the University of Illinois from 1984 to 1987 and was a visiting scientist to the National Institutes of Health from 1987 to 1989. Dr. Bertram received a D.V.M. and Ph.D. from Iowa State University and completed post-doctoral studies in cell signaling pathways.

A. Brian Davis has served as our Chief Financial Officer and Vice President, Finance since August 2010. From April 2009 to July 2010, Mr. Davis served in a consulting capacity as Chief Financial Officer of Neose Technologies, Inc.  From 1994 to April 2009, Mr. Davis was employed by Neose Technologies, Inc., a biopharmaceutical company focused on the development of next-generation therapeutic proteins, where he served most recently as Senior Vice President and Chief Financial Officer.  From 1991 to 1994, Mr. Davis was employed by MICRO HealthSystems, Inc., a provider of healthcare information systems, where he served most recently as Corporate Controller.  Mr. Davis is licensed as a Certified Public Accountant, received his B.S. in accounting from Trenton State College and his MBA from the Wharton School of the University of Pennsylvania.

David I. Scheer is one of our co-founders and has served as a director of our Company and as Chairman of our Board of Directors since July 2003.  Since 1981, Mr. Scheer has served as President of Scheer & Company, Inc., a Company that provides venture capital, corporate strategy, and transactional advisory services focused on the life sciences.  Mr. Scheer was involved in the founding and had been a member of the Boards of Directors of ViroPharma, Inc., OraPharma, Inc. (acquired by Johnson and Johnson in 2003), and Esperion Therapeutics, Inc. (acquired by Pfizer in 2004).  He currently serves as the chairman of the Board of Directors of Achillion Pharmaceuticals, Inc. and Aegerion Pharmaceuticals, Inc., both publicly traded biotechnology companies.  From 1991 through 1999, he was affiliated with the health care investing team at Oak Investment Partners.  Mr. Scheer has also led or played a significant role in a series of transactions involving corporate alliances, licensing arrangements, divestments, acquisitions and mergers in the life sciences.  He has served as a member of the Leadership Council of the Harvard School of Public Health, and as a member of the Advisory Committee to the Harvard Malaria Initiative.  He has helped to launch, and currently serves as Chair of “The Unfinished Agenda in Infectious Diseases,” an initiative at the Harvard School of Public Health focusing on neglected diseases.  He has also been a member of the Board of Trustees, and most recently Vice-Chair for the Long Wharf Theatre, in New Haven, Connecticut.  In 2007, he was awarded the Atlas Award for Venture Capital from the Connecticut Union for Research Excellence (CURE, of which he also serves as a member of the Board), and in 2009, he received the Venture Capital Leadership Award from the Connecticut Venture Group.  He received his A.B. cum laude from Harvard College, and an M.S. from Yale University.  Because of his strong background of service on the boards of numerous life sciences industry companies and his involvement in capital raising and strategic transactions in our industry, we believe that Mr. Scheer provides a unique perspective and useful insight to our Board of Directors as we review our growth strategy and strategic initiatives.

Carl-Johan Dalsgaard, M.D., Ph.D. has served as a director of our Company since August 2004. Dr. Dalsgaard has also been a member of HealthCap IV GP SA, L.L.C. (HCSA) and HealthCap IV GP AB, L.L.C. (HCAB and, collectively with HCSA, HealthCap), a venture capital fund that invests globally in pharmaceutical, biotechnology and medical technology companies from June 2000 to the present and serves as Chief Executive Officer of certain companies in which HealthCap has invested.  He received an M.D. from the Karolinska Institute in Sweden, and a Ph.D. in neurobiology and post-doctoral experience from Harvard Medical School.  Dr. Dalsgaard has fulfilled specialist training for a board certificate in plastic and reconstructive surgery at Karolinska Hospital.  Dr. Dalsgaard brings to the board significant experience as an executive of a financial services Company that focuses on our industry.

Scott D. Flora has served as a director of our Company since September, 2011.  Since November, 2011, Mr. Flora has served as the President and Chief Executive Officer of OmniGuide, Inc., a medical device Company specializing in CO2 laser surgical instruments.  Prior to joining OmniGuide, Mr. Flora served as President of the Surgical Devices Global Business Unit of Covidien Ltd., a $10 billion global healthcare products Company from 2006 to September 2011.  At Covidien, Mr. Flora managed more than 8,000 employees around the world and oversaw global operations, the global product portfolio and business development and acquisitions. Before Covidien, he spent 19 years at Smith & Nephew in various senior management and sales and marketing positions.  During his time at Smith & Nephew, he was President of their largest business unit, Orthopaedic Reconstruction, General Manager of the Trauma Division; and Senior Vice President of sales for the U.S. and European Regions.  Before joining Smith & Nephew, Mr. Flora was Vice President of global marketing and sales with Ioptex Research.  Mr. Flora received his B.A. in Marketing from Millikin University and has participated in professional development programs at Yale, Wharton, Kellogg, INSEAD, and Penn State.  He is currently a member of the Board of Trustees of Millikin University, has served on the Mt. Sinai Innovation Board of Directors, and has been recognized with numerous community awards for his commitment to corporate citizenship.  Mr. Flora brings extensive experience operating medical device companies to our Board of Directors.

Diane K. Jorkasky, M.D. has served as a director of our Company since August 10, 2011.  Dr. Jorkasky has been an independent consultant since February 2012.  From August 2011 to February 2012, she served as the enterprise-wide Chief Medical Officer of Endo Pharmaceuticals, Inc., or Endo, and a member of Endo’s senior R&D management team.  Prior to joining Endo, Dr. Jorkasky served as an independent consultant from January 2011 to August 2011, and was the Senior Vice President, Chief Development and Medical Officer at Aileron Therapeutics, Inc. from September 2009 to January 2011.  Dr. Jorkasky also held a variety of vice president level positions from October 2000 to January 2009 with Pfizer, Inc. where she led global clinical research science and operational groups, most recently as Vice President, Worldwide Clinical Research Operations.  Dr. Jorkasky brings to our Board of Directors substantial experience in our industry having served in a variety of capacities in both large pharmaceutical companies and smaller biotechnology companies.

Richard E. Kuntz, M.D., M.Sc. has served as a director of our Company since October 2010.  Dr. Kuntz has served as the Senior Vice President and Chief Scientific, Clinical and Regulatory Officer of Medtronic, Inc. since August 2009, prior to which time he served as the Senior Vice President and President, Neuromodulation from October 2005 to August 2009.  In his current role, role Dr. Kuntz oversees Medtronic’s global regulatory affairs, health policy and reimbursement, clinical research activities, ventures and new therapies, strategy and innovation, corporate development, and acquisitions, integrations and divestitures functions.  Dr. Kuntz brings a broad background and expertise in many different areas of healthcare.  Prior to Medtronic, he was the Founder and Chief Scientific Officer of the Harvard Clinical Research Institute (HCRI), a university-based contract research organization which coordinates National Institutes of Health (NIH) and industry clinical trials with the United States Food and Drug Administration (FDA).  Dr. Kuntz has directed over 100 multicenter clinical trials and has authored more than 200 original publications.  Dr. Kuntz also served as Associate Professor of Medicine at Harvard Medical School, Chief of the Division of Clinical Biometrics, and an interventional cardiologist in the division of cardiovascular diseases at the Brigham and Women’s Hospital in Boston, MA.  Dr. Kuntz graduated from Miami University and received his medical degree from Case Western Reserve University School of Medicine.  He completed his residency in internal medicine at the University of Texas Southwestern Medical School, and then completed fellowships in cardiovascular diseases and interventional cardiology at the Beth Israel Hospital and Harvard Medical School, Boston.  Dr. Kuntz received his master’s of science in biostatistics from the Harvard School of Public Health.  Dr. Kuntz brings to our Board of Directors substantial experience in our industry having served in an executive capacity with a large multinational medical device company.

Lorin J. Randall has served as a director of our Company since February 2008. Mr. Randall has been an independent financial consultant since May 2006. Previously, Mr. Randall was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from December 2004 to May 2006.  From 2002 to 2004, Mr. Randall served as the Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. He currently serves on the boards of directors of Nanosphere, Inc., Athersys, Inc. and Acorda Therapeutics, Inc. Mr. Randall served on the board of directors of Opexa Therapeutics, Inc., a publicly-traded cellular therapy company, from 2007 to 2009.  Mr. Randall received a BS in accounting from The Pennsylvania State University and an MBA from Northeastern University. Because of his strong background in the life sciences industry and his prior experience as Chief Financial Officer of i-STAT Corporation and four other public and privately-held companies, we believe that Mr. Randall is able to provide valuable input into our strategic and financial affairs, as well as other matters.  In addition, Mr. Randall’s public CFO assignments at CFM Technologies, Inc. and Greenwich Pharmaceuticals Corporation benefit our Board of Directors.

Board Determination of Independence

Our common stock is quoted on the OTCQB, which does not have director independence requirements. However, for purposes of determining director independence, we have applied the definitions set forth in Nasdaq Rule 5605(a)(2) which states, generally, that a director is not considered to be independent if he or she is, or at any time during the past three years was, an employee of the company; or if he or she (or his or her family member) accepted compensation from the company in excess of $120,000 during any twelve month period within the three years preceding the determination of independence.

In March 2012, our Board of Directors undertook a review of the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors determined that none of Carl-Johan Dalsgaard, M.D., Ph.D., Scott D. Flora, Diane K. Jorkasky, M.D., Richard Kuntz, M.D., M.Sc., Lorin J. Randall, or David I. Scheer, representing six of seven of our directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). In making such determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and other facts and circumstances the Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

We are a performance-based company.  We have designed a compensation program that allows us to attract, retain, and reward motivated, knowledgeable, and results-oriented associates focused on achieving the strategic goals of the Company.  The program provides for payment of base salaries combined with significant potential upside from variable incentives based on achievement of annual and strategic goals.  Our compensation program is structured to reward both annual and long-term results.  The program is based on industry benchmarks and links incentives to achievement of objectives approved by the Board of Directors.

The Compensation Committee of our Board of Directors oversees our compensation philosophy, policies and practices. The Compensation Committee also:

•	reviews and recommends policies relating to compensation and benefits of our employees;

•	evaluates the performance of the chief executive officer in light of Company and individual objectives that have been approved by the Board of Directors;

•	recommends the compensation of the chief executive officer to the Board of Directors based upon such evaluation;

•	reviews and approves individual goals and objectives relevant to compensation of our executive officers, other than the chief executive officer;

•	evaluates the performance of these executive officers in light of those goals and objectives and sets their compensation based on such evaluations; and

•	administers the issuance of stock options and other awards under our stock plans.

As a smaller reporting company, we were not required to seek shareholder approval of the compensation of our named executive officers at the annual meeting of stockholders held in 2011.  We were not required and therefore did not seek stockholder approval of the compensation of our named executive officers at the annual meeting held in 2012.  For purposes of this Compensation Discussion & Analysis and the compensation tables that follow, share and per share information have not been adjusted to reflect the 1-for-10 reverse stock split effective June 14, 2012.

Corporate Objectives

Corporate objectives for each fiscal year are established during the fourth quarter of the preceding year or the first quarter of the year and are the basis for determining corporate performance for the year.  The key strategic corporate, financial and operational goals that are established by our Compensation Committee include clinical trial progress; preclinical product candidate development; and implementation of appropriate financing and business development strategies.

Individual Objectives

Individual objectives also are established for each executive officer, other than the chief executive officer, by the chief executive officer at approximately the same time as the corporate objectives are established. Our chief executive officer does not have separate individual performance objectives.  Rather, our chief executive officer’s objectives are generally the same as the corporate objectives, with strong consideration given to how, within the opinion of the Compensation Committee and the Board of Directors, his leadership impacts our ability to achieve our objectives.  These objectives represent significant milestones to be met by each executive, along with, in certain circumstances, dates for achieving those milestones. Factors are identified and specified that will be used to measure success in reaching the goal or objective. Objectives are established based on the executive’s principal areas of responsibility.  For example, our scientific executives have measurable objectives established for areas such as key research or scientific milestones and our clinical executives will be measured by clinical trial progress.  Our Compensation Committee also retains the discretion to consider an executive’s accomplishments other than enumerated objectives when evaluating an executive’s performance.

Evaluations

Toward the end of each fiscal year, the Compensation Committee begins its assessment of individual and corporate performance against stated goals for the year.  When discussing performance evaluations and setting new compensation levels, the Compensation Committee considers recommendations from our chief executive officer regarding the compensation for executive officers other than himself.  Our chief executive officer does not participate in determining the amount of his own compensation. With the exception of our chief executive officer, the Compensation Committee has the final authority regarding the overall compensation structure for the executive officers. In the case of our chief executive officer, the Compensation Committee evaluates our chief executive officer’s performance, with significant input and recommendations from the chairman of the Board of Directors, and recommends compensation levels to the Board of Directors.

The Compensation Committee evaluates individual executive performance with the goal of setting target compensation at levels the committee believes are competitive and in a range determined using data from companies of similar size and stage of development operating in the biotechnology industry, taking into account the executive’s prior experience, our relative performance and our own strategic goals. In order to ensure that we continue to remunerate our executives appropriately and consistently with market information, we participate in, and review data from, certain compensation surveys, and may confer with outside compensation consultants.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary.  Base salaries of our employees are primarily tied to benchmarking at the 50th percentile and are tied to annual company and individual objectives. Base salaries may be adjusted from time to time during the year in connection with promotions that may occur or in order to adjust a named executive officer’s salary in light of market conditions.

Our peer group, which we identified in March 2010, is composed of the U.S.-based, publicly-traded companies in the pharmaceutical, biotechnology and life sciences industries listed below.  At the time of selecting this peer group, these companies had little to no revenue, an average market capitalization of $100.7 million, fewer than 150 employees, and product candidates in Phase I or Phase II clinical trials.  The companies in this peer group are:

Achillion Pharmaceuticals, Inc.	AVI BioPharma, Inc.	EntreMed, Inc.	Neurocrine Biosciences, Inc.
Anadys Pharmaceuticals, Inc.	Capstone Therapeutics Corp.	Icagen, Inc.	OncoGenex Pharmaceuticals, Inc.
ArQule, Inc.	Celldex Therapeutics, Inc.	Insmed Incorporated	Peregrine Pharmaceuticals, Inc.
Arrowhead Research Corporation	Cytokinetics, Incorporated	Keryx Biopharmaceuticals, Inc.	SuperGen, Inc.
Athersys, Inc.	CytRx Corporation	Molecular Insight Pharmaceuticals, Inc.

In February 2012, the Compensation Committee reviewed the list of companies in its peer group and revised the list to better reflect the Company’s peers.  The new peer group includes companies that are publicly traded, U.S.-based biotechnology companies that have product candidates in Phase II or Phase III clinical trials, fewer than sixty employees, and a market value of less than $200 million.  The companies in the new peer group are:

Adeona Pharmaceuticals, Inc.	Capstone Therapeutics Corp.	CytRx Corporation	MediciNova, Inc.
Advaxis, Inc.	Cardium Therapeutics, Inc.	EntreMed, Inc.	OncoGenex Pharmaceuticals, Inc.
Astex Pharmaceuticals, Inc. (Formerly SuperGen)	Celldex Therapeutics, Inc.	GenVec, Inc.	OXiGENE, Inc.
Athersys, Inc.	Cortex Pharmaceuticals, Inc.	Hemispherx Biopharma, Inc.	Peregrine Pharmaceuticals, Inc.
AVI BioPharma	Cyclacel Pharmaceuticals, Inc.	Insmed Incorporated	Rexahn Pharmaceuticals, Inc.
Bionovo, Inc.	Cytokinetics, Incorporated	Keryx Biopharmaceuticals, Inc.	Soligenix, Inc.

In general, base salaries are reviewed annually and adjusted based on market levels and individual performance, generally increasing between zero and seven percent each year.  For fiscal year 2012, our Compensation Committee determined that the salaries of Dr. Bertram and Mr. Davis should be increased to a greater degree given their increased responsibilities.  Accordingly, the Compensation Committee approved the base salary increases for our named executive officers as set forth in the following table:

Named Executive Officer	2011 Actual Base Salary	2012 Approved Base Salary(2)	2011 Percentage Increase
John L. Miclot (1)	$450,000	$450,000	0.0%
Timothy Bertram, D.V.M., Ph.D.	$317,173	$370,625	16.9%
A. Brian Davis	$293,550	$318,848	8.6%
_______________________________
(1)            Mr. Miclot joined the Company in December 2011.
(2)            We set our annual salary increases effective as of February 1 of each year.

Annual Performance Bonus.  The Compensation Committee has the authority to award annual performance bonuses to our executive officers. Annual bonuses are designed to provide incentives based on the achievement of annual company and individual objectives.  The target bonus percentage of our employees are benchmarked at the 50-75th percentile and are tied to the achievement of annual Company and individual objectives, which consist of the critical success factors for achievement of the company objectives.  As the Company demonstrates progress on achieving Company objectives, or for transformational hires or for key employees who are instrumental in transformational events, it is anticipated the target bonus percentage will be benchmarked increasingly closer to the 75th percentile.  If the Company or the employee exceeds the objectives, then the bonus payable to the employee could exceed the targeted percentages of base salary.  Each of our executive officers is eligible to receive an annual performance bonus based upon a targeted percentage of base salary.  The targeted bonus level for a particular executive is determined by the executive officer’s title, with each level differentiated as follows:

Name and Title	2011 Target Bonus as a Percentage of Base Salary	2012 Target Bonus as a Percentage of Base Salary
John L. Miclot, President and Chief Executive Officer (1)	(1)	50%
Timothy Bertram, D.V.M., Ph.D., President, Research and Development and Chief Scientific Officer	35%	40%
A. Brian Davis, Chief Financial Officer and Vice President, Finance	35%	35%
_______________________________
(1)           Mr. Miclot joined our Company in December 2011, and did not receive any bonus for the 2011 year.

The performance objectives are generally objectively determinable and measurable and their outcomes are substantially uncertain at the time established.  When we set the 2011 goals, we considered them to be ambitious, but attainable and designed to cause bonus payments to reflect meaningful performance requirements.  Our Chief Executive Officer, John L. Miclot, joined our Company in December 2011 and, therefore, he was not paid any bonus in respect of 2011.

In 2011, the following Company objectives were established:

•	achieve initial interim clinical follow-up on five patients in Neo-Urinary Conduit clinical trial;

•	clarify path to clinical trials for Neo-Kidney Augment development program;

•	evaluate alternative regulatory pathways for Neo-Kidney Augment development program; and

•	achieve the foregoing objectives within a Company-approved budget.

In December 2011, the Compensation Committee determined the Company had achieved 60% of the 2011 Company objectives.  In making its determination, the Compensation Committee considered the fact that the Company objective to conduct interim assessments on the initial Neo-Urinary Conduit patients was not fully met.  Our Compensation Committee determined that the other Company objectives were met and, in February 2012, also determined that the individual objectives of our executive officers were substantially met.

The Compensation Committee also determined that our executive officers had achieved certain important objectives that had not previously been identified as part of the 2011 annual objective process.  These other important objectives included completing a $31 million equity financing, designing and executing a restructuring plan to extend the Company’s cash runway, and managing the Company without a chief executive officer for six months during the year.

The Compensation Committee evaluated each of our named executive officers’ performance relative to their pre-established individual performance objectives and also took into consideration for each named executive officer, his or her other accomplishments during 2011 including, specifically, those identified above.  With regard to Dr. Bertram and Mr. Davis, Mr. Miclot recommended, and the committee agreed, that the accomplishments identified above warranted a 100% payout on each of their respective individual performance targets.  We believe that the 2011 bonus payouts for the executive officers accurately reflect and properly reward such executives for the progress and accomplishments, including achievement of the 2011 annual objectives and other the important Company objectives enumerated above that had not been identified at the time performance targets were established.

In 2011, the business objectives, potential awards, results, and actual payouts, which were paid in February 2012, were as follows.

Name and Title	Individual Performance Objectives	Target Bonus as a Percentage of Base Salary	Percent of Company Target Achieved	Percent of Individual Target Achieved	Payout
John L. Miclot President and Chief Executive Officer(1)	Not applicable	—	—	—	—

Timothy Bertram, D.V.M., Ph.D. President, Research and Development and Chief Scientific Officer	Support Neo-Urinary Conduit clinical trial; support Neo-Bladder Augment development strategy; complete certain Neo-Kidney Augment initial preclinical studies; evaluate technology platform for Neo-GI Augment; lead scientific publication strategy.	35%	60%	100%	$79,655

A. Brian Davis Chief Financial Officer and Vice President, Finance	Lead equity financing strategies in 2011; explore non-dilutive financing alternatives; managing Company’s resources and budget; lead effort to further develop financial controls and disclosure controls and procedures.	35%	60%	100%	$72,256
________________________________
(1)	Mr. Miclot joined our Company in December 2011, and therefore, neither had any performance objections nor received a bonus for 2011.

In March 2012, the following Company objectives for 2012 were established:

•	define the surgical procedure for implanting the Neo-Urinary Conduit in the ongoing Phase I clinical trial and, data permitting, implant up to seven patients during 2012;

•	submit a pre-IND filing with the U.S. FDA for the Neo-Kidney Augment development program during the first half of 2012;

•	evaluate alternative regulatory pathways for Neo-Kidney Augment development program and recommend strategy for execution; and

•	achieve the foregoing objectives within the Company approved budget.

The 2012 individual performance objectives for each of our named executive officers are identical to the Company objectives.

Long-Term Incentive Program.    We believe that long-term performance will be enhanced through equity awards that reward our employees for maximizing stockholder value over time and that align the interests of our employees and management with those of stakeholders.  The Compensation Committee believes that the use of equity awards offers the best approach to achieving our compensation goals because equity ownership ties a significant portion of an executive’s compensation to the performance of our stock.  We have historically elected to use stock options and restricted stock to provide long-term equity incentives. The Compensation Committee is considering a Plan that would not use stock options or restricted stock, but would otherwise provide incentives aligned with the Company’s stakeholders.

Stock Options and Restricted Common Stock.  Our 2010 Stock Option and Incentive Plan, or the Plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.  Our Board of Directors has delegated oversight of the administration of our stock option plans to our Compensation Committee.  The Compensation Committee has adopted policies and procedures regarding the granting of options.

Stock option grants have been made at the commencement of employment and typically annually in connection with the achievement of corporate and personal objectives.  Additionally, stock option grants may be made in connection with special recognition of a particularly important corporate accomplishment in which the executive played an important role and following a significant change in job responsibilities or to meet other special retention objectives.  Our Compensation Committee considers and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations.

The exercise price of options is the fair market value of our common stock as determined by our Compensation Committee on the date of grant.  Our stock options typically vest over a four-year period with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each quarter thereafter over a three-year period, subject to continued employment or association with us.  Our stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the applicable provision of the Internal Revenue Code.

During 2011, our Compensation Committee made stock option awards to each of our named executive officers.  Specifically, our Compensation Committee and our Board of Directors granted our executive officers options to purchase common stock and also issued to such officers restricted common stock as set forth in the table below.  One quarter of the option grant vests on the one year anniversary of the date of grant and the balance of the shares vest in a series of 12 successive equal quarterly installments over the 36-month period measured from the one year anniversary.

One-quarter of the shares under the restricted common stock award vest on each of February 1, 2012, 2013, 2014 and 2015.  Our executive officers may to enter into 10b5-1 trading plans to permit each of them to sell on each of the vesting dates a sufficient number of shares of common stock to cover the tax liability associated with such vesting. The table below does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name and Title	Date of Grant	Number of Shares under Option Grant	Exercise Price	Restricted Stock Awards

John L. Miclot, President and Chief Executive Officer	12/5/11	787,750	$0.40	-
Steven Nichtberger, M.D., Former President and Chief Executive Officer(1)	5/11/11	130,000	$2.42	86,667
Timothy Bertram, President, Research and Development and Chief Scientific Officer	5/11/11	60,000	$2.42	40,000
A. Brian Davis, Chief Financial Officer and Vice President, Finance	5/11/11	35,000	$2.42	23,333
Sunita Sheth, M.D., Chief Medical Officer and Vice President Clinical and Regulatory Affairs(1)	5/11/11	40,000	$2.42	26,667
Mark Stejbach, Chief Commercial Officer and Vice President(1)	5/11/11	40,000	$2.42	26,667
__________________________________
(1)
Dr. Nichtberger left our Company on June 30, 2011 and Dr. Sheth and Mr. Stejbach left our Company on December 31, 2011.  In November 2011, our Compensation Committee amended the post termination exercise period from December 31, 2011 for Mr. Stejbach and Dr. Sheth providing each with one year in which to exercise his or her vested stock options.

In 2012, our Compensation Committee made certain stock option and restricted stock awards to our current named executive officers.  One quarter of the option grant vest on the first anniversary of the date of grants and the balance of the shares vest in 12 successive equal quarterly installments over the 36-month period measured from the one year anniversary.  For Mr. Miclot, one quarter of the shares under the restricted common stock award vest on each of January 3, 2013, 2014, 2015 and 2016.  For Dr. Bertram and Mr. Davis, one quarter of the shares under the restricted common stock award vest on each of February 1, 2013, 2014, 2015 and 2016. The table below does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name and Title	Date of Grant	Number of Shares under Option Grant	Exercise Price	Restricted Stock Awards

John L. Miclot, President and Chief Executive Officer	1/3/12	393,750	$0.57	393,750
Timothy Bertram, President, Research and Development and Chief Scientific Officer	2/16/12	170,000	$0.64	150,000
A. Brian Davis, Chief Financial Officer and Vice President, Finance	2/16/12	80,000	$0.64	68,333

Severance and Change in Control Benefits.  As more fully described in the section entitled “Potential Payments Upon Termination or Change in Control,” we have entered into offer letters with our named executive officers that provide for certain payments and benefits upon a qualifying termination of employment or a change in control, including salary and benefits continuation, payment of pro-rata bonuses and acceleration of certain unvested equity awards.  Consistent with our compensation philosophy, we may explore other benefits related to potential change-in-control or termination events to ensure the interests of our executive officers are aligned with the interests of our stockholders.

In May 2011, our Board of Directors approved, based upon the recommendation of our Compensation Committee, the implementation of a Change in Control Payment Plan and a Management Severance Plan.  In March 2012, our Board of Directors approved an Amended and Restated Management Severance Plan.

Under the terms of the Change in Control Payment Plan, our executive officers would receive promptly after the effective date of a change in control of the Company two times his or her then current annual base salary plus target bonus, assuming a 100% payout of such bonus.  The amounts payable to each of the executive officers under the plan would be offset by an amount equal to 50% of aggregate value to be received by each executive officer by virtue of his or her stock and stock option ownership, net of any exercise price.  Pursuant to the plan, in the event the consideration received by our stockholders is less than $25 million, the amounts payable under the plan can be reduced by an amount proportionate to the extent to which $25 million exceeds the actual amount of stockholder consideration.  The Change in Control Payment Plan terminated on September 30, 2012.

Under the term of the Amended and Restated Management Severance Plan, in the event any of our executive officers’ employment is terminated by us without cause or he or she resigns under certain specified conditions including any material adverse change in his or her duties, authority or responsibilities without his or her agreement, a move of our principal office more than 50 miles from the current office, our failure to pay such executive officer’s salary and other benefits when due (other than pursuant to an across the board reduction in the compensation of all senior management), such executive officer will, subject to his or her signing of a form of Release and Non-disparagement Agreement, be entitled to receive the following benefits.  Our chief executive officer is entitled to a payment equal to (1) 12 months of his then current base salary, (2) an amount equal to his annual target bonus (assuming 100% payout threshold), and (3) an amount equal to his annual target bonus (assuming 100% payout threshold) prorated through the date of termination.  Such payment shall be made at the discretion of the Company (1) in one lump sum payment or (2) fifty percent (50)% in a lump sum payment and fifty percent (50%) over the ensuing 12 month period.  Our chief executive officer is entitled to continuation of his benefits for 12 months.  Our other executive officers are entitled to a payment equal to (1) 10 months of his then current base salary, (2) an amount equal to his annual target bonus (assuming 100% payout threshold) and (3) an amount equal to his annual target bonus (assuming 100% payout threshold) prorated through the date of termination.  Such payment shall be made at the discretion of the Company (1) in one lump sum payment or (2) fifty percent (50%) in a lump sum payment and fifty percent (50%) over the ensuing 10 month period.  These executives are entitled to continuation of their benefits for 10 months.

Other Compensation.  We maintain broad-based benefits and perquisites that are available to all eligible employees, including health insurance, life and disability insurance, dental insurance, vision insurance, flexible spending accounts and a 401(k) plan. Additionally, under certain circumstances, we will use cash sign-on bonuses as an incentive for individuals to join our team.  These bonuses are awarded on a case-by-case basis and are typically offered to offset compensation that was forfeited upon termination of prior employment, to assist with relocation expenses or to offset a variance in total compensation from the individual’s employment prior to joining us.  Consistent with our compensation philosophy, we intend to continue to maintain these benefits for our executive officers; however, our Compensation Committee in its discretion may revise, amend or add to the officer’s benefits if it deems it advisable.

Relationship of Elements of Compensation.  Our compensation structure is primarily weighted toward three of the elements discussed: base salary, annual performance bonus and long-term equity incentives.  We utilize equity incentives as a substantial component of compensation because we currently have no revenue or earnings and expect this to be the case for the foreseeable future.  Our mix of cash and non-cash compensation balances our need to limit cash expenditures with the expectations of those we hope to recruit and retain as employees.  In the future, we may adjust the mix of cash and non-cash compensation if required by competitive market conditions for attracting and retaining skilled personnel.

We manage the expected impact of salary increases and performance bonuses by requiring that the size of such salary increases and bonuses be tied to the attainment of corporate and individual objectives.  For example, the size of each executive’s bonus (other than the chief executive officer) is determined not only by individual performance, but also by whether we have met corporate objectives.

We view the award of equity incentives as a long-term retention benefit.  We make equity awards a significant component of total compensation and also tie the earning of these awards to long-term vesting schedules, generally four years.  If an employee leaves our employ before the completion of the vesting period, then that employee would not receive any benefit from the non-vested portion of his award.  We believe this feature makes it more attractive to remain as our employee and these arrangements do not require substantial cash payments by us.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us.  However, our Board of Directors may authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes such payments are appropriate to attract and retain executive talent.

SUMMARY COMPENSATION TABLE

The following table shows the total compensation accrued for fiscal years 2011, 2010, and 2009 for our named executive officers.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total

John L. Miclot (3) President and Chief Executive Officer	2011	$34,091	$—	$224,036	—	$—	$—		$258,127

Steven Nichtberger, M.D. (4)	2011	$208,553	$—	$210,608	$209,734	$—	$656,896	(5)	$1,285,791
Former President and Chief	2010	$401,375	$—	$276,000	—	$201,825	$12,620	(6)	$891,820
Executive Officer	2009	$390,000	$—	$13,099	—	$81,900	$13,613	(6)	$498,612

Timothy Bertram, D.V.M., Ph.D.	2011	$316,156	$—	$98,475	$96,800	$79,538	$1,309	(7)	$592,278
President, Research and Development	2010	$303,019	$—	$264,371	—	$105,407	$107	(7)	$672,904
and Chief Scientific Officer	2009	$293,244	$—	$12,744	—	$46,919	$45	(7)	$352,952

A. Brian Davis	2011	$292,838	$—	$57,050	$56,466	$72,256	$297	(7)	$478,907
Chief Financial Officer and Vice President, Finance	2010	$118,750	$—	$153,120	—	$37,406	$10	(7)	$309,286

Sunita Sheth, M.D. (8)	2011	$308,250	$—	$65,157	$64,534	$—	$347,731	(9)	$785,672
Chief Medical Officer and Vice President, Clinical and Regulatory Affairs	2010	$111,932	$—	$170,280	—	$47,250	$24	(7)	$329,486

Mark Stejbach (10)	2011	$292,338	$—	$65,200	$64,534	$—	$296,708	(11))	$718,780
Chief Commercial Officer and	2010	$280,500	$—	$46,000	—	$97,898	$35	(7)	$424,433
Vice President	2009	$263,974	$25,000(12)	$11,414		$38,500	$27	(7)	$338,915
________________________________
(1)
Calculated in accordance with current accounting standards for stock-based compensation without consideration of forfeitures. Valuation assumptions used to determine the fair value of the stock awards are described in Note 14 to our audited financial statements for fiscal year 2011, included in this prospectus.

(2)
Amounts shown in “Non-Equity Incentive Compensation” column reflect the annual incentive award granted and earned during fiscal year 2009, 2010, and 2011 which were paid in fiscal year 2010, 2011 and 2012, respectively.  These annual awards are described in further detail under “Compensation Discussion and Analysis”.

(3)	Mr. Miclot joined the Company in December 2011.
(4)	Dr. Nichtberger left our Company on June 30, 2011.

(5)	Dr. Nichtberger’s other compensation includes severance payments and vacation payout of $642,611 and life and disability insurance of $10,213 and tax reimbursements of $4,072 for fiscal year 2011.
(6)
Dr. Nichtberger’s other compensation includes life and disability insurance of $9,014 and tax reimbursements of $3,606 for fiscal year 2010 and disability insurance of $9,013 and tax reimbursements of $4,599 for fiscal year 2009.

(7)	All other compensation consists of tax reimbursements.
(8)	Dr. Sheth left our Company on December 31, 2011.
(9)	Dr. Sheth’s other compensation consists of vacation payout upon her termination of $7,131 and termination of employment severance benefits of $340,500.
(10)	Mr. Stejbach left our Company on December 31, 2011.
(11)	Mr. Stejbach’s other compensation consists of vacation payout upon his termination of $6,765 and termination of employment severance benefits of $289,499.
(12)
Bonus paid to Mr. Stejbach includes $25,000, which consists of $12,500 payable at six month anniversary of employment and $12,500 payable at twelve month anniversary of employment, as stipulated in Mr. Stejbach’s offer letter.

Grants Of Plan-Based Awards in 2011

The following table sets forth information regarding each grant of an award made to each named executive officer during fiscal year 2011 under any plan, contract, authorization, or arrangement pursuant to which cash, securities, similar instruments, or other property may be received.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name and Principal Position	Approval Date	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target (1)		All Other Option Awards: Number of Securities Underlying Options (2)	All Other Stock Awards: Number of Securities Underlying Stock Awards(3)	Exercise or Base Price of Option & Stock Awards	Grant Date Fair Value of Stock & Option Awards (4)

John L. Miclot		12/5/2011		$—	787,750	—	$0.40	$224,036
President and Chief Executive Officer

Steven Nichtberger, M.D.(5)		5/11/2011	$		130,000	—	$2.42	$210,608
Former President and Chief Executive Officer		5/11/2011		$—	86,667	—	$2.42	$209,734

Timothy Bertram, D.V.M., Ph.D.		5/11/2011		$79,538	60,000	—	$2.42	$98,475
President, Research and Development		5/11/2011		$—	—	40,000	$2.42	$96,800
and Chief Scientific Officer

A. Brian Davis		5/11/2011		$72,256	35,000	—	$2.42	$57,050
Chief Financial Officer and Vice President, Finance		5/11/2011		$—	—	23,333	$2.42	$56,466

Sunita Sheth, M.D. (6)		5/11/2011	$		40,000	—	$2.42	$65,157
Chief Medical Officer and Vice President, Clinical and Regulatory Affairs		5/11/2011		$—	—	26,667	$2.42	$64,534

Mark Stejbach (6)		5/11/2011	$		40,000	—	$2.42	$65,200
Chief Commercial Officer and Vice President		5/11/2011		$—	—	26,667	$2.42	$64,534

________________________________

(1)
Reflects target 2011 annual performance bonuses, which amounts, if any, were paid in the first quarter of 2012.  Target 2011 annual performance bonuses are calculated based upon a percentage of the named executive officer’s 2011 basesalary.

(2)
The options have a term of ten years and vest in accordance with the following schedule: 25% of the total number of sharesvest on the first anniversary of the grant date and 1/16th of the total number of shares vest on the first day of each quarterfollowing the grant date.

(3)
The restricted stock awards vest in accordance with the following schedule: 25% of the total number of shares vests on the first February after the grant date and on each February 1 thereafter for three years.

(4)
The amounts reported in this column represent the entire grant date fair value for the aggregate number of options granted to each named executive officer.  There can be no assurance that these amounts will ever be realized.  The assumptions we used to calculate these amounts are included in Note 14 to our audited financial statements for fiscal year 2011, included in this prospectus.

(5)	Dr. Nichtberger left our Company on June 30, 2011. Dr. Nichtberger received his 2011 bonus pursuant to the Separation and Release Agreement between Dr. Nichtberger and the Company.
(6)
Dr. Sheth and Mr. Stejbach left our Company on December 31, 2011.  Dr. Sheth and Mr. Stejbach received their 2011 bonus pursuant to the Separation and Release Agreement between Dr. Sheth and Mr. Stejbach and the Company.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning stock options held on December 31, 2011, the last day of our 2011 fiscal year, for each named executive officer.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

	Number of Securities Underlying Unexercised Options (#)
Name and Principal Position	Exercisable	Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date (2)

John L. Miclot President and Chief Executive Officer	—	787,750	0.40	12/5/2021

Steven Nichtberger, M.D. (3) Former President and Chief Executive Officer	—	—	—	—

Timothy Bertram, D.V.M., Ph.D.	646	—	0.44	2/15/2015
President, Research and Development and Chief Scientific Officer	2,715	—	0.44	2/27/2016
	3,319	—	0.44	6/23/2016
	1,035	—	0.44	11/1/2016
	5,518	—	0.44	2/27/2017
	690	—	0.44	10/25/2017
	16,552	—	0.44	12/19/2017
	5,498	366	0.44	2/7/2018
	26,581	20,674	0.44	9/28/2019
	24,375	40,625	5.00	4/9/2020
	7,500	22,500	2.94	10/18/2020
	—	60,000	2.42	5/11/2021

A. Brian Davis	20,625	45,375	3.67	08/02/2020
Chief Financial Officer and Vice President, Finance	—	35,000	2.42	05/11/2021

Sunita Sheth, M.D. (4) Chief Medical Officer and Vice President, Clinical and Regulatory Affairs	20,625	—	4.07	12/31/2012

Mark Stejbach (4)	49,022	—	0.44	12/31/2012
Chief Commercial Officer and Vice President	6,250	—	2.94	12/31/2012
_____________________________________
(1)
Options awards made prior to August 26, 2009 were modified to an exercise price of $0.44 per share on August 26, 2009, when our Compensation Committee approved the repricing of all then-outstanding options for active employees at such time.

(2)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter for the following three years.
(3)	Dr. Nichtberger left our Company on June 30, 2011.
(4)
Dr. Sheth and Mr. Stejbach left our Company on December 31, 2011 and pursuant to action taken by our Compensation Committee, their post-termination period for vested stock options was extended from 90 days to 1 year from their date of termination.

The following table sets forth information concerning stock awards held on December 31, 2011, the last day of our 2011 fiscal year, for each named executive officer. This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name and Principal Position	Number of Securities Underlying Unexercisable Stock	Stock Price of Award	Expiration Date	Market Value of Shares or Units That Have Not Yet Vested (1)

John L. Miclot President and Chief Executive Officer	—	$—	—	$—

Steven Nichtberger, M.D. (2) Former President and Chief Executive Officer	—	$—	—	$—

Timothy Bertram, D.V.M., Ph.D.
President, Research and Development and Chief Scientific Officer	40,000	$2.42	—	$18,800

A. Brian Davis Chief Financial Officer and Vice President, Finance	23,333	$2.42	—	$10,967

Sunita Sheth, M.D. (3) Chief Medical Officer and Vice President, Clinical and Regulatory Affairs	6,667	$2.42	—	$3,133

Mark Stejbach (3)
Chief Commercial Officer and Vice President	6,667	$2.42	—	$3,133
__________________________________
(1)
The market value of stock awards that have not yet vested is calculated by multiplying the closing price per share of our common stock on December 31, 2011 by the of shares unvested as of December 31, 2011.

(2)	Dr. Nichtberger left our Company on June 30, 2011.
(3)
Dr. Sheth and Mr. Stejbach left our Company on December 31, 2011.  Immediately prior to their separation, each of Dr. Sheth and Mr. Stejbach held 26,667 shares of unvested restricted stock.  Pursuant to the terms of their severance agreements, 25% of the unvested restricted stock (6,667 shares) vested on February 1, 2012 and the balance of the shares was forfeited.

Option Exercises

The following table sets forth information concerning stock options exercised and stock awards vested during fiscal year 2011 for each of the named executive officers.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized On Vesting (2)

John L. Miclot	—	—	—	—
President and Chief Executive Officer
Steven Nichtberger, M.D.	152,682	$42,010	21,667	$26,434
Former President and Chief Executive Officer
Timothy Bertram, D.V.M., Ph.D.	—	—	—	—
President, Research and Development and Chief Scientific Officer
A. Brian Davis	—	—	—	—
Chief Financial Officer and Vice President, Finance
Sunita Sheth, M.D.	—	—	—	—
Chief Medical Officer and Vice President, Clinical and Regulatory Affairs
Mark Stejbach	—	—	—	—
Chief Commercial Officer and Vice President
______________________________________
(1)
Calculated by multiplying the number of shares acquired on exercise by the difference between the closing price per share of our common stock on the date of exercise and the stock option exercise price per share.

(2)	Calculated by multiplying the number of shares acquired on vesting by the closing price per share of our common stock on the day of vesting.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The descriptions below do not reflect the 1-for-10 reverse stock split effective June 14, 2012.

John L. Miclot. On December 5, 2011, we entered into an employment agreement, which was subsequently amended and restated on January 20, 2012, with Mr. Miclot, our President and Chief Executive Officer providing for his at-will employment, commencing December 5, 2011.  Mr. Miclot’s base salary was set at $450,000 per year, subject to annual review and increases based on performance.  Mr. Miclot may also receive an annual bonus payment of up to 50% of his annual gross salary, as determined by the Compensation Committee and the Board of Directors in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  Furthermore, he is eligible to participate in the group benefits program and 401(k) plan, and the Board of Directors may award Mr. Miclot’s stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive. Pursuant to the employment agreement, Mr. Miclot was provided with a stock option to purchase 787,750 shares of common stock on December 5, 2011, a stock option to purchase 393,750 shares of common stock on January 3, 2012 and a restricted stock award of 393,750 shares of common stock on January 3, 2012.  All of these equity awards were made pursuant to our 2010 Stock Option and Incentive Plan.  Additionally, under the terms of the employment agreement, we have agreed to provide for the direct payment of or reimbursement for a furnished apartment in the Winston-Salem area and the associated utility expenses, the cost of an automobile lease in Winston-Salem and the associated insurance coverage and the cost of weekly commuting expenses from Mr. Miclot’s homes in Tampa, Florida and Pittsburgh, Pennsylvania.  We have also agreed to pay the taxes associated with the provision of these benefits.  At any time, in the event Mr. Miclot’s employment is terminated by us without cause as defined in the offer letter or he resigns under certain specified conditions, each as described in the offer letter, including any material adverse change in his duties, authority or responsibilities without his agreement, a relocation of his principal place of employment to a location that is more than 50 miles from our Winston-Salem, North Carolina headquarters, our failure to pay his salary and other benefits when due (other than pursuant to an across the board reduction in the compensation of all senior management), or our material breach of the offer letter, Mr. Miclot will, subject to his signing of a form of Release and Non-disparagement Agreement, be entitled to receive (i) continued payment of his base salary for twelve months, (ii) a prorated annual bonus at 100% of target for the year in which his employment terminates, and (iii) continuation of his benefits, for twelve months.  In the event that Mr. Miclot is terminated for cause, he will not be entitled to the payments and benefits described above.

Steven Nichtberger, M.D. On May 25, 2004, we entered into an offer letter with Dr. Nichtberger, our former Chief Executive Officer, President and member of the Board of Directors, providing for his at-will employment, commencing as of April 1, 2004.  This offer letter, as amended on December 22, 2008, sets forth the terms and conditions of Dr. Nichtberger’s employment.  Dr. Nichtberger’s base salary was originally set at $275,000 per year, subject to annual review and increases based on performance.  Dr. Nichtberger was also originally entitled to receive an annual bonus payment of up to 30% of his annual gross salary, as determined by the Board of Directors in its sole discretion, based on achievement of certain mutually agreed-upon performance milestones.  Furthermore, he was eligible to participate in the group benefits program and the Board of Directors could award Dr. Nichtberger stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive.  Pursuant to the offer letter, Dr. Nichtberger was provided with an award of 109,518 shares of restricted common stock.  Such shares were subject to repurchase by us, but all shares have since vested in full.  Dr. Nichtberger was also granted the right to participate in, and did participate in, a round of bridge financing in an amount of up to $100,000.  At any time, in the event Dr. Nichtberger was terminated by us without cause as defined in the offer letter, or he resigns under certain specified conditions, each as described in the offer letter, including being assigned to a position inconsistent in any material respect with the position of President, Chief Executive Officer or a board member, a move of our principal office more than 40 miles from his current residence, our failure to pay his salary when due, our material breach of the offer letter or his death, Dr. Nichtberger was entitled to receive (i) continued payment of his base salary for 12 months, (ii) continuation of his benefits for 12 months, and (iii) a pro-rata portion of his bonus for the year of termination, determined in the sole discretion of the Board of Directors.  The offer letter provided that Dr. Nichtberger’s severance would be subject to set-off for income obtained through other employment during the severance period. In the event that Dr. Nichtberger was terminated for cause, Dr. Nichtberger would not be entitled to the payments and benefits described above.

On June 30, 2011, Dr. Nichtberger, resigned as President, Chief Executive Officer and an employee of the Company and as a member of the Board of Directors.  In connection with Dr. Nichtberger’s resignation, the Company entered into a Severance Agreement and General Release of Claims with Dr. Nichtberger effective as of June 30, 2011.  The severance agreement provided that Dr. Nichtberger will receive one year severance (without setoff for subsequent employment) at his current salary of $419,796, payable monthly, and a cash bonus at his full 2011 target level of $209,898.  Twenty-five percent (25%) of Dr. Nichtberger’s unvested restricted stock and unvested stock options will vest immediately.  All remaining unvested shares shall be either cancelled pursuant to the terms of such award or subject to repurchase at an amount equal to the actual tax liability Dr. Nichtberger incurred in connection with the purchase of such shares.  The severance agreement also provided for a general release of claims, a mutual non-disparagement provision, a confidentiality provision and a 12-month non-competition provision, which prevents Dr. Nichtberger from engaging in any business activity that will be directly competitive with the business of Company, including one that involves the use of the patient’s own cells to regenerate kidney or urologic tissue, or that will result in the use or disclosure of the Company’s confidential, trade secret or proprietary information.

Timothy Bertram, D.V.M., Ph.D. On July 28, 2004, we entered into an offer letter with Dr. Bertram, our Vice President, Science and Technology, providing for his at-will employment, commencing as of August 1, 2004.  This offer letter, as amended on December 22, 2008, sets forth the terms and conditions of Dr. Bertram’s employment.  Dr. Bertram’s base salary was originally set at $200,000 per year, subject to annual review and increases based on performance.  Dr. Bertram was also originally entitled to receive an annual bonus payment of up to 20% of his annual gross salary, as determined by his manager and the board in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  Furthermore, he is eligible to participate in the group benefits program and the Board of Directors may award Dr. Bertram stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive.  Dr. Bertram also received the right to reimbursement for all reasonable out-of-pocket relocation and relocation-related expenses.  Pursuant to the offer letter, Dr. Bertram purchased 17,933 shares of restricted common stock at a purchase price per share equal to the par value of such shares, which shares have since vested in full. Such vested shares are subject to repurchase by us upon Dr. Bertram’s termination for any reason, including Dr. Bertram’s death (in such case only for a period of twelve months) at the fair market value price per share, but if the termination is for cause, then the vested shares are subject to repurchase by us at the price of $0.001 per share.  Dr. Bertram was also granted the right to participate, and did participate, in our Series A Preferred Stock financing in the amount of $50,000. At any time, in the event Dr. Bertram is terminated by us without cause as defined in the offer letter, Dr. Bertram will be entitled to receive (i) continued payment of his base salary for six months, (ii) continuation of his benefits for six months, and (iii) a pro-rata portion of his bonus for the year of termination, determined in the sole discretion of the Board of Directors.  Dr. Bertram’s severance will be subject to set-off for income obtained through other employment during the severance period.  In the event that Dr. Bertram is terminated for cause, Dr. Bertram will not be entitled to the payments and benefits described above. In addition, the offer letter for Dr. Bertram provides that in the event of termination by us without cause six months following a change in control of our Company, Dr. Bertram’s restricted stock awards or stock options, as the case may be, shall immediately vest.

A. Brian Davis. On July 29, 2010, we entered into an offer letter with Mr. Davis, our Chief Financial Officer and Vice President, Finance, providing for his at-will employment, commencing August 1, 2010. This offer letter, sets forth the terms and conditions of Mr. Davis’s employment. Mr. Davis’s base salary was originally set at $285,000 per year, subject to annual review and increases based on performance.  Mr. Davis may also receive an annual bonus payment of up to 35% of his annual gross salary, as determined by his manager and the Board of Directors in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  Furthermore, he is eligible to participate in the group benefits program and 401(k) plan, and the board may award Mr. Davis stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive. Pursuant to the offer letter, Mr. Davis was provided with an incentive stock option to purchase 66,000 shares of common stock pursuant to our 2010 Stock Option and Incentive Plan.  At any time, in the event Mr. Davis’s employment is terminated by us without cause as defined in the offer letter or he resigns under certain specified conditions, each as described in the offer letter, including any material adverse change in his duties, authority or responsibilities without his agreement, a move of our principal office more than 50 miles from the current office, our failure to pay his salary and other benefits when due (other than pursuant to an across the board reduction in the compensation of all senior management), or our material breach of the offer letter, Mr. Davis will, subject to his signing of a form of Release and Non-disparagement Agreement, be entitled to receive (i) continued payment of his base salary for nine months and (ii) continuation of his benefits, for nine months. Mr. Davis’s severance will be subject to set-off for income obtained through other employment during the severance period.  In the event that Mr. Davis is terminated for cause, Mr. Davis will not be entitled to the payments and benefits described above.  In addition, the offer letter for Mr. Davis provides that in the event of termination by us without cause within one month prior to or nine months following a change in control of our Company, Mr. Davis’s restricted stock awards or stock options, as the case may be, shall immediately vest.

Sunita Sheth, M.D.  On June 30, 2010, we entered into an offer letter with Dr. Sheth, our Chief Medical Officer and Vice President, Regulatory and Clinical Development, providing for her at-will employment, commencing July 6, 2010. This offer letter set forth the terms and conditions of Dr. Sheth’s employment.  Dr. Sheth’s base salary was originally set at $300,000 per year, subject to annual review and increases based on performance.  Dr. Sheth may also receive an annual bonus payment of up to 35% of her annual gross salary, as determined by her manager and the Board of Directors in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  We also agreed to reimburse Dr. Sheth the cost of her malpractice insurance through the end of 2010 up to a maximum amount of $41,000 per year.  Furthermore, she was eligible to participate in the group benefits program and 401(k) plan, and the Board of Directors could have awarded Dr. Sheth stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive. Pursuant to the offer letter, Dr. Sheth was provided with an incentive stock option to purchase 66,000 shares of common stock pursuant to our 2010 Stock Option and Incentive Plan.

In connection with her separation from the Company effective December 31, 2011, Dr. Sheth and the Company entered into a Separation Agreement and Release of Claims. Pursuant to the Separation Agreement, Dr. Sheth was entitled to separation pay equal to nine months of her base salary, her 2011 annual target bonus, and the cost of COBRA continuation coverage for nine months.  All unvested stock options held by Dr. Sheth were terminated and forfeited and she has one year in which to exercise any vested stock options.  Additionally, 25% of the unvested restricted stock awards held by Dr. Sheth vested  in accordance with the terms of such award on February 1, 2012.  The remaining unvested shares of restricted stock were forfeited.

Mark Stejbach. On June 24, 2008, we entered into an offer letter with Mr. Stejbach, our Vice President and Chief Commercial Officer, providing for his at-will employment, commencing August 1, 2008. This offer letter, as amended on December 22, 2008, set forth the terms and conditions of Mr. Stejbach’s employment.  Mr. Stejbach’s base salary was originally set at $250,000 per year, subject to annual review and increases based on performance.  Mr. Stejbach was also originally entitled to receive an annual bonus payment of up to 20% of his annual gross salary, as determined by his manager and the Board of Directors in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  In addition, Mr. Stejbach was eligible to receive an initial signing bonus of $37,500, of which $25,000 was payable upon commencement of employment, and the remaining $12,500 was payable on the six month anniversary of the commencement date.  We were also required to pay Mr. Stejbach $12,500 in bonus payments on each of the 12 and 18-month anniversaries of his employment.  Furthermore, he was eligible to participate in the group benefits program and 401(k) plan, and the Board of Directors could have awarded Mr. Stejbach stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive.  Pursuant to the offer letter, Mr. Stejbach was provided with an incentive stock option to purchase 31,035 shares of common stock pursuant to our 2004 Stock Incentive Plan.  At any time, in the event Mr. Stejbach’s employment was terminated by us without cause as defined in the offer letter, subject to his signing of a form of Release and Non-disparagement Agreement, Mr. Stejbach was entitled to receive (i) continued payment of his base salary for nine months and (ii) continuation of his benefits, for nine months.  Mr. Stejbach’s severance would be subject to set-off for income obtained through other employment during the severance period.  In the event that Mr. Stejbach was terminated for cause, Mr. Stejbach would not be entitled to the payments and benefits described above. In addition, the offer letter for Mr. Stejbach provided that in the event of termination by us without cause within one month prior to or nine months following a change in control of our Company, Mr. Stejbach’s restricted stock awards or stock options, as the case may be, would immediately vest.

In connection with his separation from the Company effective December 31, 2011, Mr. Stejbach and the Company entered into a Separation Agreement and Release of Claims. Pursuant to the Separation Agreement, Mr. Stejbach was entitled to separation pay equal to nine months of his base salary, his 2011 annual target bonus, and the cost of COBRA continuation coverage for nine months.  All unvested stock options held by Mr. Stejbach were terminated and forfeited and he has one year in which to exercise any vested stock options.  Additionally, 25% of the unvested restricted stock awards held by Mr. Stejbach vested in accordance with the terms of such award on February 1, 2012.  The remaining unvested shares of restricted stock were forfeited.

Release and Non-Disparagement Agreements

Our form of Release and Non-Disparagement Agreement provides that in exchange for certain severance benefits, the terminated employee releases us from all liability for any claims or damages against us.  The agreement also provides that (i) neither we nor the terminated employee will engage in any communications that shall disparage, demean or impugn one another or interfere with the other’s existing or prospective business relationships, economic or career prospects, and (ii) the terminated employee will not compete with or become employed by a Company that competes with our products or technology for a period of one (1) year after termination of employment.

Potential Payments Upon Termination or Change in Control

The following table sets forth the payments that would be made to our named executive officers if his or her employment had been terminated by us without cause (or if applicable, by the executive for good reason) on December 31, 2011 or in the event a change in control of our Company occurred on December 31, 2011, as applicable.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name	Termination Without Cause (or With Good Reason)	Termination Without Cause (or With Good Reason) in Connection with a Change in Control

John L. Miclot
Cash Severance	$450,000	$450,000
Continued Health Benefits	—	—
Pro-Rata Bonus	225,000	225,000
Acceleration of Restricted Stock	—	—
Acceleration of Stock Options	—	55,143	(1)
Payments Pursuant to Change in Control Payment Plan	—	595,760	(2)
Total:	$675,000	$1,325,903

Timothy Bertram, D.V.M., Ph.D.
Cash Severance	$270,750	$270,750
Continued Health Benefits	12,187	12,187
Pro-Rata Bonus	127,854	127,854
Acceleration of Restricted Stock	—	—
Acceleration of Stock Options	—	2,508	(1)
Payments Pursuant to Change in Control Payment Plan	—	439,897	(2)
Total:	$410,791	$853,196

A. Brian Davis
Cash Severance	$232,500	$232,500
Continued Health Benefits	12,481	12,481
Pro-Rata Bonus	108,500	108,500
Acceleration of Restricted Stock	—	10,967
Acceleration of Stock Options	—	—
Payments Pursuant to Change in Control Payment Plan	—	374,602	(2)
Total:	$353,481	$739,050

Sunita Sheth, M.D.
Cash Severance	$231,750	$231,750
Continued Health Benefits	595	595
Pro-Rata Bonus	108,150	108,150
Acceleration of Restricted Stock	—	3,133
Acceleration of Stock Options	—	—
Payments Pursuant to Change in Control Payment Plan	—	375,150	(2)
Total:	$340,495	$718,778

Mark Stejbach
Cash Severance	$219,873	$219,873
Continued Health Benefits	—	—
Pro-Rata Bonus	102,607	102,607
Acceleration of Restricted Stock	—	3,133
Acceleration of Stock Options	—	1,471	(1)
Payments Pursuant to Change in Control Payment Plan	—	355,556	(2)
Total:	$322,480	$682,640

 _______________________________
(1)	Calculated based upon a price per share of our common stock of $0.47, which was the closing price per share of our common stock on December 31, 2011.
(2)
Under the terms of the Change in Control Payment Plan, our executive officers would receive promptly after the effective date of a change in control of the Company two times his or her then current annual base salary plus target bonus, assuming a 100% payout of such bonus.  The amounts payable to each of the executive officers under the plan will be offset by an amount equal to 50% of aggregate value to be received by each executive officer by virtue of his or her stock and stock option ownership, net of any exercise price.  Pursuant to the plan, in the event the consideration received by our stockholders is less than $25 million, the amounts payable under the plan can be reduced by an amount proportionate to the extent to which $25 million exceeds the actual amount of stockholder consideration.  The payments calculated for each executive in the above table assume stockholder consideration of approximately $11.3 million (calculated as the product of (i) our total shares of common stock outstanding at December 31, 2011 of 23,962,984 and (ii) $0.47, which was the closing price per share of our common stock on December 31, 2011).  The Change in Control Payment Plan terminated on September 30, 2012.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information about our common stock that may be issued upon the exercise of stock options, warrants and rights under all of our existing equity compensation plans as of  December 31, 2011, including the 2010 Stock Incentive and Option Plan (2010 Plan) and 2004 Stock Option Plan (2004 Plan).  There were no shares available for future grants under the 2004 Plan, as the 2004 Plan ceased upon the Company’s initial public offering in April 2010.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Awards, Options and Warrants	(b) Weighted Average Exercise Price of Outstanding Stock Awards, Options and Warrants	(c) Number of Securities Remaining Available for Future Issuance (Excludes Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	12,532,637	$2.87	727,488	(1)
Equity compensation plans not approved by stockholders	---	---	---

Total	12,532,637	$2.87	727,488
__________________________________
(1)           Consists of shares available for grant by us under our 2010 Plan.

Compensation of Directors

Our Board of Directors determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee.  The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to our Board of Directors when appropriate.  The Compensation Committee did not recommend any changes in compensation for our non-employee directors for fiscal year 2011.  Our Board of Directors is compensated through fees and grants of stock options. The description below does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Since the completion of our initial public offering in April 2010, each of our non-employee directors are entitled to receive an annual cash retainer of $35,000, except that a non-employee chairperson of the board is entitled to receive an annual cash retainer of $55,000.  Non-employee chairpersons of the Audit Committee, the Compensation Committee, the Technology Committee, and the Governance and Nominating Committee are each entitled to receive an additional annual retainer of $15,000, $10,000, $10,000 and $6,000, respectively.  Non-employee members of each of the Audit Committee, the Compensation Committee, the Technology Committee, and the Governance and Nominating Committee are entitled to receive an additional annual retainer of $7,500, $5,000, $5,000 and $3,000, respectively.

We reimburse all directors for travel, lodging and other reasonable expenses incurred in attending board and committee meetings.

In March 2012, the Board of Directors approved changes to its non-employee director compensation plan with respect to equity awards.  The changes were recommended by an independent compensation consultant to the Compensation Committee based on a review of equity incentives used by the Company’s peer group of companies.  Upon initial election or appointment to our Board of Directors, each non-employee director will be granted an option to purchase 30,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant.   These options vest quarterly over a two-year period, subject to the non-employee director’s continued service on the Board of Directors through the vesting dates.  On the date of each annual stockholder meeting, each continuing non-employee director will automatically receive an option to purchase 20,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant.  When granted, these options vest quarterly over a one-year period, subject to the non-employee director’s continued service on the Board of Directors through the vesting dates.

Prior to March 2012, each non-employee director was granted an option to acquire 7,000 shares of common stock upon his or her initial election or appointment to the Board of Directors and an option to purchase 4,700 shares of common stock at each annual meeting of stockholders commencing in 2011, each with an exercise price equal to the fair market value of our common stock on the date of grant.

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2011.  This table does not reflect the 1-for-10 reverse stock split effective June 14, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David I. Scheer	$67,500	—	$2,241	(2)	—	—	—	$69,741
Carl-Johan Dalsgaard, M.D., Ph.D.	$39,250	—	$2,241	(2)	—	—	—	$41,491
Scott D. Flora	$13,125	—	$3,369	(3)	—	—	—	$16,494
Brenda D. Gavin, D.V.M.(4)	$30,750	—	$—		—	—	—	$30,750
Diane K. Jorkasky, M.D.	$10,750	—	$7,116	(5)	—	—	—	$17,866
Gary J. Kurtzman, M.D.(6)	$39,735	—	$—		—	—	—	$39,735
Richard Kuntz, M.D., M.Sc.	$42,500	—	$2,241	(2)	—	—	—	$44,741
Lorin J. Randall	$55,000	—	$2,241	(2)	—	—	—	$57,241
__________________________________
(1)
The assumptions we used in valuing options are described in Note 14, “Stock-based Compensation,” to our audited financial statements included for the fiscal year ended December 31, 2011 included in this prospectus.  This column reflects the aggregate grant date fair value as calculated in accordance with ASC 718 in connection with options we granted in the indicated year.

(2)	Options were granted at fair market value on September 28, 2011 at $0.69 per share. Options vest quarterly over a one-year period.
(3)	Options were granted at fair market value on September 28, 2011 at $0.69 per share. Options vest quarterly over a two-year period.
(4)	Pursuant to an agreement between Dr. Gavin and Quaker BioVentures, these director fees are paid directly to Quaker BioVentures. Dr. Gavin resigned from our Board of Directors on August 10, 2011.
(5)
Options to purchase 7,000 shares of common stock were granted at fair market value on August 10, 2011 at $1.00 per share.  Options to purchase 4,700 shares of common stock were granted at fair market value on September 28, 2011 $1.00 per share. Options to purchase 7,000 shares of common stock vest quarterly over a two-year period; options to purchase 4,700 shares of common stock vest quarterly over a one-year period.

(6)
Pursuant to an agreement between Dr. Kurtzman and Safeguard Delaware, Inc., these director fees are paid directly to Safeguard Delaware, Inc.  Dr. Kurtzman resigned from our Board of Directors on September 28, 2011.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, the members of our Compensation Committee were Scott D. Flora, chair, Richard E. Kuntz, M.D., M.Sc., Gary Kurtzman, M.D., Lorin J. Randall, and David I. Scheer.  No member of our Compensation Committee was an officer or employee of ours.  In addition, none of our executive officers served as a member of the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of another entity, one of whose executive officers served as a member of our Board of Directors or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Item 404(a) of Regulation S-K requires us to disclose any transaction since January 1, 2011, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for 2011 and 2010 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Policies and Procedures Regarding Review, Approval, or Ratification of Related Person Transactions

In accordance with its charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions.  In carrying out its responsibilities, the Audit Committee reviews and considers information regarding the related person transaction as it deems appropriate under the circumstances, which may include information such as the related person’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, the transaction.  The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with our best interests.

2011 Financing

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock.  The purchase price per security was $28.30.  Upon the closing of the private placement, Medtronic, Inc. became a beneficial owner of more than 5% of our voting securities.  In connection with the private placement, we entered into a Right of First Refusal and Right of First Negotiation Agreement with Medtronic, Inc. pursuant to which we granted Medtronic. Inc. a right of first refusal to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Kidney Augment program (an NKA transaction) until October 31, 2013.  We terminated this agreement on October 2, 2012.  Dr. Kuntz, who is a member of our Board of Directors, is an executive officer of Medtronic, Inc.  Additionally, funds affiliated with HealthCap Venture Capital, which prior to the private placement beneficially owned 14.4% of our voting securities, became the beneficial owner of up to 25.99% of our voting securities.  Dr. Dalsgaard, who is a member of our Board of Directors, is affiliated with HealthCap Venture Capital.  Neither Dr. Kuntz nor Dr. Dalsgaard participated in any discussions or negotiations related to the private placement and Dr. Kuntz did not participate in any discussions or negotiations related to the Right of First Refusal and Right of First Negotiation Agreement.

The following table summarizes the participation in the private placement by any of our current directors, executive officers, 5% stockholders or any member of the immediate family of any of the foregoing persons:

Name	Aggregate consideration paid	Shares of common stock issued	Shares of common stock underlying warrants
HealthCap Venture Capital	$7,000,005	247,350	247,350
Medtronic, Inc.	$7,000,005	247,350	185,513
Deerfield Special Situations Fund International Limited (1)	$1,830,000	64,664	64,664
Deerfield Special Situations Fund L.P.	$1,170,000	41,343	41,343
Great Point Partners, LLC	$2,830,000	100,000	100,000
Empery Asset Management, LP	$2,500,008	88,340	88,340

(1) Interests held by this entity are now held by Deerfield Special Situations International Master Fund, L.P.

2012 Financing

In September 2012, we issued the Demand Notes in the aggregate amount of $1 million to certain new and existing investors in the Bridge Financing.  The Demand Notes bore interest at a rate of 10% per year.  The outstanding principal balance, with any accrued interest, was payable on demand at any time on or after October 7, 2012.  The holder of a Demand Note, in its sole discretion, could exchange the principal balance of its Demand Note, together with accrued interest, for the first tranche of debt securities and warrants issued by the Company after September 7, 2012.  In October 2012, we closed the 2012 Financing pursuant to which we issued the Convertible Notes and 2012 Warrants, in which we raised approximately $15 million in gross proceeds.  Deerfield Special Situations International Master Fund, L.P., Deerfield Special Situations Fund L.P., and funds affiliated with HealthCap Venture Capital participated in the Bridge Financing and the 2012 Financing.  The 2012 Financing was considered a “Subsequent Offering” and all holders of Demand Notes exchanged their Demand Notes for the Convertible Notes and 2012 Warrants issued in the 2012 Financing.  Dr. Dalsgaard, who is a member of our Board of Directors, is affiliated with HealthCap Venture Capital and did not participate in any discussions regarding the Bridge Financing or the 2012 Financing.  The following table summarizes their participation:

Name	Aggregate consideration paid	Principal amount of Notes	Shares of common stock underlying warrants
HealthCap Venture Capital	$500,684.92	$500,684.92	2,136,986
Deerfield Special Situations International Master Fund, L.P.	$1,620,000.00	$1,620,000.00	6,649,151
Deerfield Special Situations Fund L.P.	$1,380,000.00	$1,380,000.00	5,664,092

Agreements with Stockholders

In connection with the 2012 Financing, we entered into a registration rights agreement, securities purchase agreement and facility agreement with the investors, including Deerfield Special Situations International Master Fund, L.P, Deerfield Special Situations Fund L.P., and funds affiliated with HealthCap Venture Capital.  In connection with those agreements, we agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the Convertible Notes and the exercise of the 2012 Warrants.  We also granted the holders of the Convertible Notes and the 2012 Warrants, except Horizon Credit II LLC, the right to require us to sell to such holders up to an additional $20,000,000 in securities on the same terms as the Convertible Notes and 2012 Warrants (the “Call Option”).  The Call Option may be exercised by these holders at any time on or before June 30, 2013.  The conversion price of the notes and exercise price of the warrants issued pursuant to the terms of the Call Option will be no greater than $0.75 and, may be lower if the conversion price on the Convertible Notes and the exercise price of the 2012 Warrants is adjusted pursuant to the terms of such instruments.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and certain of our key employees. As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for any:

•	breach of the director’s duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	transaction from which the director derived an improper personal benefit.

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation.  A “director” or “officer” includes any person who is or was a director or officer of us or as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at our request, but does not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Company with respect to such person’s activities prior to said transaction unless specifically authorized by our Board of Directors or our stockholders.  Pursuant to our amended and restated bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law.  Our amended and restated bylaws provide that we shall advance expenses to directors in connection with any proceeding in which such director is involved because of his or her status as a director and we may, at the discretion of our Board of Directors, advance expenses to officers and employees in connection with any proceeding in which such officer or employee is involved because of his or her status as such.  Our amended and restated bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of  November 6, 2012 by each person, or group of persons, who beneficially owns more than 5% of our capital stock; each of our directors and named executive officers; and all current directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock.  This information does not necessarily indicate beneficial ownership for any other purpose.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to convertible notes, warrants and options held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of November 6, 2012,  are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.  The percentage of beneficial ownership is based on 2,466,914 shares of common stock outstanding on November 6, 2012.

Unless otherwise indicated, the address for each person or entity named below is c/o Tengion Inc., 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina, 27103.

Name of Beneficial Owner	Shares of common stock	Options exercisable within 60 days	Shares issuable upon exercise of warrants or conversion of notes	Total shares of common stock beneficially owned(1)	Beneficial Ownership Percentage
Greater than 5% Beneficial Owner
HealthCap Venture Capital (2)	425,206	0	3,051,912	3,477,118	63.005%
Medtronic, Inc. (3)	247,350	0	0	247,350	10.027%
Bay City Capital (4)	0	0	273,644	273,644	9.985%
Celgene Corporation (5)	0	0	273,644	273,644	9.985%
DAFNA Capital (6)	0	0	273,644	273,644	9.985%
Deerfield Funds (7)	0	0	273,644	273,644	9.985%
Horizon Technology Finance (8)	0	0	273,644	273,644	9.985%
RA Capital Management, LLC (9)	0	0	273,644	273,644	9.985%
Oak Investment Partners XI, Limited Partnership (10)	204,378	0	0	204,378	8.285%
Officers and Directors
Carl-Johan Dalsgaard, M.D., Ph. D. (11)	425,206	1,440	3,051,912	3,478,558	63.014%
John L. Miclot	39,375	29,538	0	68,913	2.760%
Timothy A. Bertram, D.V.M., Ph. D.	21,142	15,290	0	36,432	1.468%
David I. Scheer	18,839	1,440	0	20,279	*
A. Brian Davis	9,000	5,026	0	14,026	*
Lorin J. Randall	0	2,886	0	2,886	*
Richard E. Kuntz, M.D., M. Sc.	0	1,670	0	1,670	*
Diane K. Jorkasky, M.D.	0	1,408	0	1,408	*
Scott D. Flora	0	938	0	850	*
All current directors and executive officers as a group (9 persons)	513,562	59,636	3,051,912	3,625,110	64.984%

_____________________
* Less than one percent.

(1)
This table and the information included in the notes below are based upon information supplied by named executive officers, directors and principal stockholders, including, reports and any amendments thereto filed on Schedule 13D, Schedule 13G, Form 3, and Form 4 with the SEC. This table does not include shares issuable in lieu of interest payments on the Convertible Notes or other debt securities which may be issued to holders of the Convertible Notes with terms substantially similar to those set forth in the Convertible Notes. The table assumes that the exercise price of the 2011 Warrants is $28.80 per share and does not reflect anti-dilution adjustments to the number of shares underlying the 2011 Warrants resulting from the 2012 Financing. The Company is currently in the process of calculating the appropriate adjustment. Once such determination is made, the table will be revised to reflect this adjustment.

(2)
Includes 425,206 shares of common stock and warrants to purchase 247,349 shares, of which 233,258 shares and warrants to purchase 135,691 shares are held directly by HealthCap IV, L.P., a Delaware limited partnership (“HCLP”); 17,020 shares and warrants to purchase 9,900 shares are held directly by HealthCap IV, K.B., a Swedish limited partnership (“HCKB”); 168,548 shares and warrants to purchase 98,048 shares are held directly by HealthCap IV BIS, L.P., a Delaware limited partnership (“HCBIS”); and 6,380 shares and warrants to purchase 3,710 shares are held directly by OFCO Club IV, a Swedish non-registered partnership (“OFCO”).

According to a Form 4 filed October 4, 2012, also includes $500,684.92 of senior secured convertible notes (“Notes”) and warrants to purchase 2,136,986 shares of common stock of which $274,666.24 of Notes and warrants to purchase 1,172,310 shares are held directly by HCLP; $20,039.91 of Notes and warrants to purchase 85,532 shares are held directly by HCKB; $198,468.50 of Notes and warrants to purchase 847,089 shares are held directly by HCBIS; and $7,510.27 of Notes and warrants to purchase 32,055 shares are held directly by OFCO.  The Notes are currently convertible into 667,577 shares of common stock.

HealthCap IV GPSA, L.L.C. (“HCSA”), is the sole general partner of HCLP as well as HCBIS, and has shared voting power and shared investment power with HCLP and HCBIS.  HealthCap IV GP AB, L.L.C. (“HCAB”), is the sole general partner of HCKB and has shared voting power and shared investment power with HCKB.  The members of HCSA and HCAB are Carl-Johan Dalsgaard, Johan Christenson, Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Jacob Gunterberg, Staffan Lindstrand, Bjцrn Odlander, Per Samuelsson and Eugen Steiner.

Odlander, Fredrikson & Co AB, L.L.C. and Odlander Fredrikson SA, L.L.C. are advisors to each of HCSA and HCAB, and Odlander, Fredrikson & Co AB is a member of OFCO.  The individuals listed herein may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by HCLP, HCKB, HCBIS and OFCO.  Each member disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein.  The addresses of the entities affiliated with HealthCap are Strandvagen 5B, SE-114 51 Stockholm, Sweden and 18 Avenue d’Ouchy, CH-1006 Lausanne, Switzerland.

(3)
According to a Form 13D filed on April 14, 2011, comprised of 247,350 shares of common stock and warrants to purchase 185,513 shares of common stock.   The address of Medtronic, Inc. is 710 Medtronic Parkway, LC 270, Minneapolis, MN 55432-5604. Under the terms of these warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of the warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding.  This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company.  Dr. Richard E. Kuntz, one of our directors, is Senior Vice President and Chief Scientific Clinical and Regulatory Officer of Medtronic, Inc.

(4)
Pursuant to a Securities Purchase Agreement dated October 2, 2012, Bay City Capital Fund V. LP and Bay City Capital Fund V Co-Investment Fund, LP (collectively, “Bay City Capital”) purchased $1,000,000 of Notes and warrants to purchase 4,000,000 shares of our common stock.  The Notes are currently convertible into 1,333,333 shares of common stock.  The address of Bay City Capital is 750 Battery Street, Suite 400, San Francisco, CA 94111.  The Notes and warrants held by Bay City Capital prohibit the holder from acquiring shares of common stock upon conversion of the Notes or exercise of the warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(5)
Pursuant to a Securities Purchase Agreement dated October 2, 2012, Celgene Corporation purchased $5,002,283.10 of the Notes and warrants to purchase 10,228,310 shares of our common stock.  The Notes are currently convertible into 6,669,711 shares of common stock.  The address of Celgene Corporation is 86 Morris Avenue, Summit, NJ 07901.  The Notes and warrants held by Celgene Corporation prohibit the holder from acquiring shares of common stock upon conversion of the Notes or exercise of the warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(6)
Pursuant to a Securities Purchase Agreement dated March 1, 2011, DAFNA Lifescience Market Neutral LTD, DAFNA Lifescience Select LTD and DAFNA Lifescience LTD (collectively, “DAFNA Capital”) purchased warrants to purchase 21,210 shares of our common stock.  Pursuant to a Securities Purchase Agreement dated October 2, 2012, DAFNA Capital purchased $500,000 of the Notes and warrants to purchase 2,000,000 shares of our common stock.  The Notes are currently convertible into 666,667 shares of common stock.  The address of DAFNA Capital is DAFNA Capital Management, LLC, 10990 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024.  Under the terms of the warrants issued to DAFNA Capital in the 2011 private placement, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding.  This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company.  The Notes and 2012 Warrants held by DAFNA Capital prohibit the holder from acquiring shares of common stock upon conversion of the Notes or exercise of those warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(7)
Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. (together, the “Deerfield Funds”) hold 106,007 shares of common stock underlying warrants issued in the 2011 private placement.   Pursuant to a Securities Purchase Agreement dated October 2, 2012, the Deerfield Funds purchased $3,000,000 of the Notes and warrants to purchase 12,313,243 shares of our common stock.  The Notes are currently convertible into 4,000,000 shares of common stock.  The address of the Deerfield Funds is c/o Deerfield Management Co., 780 Third Avenue, 37th Floor, New York, NY 10017. Under the terms of the warrants issued in the 2011 private placement, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding.  This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company.  The Notes and 2012 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the Notes or exercise of those warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.  James E. Flynn has the power to vote or dispose of the shares held by the Deerfield Funds.

(8)
On March 14, 2011, Horizon Technology Finance Corporation (“Horizon Technology Finance”) received warrants to purchase 7,068 shares of our common stock. On October 2, 2012, in connection with an amendment to its Venture Loan Agreement with the Company, Horizon Credit II, LLC (“Horizon Credit”), a wholly-owned subsidiary of Horizon Technology Finance, received warrants to purchase 1,708,177 shares of our common stock. The principal address of Horizon Technology Finance is 312 Farmington Ave, Farmington CT 06032. The 2012 Warrants held by Horizon Credit prohibit the holder from acquiring shares of common stock upon exercise of these warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(9)
Pursuant to a Schedule 13G/A filed February 14, 2012, RA Capital Management, LLC, RA Capital Healthcare Fund, LP and Peter Kolchinsky hold warrants to purchase 106,007 shares of our common stock.  Pursuant to a Securities Purchase Agreement dated October 2, 2012, RA Capital purchased $5,002,283.11 of the Notes and warrants to purchase 20,456,621 shares of our common stock.  The Notes are currently convertible into 6,669,710 shares of common stock.  Mr. Kolchinsky is the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA Capital Healthcare Fund, LP.  The principal address of RA Capital Management, LLC is 20 Park Plaza, Suite 1200, Boston, MA 02116.  Under the terms of the warrants issued to RA Capital in the 2011 private placement, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding.  This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company.  The Notes and 2012 Warrants held by RA Capital prohibit the holder from acquiring shares of common stock upon conversion of the Notes or exercise of these warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(10)
According to a Form 13G filed on February 14, 2011, comprised of 204,378 shares held by Oak Investment Partners XI, Limited Partnership (“Oak Investment Partners XI”), 901 Main Avenue, Suite 600, Norwalk, CT 06851.  Oak Associates XI, LLC is the general partner of Oak Investment Partners XI. Oak Management Corporation is the manager of Oak Investment Partners XI.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of Oak Investment Partners XI and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by such entities.

(11)
Also includes shares beneficially owned by HealthCap Venture Capital (see footnote 2).  Dr. Dalsgaard is a member of HCSA, which is the sole general partner of HCLP as well as HCBIS, and has shared voting power and shared investment power with HCLP and HCBIS.  Dr. Dalsgaard is also a member of HCAB, which is the sole general partner of HCKB and has shared voting power and shared investment power with HCKB.  Dr. Dalsgaard has disclaimed beneficial ownership of the shares listed in footnote 2 except to the extent of his pecuniary interest therein.  The address for Dr. Dalsgaard is Strandvдgen 5B, SE-114 51 Stockholm, Sweden and 18 Avenue d’Ouchy, CH-1006 Lausanne, Switzerland.

DESCRIPTION OF CAPITAL STOCK

We are registering shares of our common stock hereunder which are issuable, at our option, in lieu of interest payments on the Convertible Notes or other debt securities which may be issued to holders of the Convertible Notes with terms substantially similar to those set forth in the Convertible Notes. Therefore, we have provided below a description of our common stock and the Convertible Notes.

General

Our fourth amended and restated certificate of incorporation,  as amended (the “Certificate of Incorporation”)  authorizes us to issue up to 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

The following description of our capital stock and other securities, and provisions of our Certificate of Incorporation and amended and restated bylaws (the “Bylaws”) are summaries and are qualified by reference to the Certificate of Incorporation, Bylaws, and the terms of such instruments. Copies of these documents have been filed with the SEC, and are incorporated by reference.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders (including the election of directors), except for any amendments to our Certificate of Incorporation that relate solely to the terms of one or more outstanding series of preferred stock, if the holders of such preferred stock are entitled to vote separately or as a class. We have not provided for cumulative voting for the election of directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Outstanding Shares

As of  November 6, 2012, we had 2,466,914 shares of common stock issued and outstanding.  In addition, we have options outstanding that are currently exercisable for 247,952 shares of our common stock, warrants exercisable for 53,907,953 shares of our common stock and Convertible Notes that are convertible into 20,007,002 shares of our common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.  As of November 6, 2012, there are no shares of preferred stock issued or outstanding.

Senior Secured Convertible Notes

As further described on page 5 of this prospectus titled “2012 Financing,” on October 2, 2012, we issued Convertible Notes in the aggregate principal amount of $15,005,251.13. The Convertible Notes may be converted into shares of common stock at a current conversion price of $0.75 per share, which would result in the issuance of approximately 20 million shares of common stock.  The Convertible Notes mature on October 2, 2015 and bear interest at 10% per annum, which is payable quarterly beginning on January 1, 2013.

We may, at our option, issue shares of freely tradable common stock in lieu of interest payments on the Convertible Notes provided that an event of default has not occurred and we have publicly disclosed all material information about the Company.  If we elect to pay interest on the Convertible Notes through the issuance of shares of our common stock, the number of shares that would be issued is calculated by dividing the amount of the interest payment by the lesser of: (1) the volume weighted average price for our common stock for the twenty trading days prior to the date the interest payment is due (the “VWAP Period”) or (2) the closing bid price for our common stock as of the last trading day of the VWAP Period. All shares of common stock issuable to the holders in lieu of interest payments will be allocated pro rata among the holders based on the outstanding principal amount of the Convertible Notes.

If we elect to issue shares of freely tradable common stock in lieu of interest payments, we must take all actions within our reasonable control to deliver the shares on the date interest becomes due. If we fail to do so, and such failure is not cured within one trading day following the date interest becomes due, we are required to pay the holders of the Convertible Notes an amount equal to 5% of the dollar amount of interest payments due on the applicable interest payment date.

We may not pay interest on the Convertible Notes by the issuance of shares of freely tradable common stock to the extent that the number of shares of common stock then beneficially owned by each holder of the Convertible Notes and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.  In such case, to the extent we cannot pay interest with shares of common stock, we will pay interest with cash.

The conversion price of the Convertible Notes may be decreased based upon (a) the volume weighted average price during the five trading day period (the “Five-Day VWAP”)after the first registration statement filed with the SEC registering the shares of common stock underlying the Convertible Notes is declared effective by the SEC; (b) the Five-Day VWAP after the first trading day following the date on which non-affiliates of the Company can freely sell the shares of common stock underlying the Convertible Notes under Rule 144(b)(i) of the Securities Act, in the event the registration statement referenced in (a) above does not register all of the shares of common stock underlying the Convertible Notes; and (c) issuance(s) by us of other securities with an issue or exercise price lower than the then existing conversion price in effect.

No payment of principal is required prior to maturity unless there is an event of default or we sell our assets outside of the ordinary course of business.  The Convertible Notes will become immediately due and payable upon an “event of default”, which includes, among other things, a failure to make a payment when due, a failure to deliver shares issuable upon conversion or to timely register such shares, and a failure to obtain stockholder approval by December 1, 2012 of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 750,000,000 shares.

The holders of the Convertible Notes may also cause us to redeem the Convertible Notes upon a “major transaction”, which includes (a) a consolidation, merger, exchange of shares, recapitalization or other similar change of control transaction, (b) a sale of all or substantially all of our assets, (c) an issuance of common stock, with certain exceptions, which exceeds 40% of our then issued and outstanding shares of common stock, (d) liquidation, bankruptcy, insolvency, dissolution or similar proceeding which affects us, and (e) the failure of our common stock to continue being registered under Section 12 of the Exchange Act other than in connection with a change of control transaction. The redemption value of the Convertible Notes will be based on the Black-Scholes option pricing model.

In addition, the holders have the option (the "Call Option") to cause us to sell them up to an additional $20 million in securities on the same terms as the Convertible Notes. The Call Option may be exercised by the holders at any time on or before June 30, 2013.  The conversion price of the Convertible Notes issued pursuant to the terms of the Call Option will be no greater than $0.75 and, may be lower if the conversion price of the Convertible Notes is adjusted pursuant to the terms of the Convertible Notes. We will have the option to pay interest on any additional notes issued pursuant to the Call Option by the issuance of shares of freely tradable common stock.

The Convertible Notes are secured by a lien on all our assets, including our intellectual property. This lien ranks equally with the lien held by our existing venture debt lender, Horizon Credit II LLC.

The Convertible Notes prohibit the holders from acquiring shares of common stock upon the  conversion of the Convertible Notes to the extent that, upon such conversion, the number of shares of common stock then beneficially owned by each holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The election of directors is determined by a plurality of the stockholder votes cast at the annual meeting. Our Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors may call a special meeting of stockholders.

Our Certificate of Incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our Certificate of Incorporation relating to our board of directors, stockholder actions, amendment of the Certificate of Incorporation or Bylaws, limitation of director liability, and indemnification of directors and officers. Our Bylaws may be amended or repealed by our board of directors or by a 66 2/3% stockholder vote. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation and Bylaws indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our Certificate of Incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors, officers, and some employees. These agreements provide for the indemnification of our directors, officers, and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Quotation

Our common stock is quoted on the OTCQB under the symbol “TNGN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, which is located at 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

Pursuant to the Facility Agreement dated October 2, 2012 between us and the holders of the Convertible Notes, we may, at our option, pay interest on the Convertible Notes with shares of freely tradable common stock.  In order to exercise this option, we must deliver written notice to the holders of the Convertible Notes of our intention to pay interest with shares of common stock at least 21 trading days before the interest payment date (the “Share Issuance Notice”).

By no later than 10:00 a.m., New York City time, on the interest payment date, we must (A) provided that our transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the holders of the Convertible Notes are eligible to receive shares through DTC, credit the interest payment shares to which each holder is entitled to the holder’s or its designee’s balance account with DTC through the Deposit Withdrawal Agent Commission system, or (B) if the foregoing does not apply, issue and deliver to the address as specified in advance by a holder, a stock certificate, registered in the name of the holder or its designee, for the interest payment shares to which the holder is entitled.

We must file a Current Report on Form 8-K with the SEC no later than 8:35 a.m., New York City time, on the first trading day following delivery of the Share Issuance Notice disclosing the delivery of such notice.

We are not entitled to deliver a Share Issuance Notice if there is an event of default under the Facility Agreement or if we are in possession of material non-public information.  Further, we may not issue shares of our common stock in lieu of a cash interest payment to a holder of Convertible Notes if the issuance would cause the holder and its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with the holder for purposes of Section 13(d) of the Exchange Act, but exclusive of shares issuable at such time upon exercise or conversion of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase, to hold more than 9.985% of the total number of shares of our common stock then issued and outstanding.  The 9.985% cap only applies to the extent that the common stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act.  If the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act beneficially own on the interest payment date greater than 9.985% of the shares of common stock then outstanding, then the 9.985% cap does not apply to such holder unless and until the beneficial ownership of the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act subsequently decreases to below 9.985%.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

The financial statements of the Company at December 31, 2010 and 2011 and for each of the years in the three-year period ending December 31, 2011 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 of the financial statements) appearing elsewhere herein which, as to the period from July 10, 2003 (inception) through December 31, 2008, are based in part on the report of KPMG LLP, an independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of the Company for the period from July 10, 2003 (inception) through December 31, 2008, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

We have entered into an agreement with KPMG, our former independent registered public accounting firm, pursuant to which we have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that may arise as a result of the inclusion of its report on the financial statements of our Company in the registration statement, of which this prospectus is a part.  This agreement also provides that KPMG shall not be indemnified, and shall refund to us, any amounts paid to KPMG pursuant to the indemnification provisions thereof in the event there is court adjudication that KPMG is guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the issuance of the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

TENGION, INC.
INDEX TO FINANCIAL STATEMENTS
Page
Unaudited Interim Financial Statements:

Balance Sheets as of December 31, 2011 and June 30, 2012	F-2

Statements of Operations for the three and nine months ended June 30, 2011 and 2012 and the period

July 10, 2003 (inception) through June 30, 2012	F-3

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the period

July 10, 2003 (inception) through June 30, 2012	F-4

Statements of Cash Flows for the nine months ended June 30, 2011 and 2012 and the period July 10, 2003

(inception) through June 30, 2012	F-6

Notes to the Unaudited Financial Statements	F-7

Audited Financial Statements:

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-17

Report of KPMG LLP, Independent Registered Public Accounting Firm	F-18

Balance Sheets as of December 31, 2010 and 2011	F-19

Statements of Operations for the year ended December 31, 2010 and 2011 and the period July 10, 2003

(inception) through December 31, 2011	F-20

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the period

July 10, 2003 (inception) through December 31, 2011	F-21

Statements of Cash Flows for the year ended December 31, 2010 and 2011 and the period July 10, 2003

(inception) through December 31, 2011	F-23

Notes to the Financial Statements	F-24

TENGION, INC.
(A Development-Stage Company)

 Balance Sheets
(in thousands, except per share data)
(unaudited)

	December 31, 2011	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents, including $1,194 of cash at December 31, 2011 and June 30, 2012, collateralizing letters of credit (Note 14)	$9,244	$3,689
Short-term investments	6,066	—
Prepaid expenses and other	408	528
Total current assets	15,718	4,217
Property and equipment, net of accumulated depreciation of $12,622 and $12,866 as of December 31, 2011 and June 30, 2012, respectively	1,021	792
Other assets	1,078	1,059
Total assets	$17,817	$6,068

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$2,205	$2,404
Current portion of lease liability	739	699
Accounts payable	829	519
Accrued compensation and benefits	2,354	591
Accrued expenses	437	767
Warrant liability	2,511	1,820
Total current liabilities	9,075	6,800
Long-term debt	2,782	1,544
Lease liability	943	678
Other liabilities	2	6
Total liabilities	12,802	9,028
Commitments and contingencies (Note 14)	—	—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000 shares authorized; zero shares issued or outstanding at December 31, 2011 and June 30, 2012, respectively	—	—
Common stock, $0.001 par value; 90,000 shares authorized; 2,381 and 2,450 shares issued and outstanding at December 31, 2011 and June 30, 2012, respectively	2	2
Additional paid-in capital	235,257	235,550
Deficit accumulated during the development stage	(230,244)	(238,512)
Total stockholders’ equity (deficit)	5,015	(2,960)
Total liabilities and stockholders’ equity (deficit)	$17,817	$6,068

The accompanying notes are an integral part of these financial statements.

TENGION, INC.

(A Development-Stage Company)

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from July 10, 2003 (inception) through
	2011	2012	2011	2012	June 30, 2012

Revenue	$—	$—	$—	$—	$—

Operating expenses:
Research and development	$3,397	$2,789	$6,742	$5,483	$$$ 123,340
General and administrative	2,038	1,438	3,814	2,819	44,712
Depreciation	971	115	2,098	251	23,403
Impairment of property and equipment	—	—	—	—	7,371
Other expense	27	44	969	92	1,797
Total operating expenses	6,433	4,386	13,623	8,645	200,623
Loss from operations	(6,433)	(4,386)	(13,623)	(8,645)	(200,623)
Interest income	13	4	27	11	8,523
Interest expense	(201)	(151)	(473)	(325)	(15,214)
Change in fair value of warrant liability	9,519	1,214	9,938	691	17,189
Net income (loss)	$2,898	$(3,319)	$(4,131)	$(8,268)	$(190,125)
Basic net income (loss) attributable to common stockholders per share	$1.23	$(1.40)	$(2.14)	$(3.49)
Diluted net income (loss) attributable to common stockholders per share	$1.21	$(1.40)	$(2.14)	$(3.49)

Shares used in computing basic and diluted net income (loss) attributable to common stockholders:
Basic	2,349	2,373	1,930	2,371
Diluted	2,397	2,373	1,930	2,371

The accompanying notes are an integral part of these financial statements

TENGION, INC.
(A Development-Stage Company)

 Statements of Redeemable Convertible Preferred Stock
and Stockholders’ Equity (Deficit)
(in thousands, except per share data)
(unaudited)

			Stockholders’ equity (deficit)
	Redeemable convertible preferred stock		Common stock		Additional paid-in	Deferred	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	capital	compensation	stage	Total

Balance, July 10, 2003	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to initial stockholder	—	—	138	—	—	—	—	—
Effect of June 2012 reverse stock split (see Note 3)	—	—	(124)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(1,032)	(1,032)
Balance, December 31, 2003	—	—	14	—	—	—	(1,032)	(1,032)
Issuance of Series A Redeemable Convertible Preferred stock at $1.62 per share, net of expenses	18,741	30,126	—	—	—	—	—	—
Conversion of notes payable, including interest	2,203	3,562	—	—	—	—	—	—
Issuance of restricted common stock to employees and nonemployees	—	—	24	1	336	(336)	—	1
Issuance of common stock to consultants	—	—	14	—	21	—	—	21
Issuance of common stock to convertible noteholders	—	—	9	—	67	—	—	67
Issuance of options to purchase common stock to consultants for services rendered	—	—	—	—	14	(14)	—	—
Amortization of deferred compensation	—	—	—	—	—	23	—	23
Change in value of restricted common stock subject to vesting	—	—	—	—	11	(11)	—	—
Accretion of redeemable convertible preferred stock to redemption value	—	1,035	—	—	—	—	(1,035)	(1,035)
Net loss	—	—	—	—	—	—	(2,438)	(2,438)
Balance, December 31, 2004	20,944	34,723	61	1	449	(338)	(4,505)	(4,393)
Issuance of Series A Redeemable Convertible Preferred stock at $1.62 per share, net of expenses	3,247	5,223	—	—	—	—	—	—
Issuance of restricted common stock to employees and nonemployees at $2.32 per share	—	—	6	—	140	(139)	—	1
Issuance of warrants to purchase preferred stock to noteholders	—	—	—	—	681	—	—	681
Issuance of options to purchase common stock to consultants for services rendered	—	—	—	—	7	(7)	—	—
Amortization of deferred compensation	—	—	—	—	—	111	—	111
Accretion of redeemable convertible preferred stock to redemption value	—	3,164	—	—	—	—	(3,164)	(3,164)
Net loss	—	—	—	—	—	—	(9,627)	(9,627)
Balance, December 31, 2005	24,191	43,110	67	1	1,277	(373)	(17,296)	(16,391)
Issuance of Series B Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	27,637	50,040	—	—	—	—	—	—
Issuance of restricted common stock to employees	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	—	—	9	—	—	9
Repurchased nonvested restricted stock	—	—	(1)	—	—	—	—	—
Reclassification of deferred compensation	—	—	—	—	(373)	373	—	—
Reclassification of warrants to purchase preferred stock	—	—	—	—	(681)	—	—	(681)
Stock-based compensation expense	—	—	—	—	400	—	—	400
Accretion of redeemable convertible preferred stock to redemption value	—	5,640	—	—	—	—	(5,640)	(5,640)
Net loss	—	—	—	—	—	—	(20,873)	(20,873)
Balance, December 31, 2006	51,828	98,790	66	1	632	—	(43,809)	(43,176)
Issuance of Series C Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	18,333	33,219	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	3	—	60	—	—	60
Repurchased vested restricted stock	—	—	(1)	—	(94)	—	—	(94)
Stock-based compensation expense	—	—	—	—	664	—	—	664
Accretion of redeemable convertible preferred stock to redemption value	—	8,742	—	—	—	—	(8,742)	(8,742)
Net loss	—	—	—	—	—	—	(30,988)	(30,988)
Balance, December 31, 2007	70,161	$140,751	68	$1	$1,262	$—	$(83,539)	$(82,276)

The accompanying notes are an integral part of the financial statements.

TENGION, INC.
(A Development-Stage Company)

 Statements of Redeemable Convertible Preferred Stock
 and Stockholders’ Equity (Deficit) – (continued)
(in thousands, except per share data)
 (unaudited)

			Stockholders’ equity (deficit)
	Redeemable convertible preferred stock		Common stock		Additional paid-in	Deferred	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	capital	compensation	stage	Total

Balance, December 31, 2007	70,161	$140,751	68	$1	$1,262	$—	$(83,539)	$(82,276)
Issuance of Series C Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	11,793	21,352	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	—	—	28	—	—	28
Repurchased vested restricted stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,317	—	—	1,317
Accretion of redeemable convertible preferred stock to redemption value	—	11,754	—	—	—	—	(11,754)	(11,754)
Net loss	—	—	—	—	—	—	(42,393)	(42,393)
Balance, December 31, 2008	81,954	173,857	68	1	2,607	—	(137,686)	(135,078)
Issuance of common stock upon exercise of options	—	—	2	—	54	—	—	54
Stock-based compensation expense	—	—	—	—	855	—	—	855
Accretion of redeemable convertible preferred stock to redemption value	—	14,059	—	—	—	—	(14,059)	(14,059)
Net loss	—	—	—	—	—	—	(29,845)	(29,845)
Balance, December 31, 2009	81,954	187,916	70	1	3,516	—	(181,590)	(178,073)
Issuance of common stock upon exercise of options	—	—	3	—	14	—	—	14
Accretion of redeemable convertible preferred stock to redemption value	—	3,993	—	—	—	—	(3,993)	(3,993)
Conversion of preferred stock to common stock	(81,954)	(191,909)	566	—	191,909	—	—	191,909
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	123	—	—	123
Proceeds from initial public offering, net of expenses	—	—	600	—	25,727	—	—	25,727
Stock-based compensation expense	—	—	—	—	953	—	—	953
Net loss	—	—	—	—	—	—	(25,600)	(25,600)
Balance, December 31, 2010	—	—	1,239	1	222,242	—	(211,183)	11,060
Proceeds from equity financing, net of expenses	—	—	1,108	1	28,940	—	—	28,941
Issuance of warrants to purchase common stock issued in connection with equity financing	—	—	—	—	(16,947)	—	—	(16,947)
Issuance of common stock upon exercise of options	—	—	18	—	83	—	—	83
Issuance of restricted stock to employees	—	—	31	—	—	—	—	—
Cancellation of restricted stock to employees	—	—	(15)	—	—	—	—	—
Issuance of warrants to purchase common stock in connection with debt financing	—	—	—	—	105	—	—	105
Stock-based compensation expense	—	—	—	—	834	—	—	834
Net loss	—	—	—	—	—	—	(19,061)	(19,061)
Balance, December 31, 2011	—	—	2,381	2	235,257	—	(230,244)	5,015
Issuance of common stock upon exercise of options	—	—	3	—	9	—	—	9
Issuance of restricted stock to employees	—	—	68	—	1	—	—	1
Cancellation of restricted stock to employees	—	—	(2)	—	(5)	—	—	(5)
Stock-based compensation expense	—	—	—	—	288	—	—	288
Net loss	—	—	—	—	—	—	(8,268)	(8,268)
Balance, June 30, 2012	—	$—	2,450	$2	$235,550	$—	$(238,512)	$(2,960)

The accompanying notes are an integral part of these financial statements.

TENGION, INC.

(A Development-Stage Company)

 Statements of Cash Flows
(in thousands)
 (unaudited)

	Six Months Ended June 30,		Period from July 10, 2003 (inception) through June 30, 2012
	2011	2012
Cash flows from operating activities:
Net loss	$(4,131)	$(8,268)	$(190,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,098	251	23,403
Change in fair value of warrant liability	(9,938)	(691)	(17,189)
Charge related to lease liability	969	92	1,797
Loss on disposition of property and equipment	—	—	119
Impairment of property and equipment	—	—	7,371
Amortization of net discount on short-term investments	—	—	(149)
Noncash interest expense	100	57	2,605
Noncash rent (income) expense	(12)	4	221
Stock-based compensation expense	501	288	5,467
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(968)	(123)	(1,751)
Accounts payable	(359)	(328)	542
Accrued expenses and other	(900)	(1,831)	932
Net cash used in operating activities	(12,640)	(10,549)	(166,757)
Cash flows from investing activities:
Purchases of short-term investments	(6,102)	—	(324,508)
Sales and redemption of short-term investments	—	6,066	324,657
Cash paid for property and equipment	(61)	(4)	(31,678)
Proceeds from the sale of property and equipment	—	—	11
Net cash (used by) provided by investing activities	(6,163)	6,062	(31,518)
Cash flows from financing activities:
Proceeds from sales of redeemable convertible preferred stock and warrants, net	—	—	139,960
Proceeds from sales of common stock and warrants, net	29,025	6	54,923
Repurchase of restricted stock	—	—	(94)
Proceeds from long-term debt, net of issuance costs	4,908	—	39,517
Payments on long-term debt	(7,958)	(1,074)	(32,342)
Net cash provided by (used in) financing activities	25,975	(1,068)	201,964
Net increase (decrease) in cash and cash equivalents	7,172	(5,555)	3,689
Cash and cash equivalents, beginning of period	11,972	9,244	—
Cash and cash equivalents, end of period	$19,144	$3,689	$3,689

The accompanying notes are an integral part of these financial statements.

Tengion, Inc.
(A Development-Stage Company)

Notes to Financial Statements
(unaudited)

(1)	Organization and Nature of Operations

Tengion, Inc. (the Company) was incorporated in Delaware on July 10, 2003. The Company is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ.  Using its Organ Regeneration Platform, the Company creates these neo-organs using a patient’s own cells, or autologous cells.  The Company believes its proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues. The Company’s product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications.  In addition, the Company’s neo-organs are designed to avoid the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on its clinical and preclinical experience, the Company is initially leveraging its Organ Regeneration Platform to develop its Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion and its Neo-Kidney Augment for patients with advanced chronic kidney disease. The Company operates as a single business segment. Operations of the Company are subject to certain risks and uncertainties, including, among others, uncertainty of product candidate development; technological uncertainty; dependence on collaborative partners; uncertainty regarding patents and proprietary rights; comprehensive government regulations; having no commercial manufacturing experience, marketing or sales capability or experience; and dependence on key personnel.

(2)	Management’s Plans to Continue as a Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has a deficit accumulated during the development stage of $238.5 million as of June 30, 2012. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its therapeutic product candidates currently in development or enters into cash flow positive business development transactions.

Based upon its current expected level of operating expenditures and debt repayment, and assuming it is not required to settle any outstanding warrants in cash, the Company expects to be able to fund its operations through August 31, 2012. The Company intends to pursue additional sources of capital to continue its business operations as currently conducted and fund deficits in operating cash flows. There is no assurance that such financing will be available when needed or, if available, on terms acceptable to the Company. In the event financing is not obtained, the Company will not be able to remain in business and will likely need to seek protection under the United States bankruptcy laws.

The Company is currently appealing a notice of delisting from the NASDAQ Stock Market for failure to maintain minimum stockholders’ equity.  While the appeal is pending, the Company’s securities will not be delisted. However, there can be no assurance that the NASDAQ Listing Qualifications Panel will grant the Company's request for continued listing.  If the Company’s common stock is delisted and is not subsequently listed on another national securities exchange, the Company would be required to pay the cash settlement value for certain outstanding warrants.  If a delisting occurred on June 30, 2012, this amount would have been $2.3 million.

These factors raise significant concerns about Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

(3)	Basis of Presentation and Reverse Stock Split

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended, filed with the Securities and Exchange Commission (SEC). The results of the Company’s operations for any interim period are not necessarily indicative of the results of operations for any other interim period or full year.

On May 25, 2012, the Company's Board of Directors approved the reverse stock split on the basis of one share of post-split common stock for each currently outstanding 10 shares of pre-split common stock and it became effective on June 14, 2012.  All common share and per-share data included in these financial statements reflect such reverse stock split.

(4)	Use of Estimates

The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(5)	Net Income (Loss) Attributable to Common Stockholders Per Share

Basic net income (loss) attributable to common stockholders per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding.  Diluted net income (loss) attributable to common stockholders per share includes the determinants of basic net income (loss) attributable to common stockholders per share and, in addition, reflects the dilutive effect of stock options and restricted stock. The following table presents computations of net income (loss) per share (in thousands, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Numerator for basic and diluted net income (loss) per share – net income (loss) attributable to common stockholders	$2,898	$(3,319)	$(4,131)	$(8,268)
Denominator for basic net income (loss) attributable to common stockholders per share – weighted-average common shares outstanding	2,349	2,373	1,930	2,371
Effect of dilutive securities:
Stock options	20	—	—	—
Restricted stock	28	—	—	—
Dilutive potential common shares	48	—	—	—
Denominator for diluted net income (loss) attributable to common stockholders per share – weighted-average number of common shares outstanding and dilutive potential common shares	2,397	2,373	1,930	2,371
Basic net income (loss) attributable to common stockholders per share	$1.23	$(1.40)	$(2.14)	$(3.49)
Diluted net (loss) income attributable to common stockholders per share	$1.21	$(1.40)	$(2.14)	$(3.49)

The following potential common shares have been excluded from the calculation of diluted net (loss) income per share as their effect would be anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Shares underlying warrants outstanding	1,064,616	1,064,616	1,064,616	1,064,616
Shares underlying options outstanding	124,567	250,993	151,753	250,993
Unvested restricted stock	—	75,844	22,295	75,844

(6)	Supplemental Cash Flow Information
	Six Months Ended June 30,		Period from July 10, 2003 (inception) through
	2011	2012	June 30, 2012
Supplemental cash flow disclosures:
Noncash investing and financing activities:
Conversion of note principal to redeemable convertible preferred stock	$—	$—	$3,562
Convertible note issued to initial stockholder for consulting expense	—	—	210
Fair value of warrants issued with issuance of long-term debt	105	—	2,290
Fair value of warrants issued with sale of common stock	16,947	—	16,947
Conversion of redeemable convertible preferred stock into 566 shares of common stock	—	—	191,909
Conversion of warrant liability	—	—	123

(7)	Short-term Investments and Fair Value of Financial Instruments

As of December 31, 2011 and June 30, 2012, the carrying amounts of financial instruments held by the Company, which include cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses, approximate fair value due to the short-term nature of those instruments. In addition, the carrying value of the Company’s debt instruments, which do not have readily ascertainable market values, approximate fair value, given that the interest rates on outstanding borrowings approximate market rates. See Note 12 for a discussion of fair value of the warrants.

As of December 31, 2011, short-term investments consisted of investments in commercial paper and U.S. government agency and corporate securities of $6.1 million. The Company has the ability and intent to hold these investments until maturity and, therefore, has classified the investments as held-to-maturity, which we carry at amortized cost. Due to the short-term nature of these investments, unrealized gains and losses have been deemed temporary and, therefore, not recognized in the accompanying financial statements. Income generated from short-term investments is recorded to interest income.

Fair value guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and June 30, 2012 (in thousands).

	Fair value measurement at reporting date using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total

At December 31, 2011:
Assets:
Cash and cash equivalents	$9,244	$—	$—	$9,244
Short-term investments	6,066	—	—	6,066
	$15,310	$—	$—	$15,310
Liabilities:
Warrant liability	$—	$—	$2,511	$2,511

At June 30, 2012:
Assets:
Cash and cash equivalents	$3,689	$—	$—	$3,689
Short-term investments	—	—	—	—
	$3,689	$—	$—	$3,689
Liabilities:
Warrant liability	$—	$—	$1,820	$1,820

The reconciliation of warrant liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):
Warrant liability

Balance at December 31, 2011	$2,511
Change in fair value of warrant liability	(691)
Balance at June 30, 2012	$1,820

The fair value of the warrant liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See Note 12 for further discussion of the warrant liability.

(8)	Restructuring Expenses

In November 2011, the Company’s Board of Directors approved a restructuring plan designed to fund the Company’s lead development programs through key milestones in 2012, eliminate plans to use its facility in East Norriton, Pennsylvania as a manufacturing center, and centralize its research and development operations in its leased facility in Winston-Salem, North Carolina. The Company has retained a few administrative employees in its facility in East Norriton, Pennsylvania, and is exploring options to significantly reduce the amount of space it currently rents.

The Company offered severance benefits to the terminated employees, and recorded a $1.7 million charge for personnel-related termination costs in the fourth quarter of 2011, of which $0.8 million was included in research and development expense and $0.9 million was included in general and administrative expense in the accompanying statements of operations. The Company expects to complete payment of these severance benefits by September 2012.

The following table summarizes the activity related to accrued severance benefits for the six months ended June 30, 2012 (in thousands).
Accrued Severance Benefits

Balance at December 31, 2011	$1,544
Net charges paid	(1,382)
Balance at June 30, 2012	$162

(9)	Lease Liability

The Company entered into an agreement in February 2006 to lease warehouse space effective March 1, 2011, at which time the Company determined it was not likely to utilize the space during the five-year lease term. Therefore, the Company recorded a liability as of March 1, 2011, the cease-use date, for the fair value of its obligations under the lease. The most significant assumptions used in determining the amount of the estimated lease liability are the potential sublease revenues and the credit-adjusted risk-free rate utilized to discount the estimated future cash flows.

In connection with the restructuring described in Note 8, the Company determined it was not likely to utilize substantially all of the leased office and manufacturing space in its East Norriton, Pennsylvania facility during the remainder of the lease term. Therefore, the Company recorded a liability as November 30, 2011, the cease-use date, for the fair value of its obligations under the lease.

The following table summarizes the activity related to the lease liability for the period ended June 30, 2012 (in thousands).

	Warehouse space	Office and manufacturing space	Total
Balance at December 31, 2011	$828	$854	$1,682
Charges utilized	(119)	(278)	(397)
Additional charges to operations	47	45	92
Balance at June 30, 2012	756	621	1,377
Less current portion	(229)	(470)	(699)
	$527	$151	$678

(10)	Debt

Total debt outstanding consists of the following (in thousands):

	December 31, 2011	June 30, 2012
Working Capital Note	$5,000	$4,052
Equipment and Supplemental Working Capital Notes	126	—
Unamortized debt discount	(139)	(104)
	4,987	3,948
Less current portion	(2,205)	(2,404)
	$2,782	$1,544

The Company recorded interest expense of $0.2 million and $0.2 million for the three months ended June 30, 2011 and 2012, respectively. The Company recorded interest expense of $0.5 million and $0.3 million for the six months ended June 30, 2011 and 2012, respectively.

(11)	Capital Structure

March 2011 Equity Financing

In March 2011, the Company closed a private placement transaction pursuant to which the Company sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock. The purchase price per security was $28.30. The Company received net proceeds of $28.9 million. See Note 12 for discussion of the warrant liability.

In connection with the March 2011 equity financing, the Company filed a registration statement with the SEC for the registration of the total number of shares sold to the investors and shares issuable upon exercise of the warrants and the registration statement was declared effective by the SEC on May 16, 2011. The Company is required to use commercially reasonable efforts to cause the registration statement to remain continuously effective until such time when all of the registered shares are sold or such shares may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144 of the Securities Act and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. In the event the Company fails to meet certain legal requirements in regards to the registration statement, it will be obligated to pay the investors, as partial liquidated damages and not as a penalty, an amount in cash equal to 1.5% of the aggregate purchase price paid by investors for each monthly period that the registration statement is not effective, up to a maximum aggregate payment of 6% of the purchase price paid by investors, except that if the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1), the maximum aggregate payment would be 12% of the purchase price paid by investors. If the Company determines a registration payment arrangement in connection with the securities issued in March 2011 is probable and can be reasonably estimated, a liability will be recorded. As of June 30, 2012, we concluded the likelihood of having to make any payments under the arrangements was remote, and therefore did not record any related liability.

(12)	Warrants

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants are accounted for as derivative liabilities under FASB Accounting Standard Codification (ASC) 815, Derivatives and Hedging (ASC 815) if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price. We classify derivative warrant liabilities on the balance sheet as a current liability, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

The following table summarizes outstanding warrants to purchase common stock as of December 31, 2011 and June 30, 2012:

	Number of shares	Exercise price	Expiration
Equity–classified warrants
Issued to vendors	389	$23.20	September 2015 through December 2016
Issued pursuant to March 2011 refinancing of Working Capital Note	7,068	$28.80	March 2016
Issued to lenders	6,449	$234.40	August 2013 through December 2016
Issued to lenders	4,608	$263.90	October 2015 through September 2019
	18,514
Liability–classified warrants
Issued pursuant to March 2011 equity financing	1,046,102	$28.80	March 2016
	1,064,616

Equity-classified Warrants

In March 2011, the Company granted a warrant to a lender to purchase 7,068 shares of common stock in connection with the refinancing of the Company’s Working Capital Note. See Note 10 for a discussion of the refinancing. The Company determined the fair value of the warrant as of the date of grant was $14.90 per share by utilizing the Black-Scholes model. In estimating the fair value of the warrant, the Company utilized the following inputs: closing price per share of common stock of $27.40, volatility of 64.96%, expected term of 5 years, risk-free interest rate of 2.0% and dividend yield of zero.

Liability-classified Warrants

In March 2011, the Company issued warrants to purchase 1,046,102 shares of common stock in connection with a private placement transaction (see Note 11). Each warrant is exercisable in whole or in part at any time until March 4, 2016 at a per share exercise price of $28.80, subject to certain adjustments as specified in the warrant agreement. The Company valued the warrants as derivative financial instruments as of the date of issuance (March 4, 2011) and will continue to do so at each reporting date, with any changes in fair value being recorded on the Statement of Operations. During the three months ended June 30, 2011 and 2012, the Company recorded non-operating income of $9.5 million and non-operating expense of $1.2 million, respectively, due to changes in the estimated fair value of these warrants.   During the six months ended June 30, 2011 and 2012, the Company recorded non-operating income of $9.9 million and non-operating expense of $0.7 million, respectively, due to changes in the estimated fair value of these warrants.

The warrants contain provisions that require the modification of the exercise price and shares to be issued under certain circumstances, including in the event the Company completes subsequent equity financings at a price per share lower than the then-current warrant exercise price. In addition, the warrants contain a net cash settlement provision under which the warrant holders may require the Company to purchase the warrants in exchange for a cash payment following the announcement of specified events defined as Fundamental Transactions involving the Company (e.g., merger, sale of all or substantially all assets, tender offer, or share exchange) or a Delisting, which is deemed to occur when the common stock is no longer listed on a national securities exchange. The net cash settlement provision requires use of the Black-Scholes model in calculating the cash payment value in the event of a Fundamental Transaction or a Delisting.

The net cash settlement value at the time of any future Fundamental Transaction or Delisting will depend upon the value of the following inputs at that time: the price per share of the Company’s common stock, the volatility of the Company’s common stock, the expected term of the warrant, the risk-free interest rate based on U.S. Treasury security yields, and the Company’s dividend yield. The warrant requires use of a volatility assumption equal to the greater of (i) 100%, (ii) the 30-day volatility determined as of the trading day immediately following announcement of a Fundamental Transaction or Delisting, or (iii) the arithmetic average of the 10, 30, and 50-day volatility determined as of the trading day immediately following announcement of a Fundamental Transaction or Delisting.

The Company is currently appealing a notice of delisting from the NASDAQ Stock Market for failure to maintain minimum stockholders’ equity.  If the Company’s common stock is delisted and is not subsequently listed on another national securities exchange, the Company would be required to pay the cash settlement value for these warrants.  If a delisting occurred on June 30, 2012, this amount would have been $2.3 million.

The fair value of the warrants is determined using a risk-neutral lattice methodology within a Monte Carlo analysis to model the impact of potential modifications to the warrant exercise price and to include the probability of a Fundamental Transaction or Delisting into the calculation of fair value. The valuation of warrants is subjective and is affected by changes in inputs to the valuation model including the price per share of the Company’s common stock, assumptions regarding the expected amounts and dates of future equity financing activities, assumptions regarding the likelihood and timing of Fundamental Transactions or a Delisting, the historical volatility of the stock prices of the Company’s common stock, risk-free rates based on U.S. Treasury security yields, and the Company’s dividend yield. Changes in these assumptions can materially affect the fair value estimate. We could, at any point in time, ultimately incur amounts significantly different than the carrying value. For example, as of June 30, 2012, the calculated cash settlement value of $2.3 million exceeded the fair value of $1.8 million. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire, or are amended in a way that would no longer require these warrants to be classified as a liability.

The following table summarizes the calculated aggregate fair values and net cash settlement value as of the dates indicated along with the assumptions utilized in each calculation.

	Fair value as of:		Net cash settlement value as of June 30, 2012
	December 31, 2011	June 30, 2012

Calculated aggregate value	$2,511	$1,820	$2,289	(1)
Exercise price per share of warrant	$28.80	$28.80	$28.80
Closing price per share of common stock	$4.70	$2.95	$2.95
Volatility	93.8%	108.0%	172.6	% (2)
Probability of Fundamental Transaction or Delisting	28.9%	62.6%	Not applicable
Expected term (years)	Not applicable	Not applicable	3.7
Risk-free interest rate	0.7%	0.6%	0.6%
Dividend yield	None	None	None

(1)	Represents the net cash settlement value of the warrant as of June 30, 2012, which value was calculated utilizing the Black-Scholes model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of June 30, 2012.

(13)	Stock-Based Compensation

The Company currently maintains two stock-based compensation plans. Under the 2004 Stock Option Plan (the 2004 Plan), stock awards were granted to employees, directors, and consultants of the Company, in the form of restricted stock and stock options. The amounts and terms of options granted were determined by the Company’s compensation committee. The equity awards granted under the 2004 Plan generally vest over four years and have terms of up to ten years after the date of grant, and options are exercisable in cash or as otherwise determined by the board of directors. There are no shares available for future grants under the 2004 Plan, as grants from the 2004 Plan ceased upon the Company’s initial public offering in April 2010.

The 2010 Stock Incentive and Option Plan (2010 Plan) became effective upon the closing of the Company’s initial public offering. Under the 2010 Plan, stock awards may be granted to employees, directors, and consultants of the Company, in the form of restricted or unrestricted stock, stock appreciation rights, cash-based or performance share awards and stock options. The amounts and terms of awards granted are determined by the Company’s compensation committee. The equity awards granted under the 2010 Plan generally vest over four years and have terms of up to ten years after the date of grant, and options are exercisable in cash or as otherwise determined by the board of directors. The 2010 Plan allows for the transfer of forfeited shares from the 2004 Plan. As of June 30, 2012, 28,650 shares of common stock were available for future grants under the 2010 Plan.

Stock Options

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2011	174,874	$16.77	8.9	$63
Granted	87,184	$5.66
Exercised	(2,432)	$4.40
Forfeited	(8,633)	$22.94
Outstanding at June 30, 2012	250,993	$12.82	8.9	$—

Vested and expected to vest at June 30, 2012	231,148	$13.17	8.9	$—

Exercisable at June 30, 2012	52,297	$28.29	7.2	$—

Total stock-based compensation expense recognized for stock options to employees and non-employee directors for the three months ended June 30, 2011 and 2012 was $0.2 million and $0.1 million, respectively. Total stock-based compensation expense recognized for stock options to employees and non-employee directors for the six months ended June 30, 2011 and 2012 was $0.5 million and $0.2 million, respectively. As of June 30, 2012, there was $1.0 million of unrecognized compensation expense, net of forfeitures, related to unvested employee stock options. The unrecognized compensation expense is expected to be recognized over a weighted-average period of approximately 3.2 years.

Total stock-based compensation expense recognized for stock options to non-employees for the three and six months ended June 30, 2011 and 2012 was immaterial.

The following table summarizes restricted stock activity under the Plans:

	Number of shares	Weighted- average grant date fair value
Nonvested at December 31, 2011	13,988	$24.20
Granted	67,863	$6.00
Vested	(5,047)	$24.20
Forfeited	(960)	$20.73
Nonvested at June 30, 2012	75,844	$7.95

Total stock-based compensation expense recognized for restricted stock to employees for the three months ended June 30, 2011 and 2012 was $38,000 and $34,000, respectively. Total stock-based compensation expense recognized for restricted stock to employees for the six months ended June 30, 2011 and 2012 was $38,000 and $83,000, respectively.  As of June 30, 2012, there was $0.4 million of unrecognized compensation expense, net of forfeitures, related to unvested employee restricted stock. The unrecognized compensation expense is expected to be recognized over a weighted-average period of approximately 3.4 years.

(14)	Commitments and Contingencies

Operating Leases

The Company leases office space and office equipment under operating leases, which expire at various times through February 2016. Excluding the lease liability activity described in Note 9, rent expense under these operating leases was $186,000 and $37,000 for the three months ended June 30, 2011 and 2012, respectively.  Excluding the lease liability activity described in Note 9, rent expense under these operating leases was $376,000 and $87,000 for the six months ended June 30, 2011 and 2012, respectively. The following table summarizes future minimum lease payments as of June 30, 2012 (in thousands):

2012	$498
2013	1,016
2014	1,040
2015	1,063
2016	276
Total minimum lease payments	$3,893

The lease agreement for the Company’s facility in East Norriton, Pennsylvania requires the Company to provide security and restoration deposits totaling $2.2 million to the landlord. The Company has deposited $1.0 million with the landlord as a security deposit, which amount was recorded as a non-current other asset on the Company’s balance sheet as of December 31, 2011 and June 30, 2012. As of June 30, 2012, an outstanding letter of credit is satisfying the remaining restoration deposit obligation of $1.2 million. At the end of the lease term, the landlord has the right to require the Company to utilize the funds collateralizing this letter of credit to restore the facility to its original condition. The letter of credit is collateralized by an account held at the bank. If the bank determines the collateral to be insufficient, the bank has the right to demand additional collateral. If the Company fails to provide additional collateral, the bank has the right to withdraw the letter of credit. In that event, the landlord would have the right to require the Company to deposit cash of up to $1.2 million in an account to satisfy its deposit obligation.

Report of Independent Registered Public Accounting Firm

Board of Directors
Tengion, Inc.

We have audited the accompanying balance sheets of Tengion, Inc. (the Company) (a development stage company), as of December 31, 2011 and 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2011, and for the period from July 10, 2003 (inception) through December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements for the period from July 10, 2003 (inception) through December 31, 2008 were audited by other auditors whose report dated May 29, 2009 expressed an unqualified opinion on those statements.  The financial statements for the period July 10, 2003 (inception) through December 31, 2008 include a net loss of $107.4 million.  Our opinion on the statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for the period July 10, 2003 (inception) through December 31, 2011, insofar as it relates to amounts for prior periods through December 31, 2008, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 and the period from July 10, 2003 (inception) through December 31, 2011, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has recurring losses from operations and will require additional capital to support operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The December 31, 2011 financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 28, 2012,
except for Note 3(l), as to which the date is
November 1, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Tengion, Inc.:

We have audited the accompanying statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows of Tengion, Inc. (a development-stage company) (the Company) for the period from July 10, 2003 (inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Tengion, Inc. for the period from July 10, 2003 (inception) through December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 29, 2009, except as to
Note 3(l), which is as of November 1, 2012

TENGION, INC.
(A Development-Stage Company)

Balance Sheets
(in thousands, except per share data)

	December 31,
	2010	2011

ASSETS
Current assets:
Cash and cash equivalents, including $1,661 and $1,194 of cash as of December 31, 2010 and 2011, respectively, collateralizing letters of credit (Note 16)	$11,972	$9,244
Short-term investments	—	6,066
Deferred equity offering costs	41	—
Prepaid expenses and other	492	408
Total current assets	12,505	15,718
Property and equipment, net of accumulated depreciation of $19,830 and $12,622 as of December 31, 2010 and 2011, respectively	11,492	1,021
Other assets	147	1,078
Total assets	$24,144	$17,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,016	$2,205
Current portion of lease liability	—	739
Accounts payable	1,194	829
Accrued compensation and benefits	1,291	2,354
Accrued expenses	1,552	437
Warrant liability	—	2,511
Other current liabilities	205	—
Total current liabilities	8,258	9,075
Long-term debt	4,585	2,782
Lease liability	—	943
Other liabilities	241	2
Total liabilities	13,084	12,802
Commitments and contingencies (Note 16)	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; zero shares issued or outstanding at December 31, 2010 and 2011, respectively	—	—
Common stock, $0.001 par value; 90,000 shares authorized; 1,239 and 2,381 shares issued and outstanding at December 31, 2010 and 2011, respectively	1	2
Additional paid-in capital	222,242	235,257
Deficit accumulated during the development stage	(211,183)	(230,244)
Total stockholders’ equity	11,060	5,015
Total liabilities and stockholders’ equity	$24,144	$17,817

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Operations
(in thousands, except per share data)
				Period from July 10, 2003 (inception) through December 31, 2008	Period from July 10, 2003 (inception) through December 31, 2011
	Year Ended December 31,
	2009	2010	2011
Operating expenses:
Research and development	$17,948	$12,855	$13,293	$73,761	$117,857
General and administrative	5,527	6,032	7,191	23,143	41,893
Depreciation	4,937	4,862	3,141	10,212	23,152
Impairment of property and equipment	—	—	7,371	—	7,371
Other expense	—	—	1,705	—	1,705

Total operating expenses	(28,412)	(23,749)	(32,701)	(107,116)	(191,978)
Interest income	211	62	53	8,185	8,511
Interest expense	(3,468)	(2,105)	(849)	(8,467)	(14,889)
Change in fair value of warrant liability	1,824	192	14,436	47	16,499

Net loss	(29,845)	(25,600)	(19,061)	$(107,351)	$(181,857)

Accretion of redeemable convertible preferred stock to redemption value	(14,059)	(3,993)	—

Net loss attributable to common stockholders	$(43,904)	$(29,593)	$(19,061)

Basic and diluted net loss attributable to common stockholders per share	$(629.53)	$(32.18)	$(8.82)

Weighted-average common stock outstanding – basic and diluted	70	920	2,162

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(in thousands, except per share data)

			Stockholders’ equity (deficit)
	Redeemable convertible preferred stock		Common stock		Additional paid-in	Deferred	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	capital	compensation	stage	Total

Balance, July 10, 2003	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to initial stockholder	—	—	138	—	—	—	—	—
Effect of reverse stock split (see Note 3)	—	—	(124)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(1,032)	(1,032)
Balance, December 31, 2003	—	—	14	—	—	—	(1,032)	(1,032)
Issuance of Series A Redeemable Convertible Preferred stock at $1.62 per share, net of expenses	18,741	30,126	—	—	—	—	—	—
Conversion of notes payable, including interest	2,203	3,562	—	—	—	—	—	—
Issuance of restricted common stock to employees and nonemployees	—	—	24	1	336	(336)	—	1
Issuance of common stock to consultants	—	—	14	—	21	—	—	21
Issuance of common stock to convertible noteholders	—	—	9	—	67	—	—	67
Issuance of options to purchase common stock to consultants for services rendered	—	—	—	—	14	(14)	—	—
Amortization of deferred compensation	—	—	—	—	—	23	—	23
Change in value of restricted common stock subject to vesting	—	—	—	—	11	(11)	—	—
Accretion of redeemable convertible preferred stock to redemption value	—	1,035	—	—	—	—	(1,035)	(1,035)
Net loss	—	—	—	—	—	—	(2,438)	(2,438)
Balance, December 31, 2004	20,944	34,723	61	1	449	(338)	(4,505)	(4,393)
Issuance of Series A Redeemable Convertible Preferred stock at $1.62 per share, net of expenses	3,247	5,223	—	—	—	—	—	—
Issuance of restricted common stock to employees and nonemployees at $2.32 per share	—	—	6	—	140	(139)	—	1
Issuance of warrants to purchase preferred stock to noteholders	—	—	—	—	681	—	—	681
Issuance of options to purchase common stock to consultants for services rendered	—	—	—	—	7	(7)	—	—
Amortization of deferred compensation	—	—	—	—	—	111	—	111
Accretion of redeemable convertible preferred stock to redemption value	—	3,164	—	—	—	—	(3,164)	(3,164)
Net loss	—	—	—	—	—	—	(9,627)	(9,627)
Balance, December 31, 2005	24,191	43,110	67	1	1,277	(373)	(17,296)	(16,391)
Issuance of Series B Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	27,637	50,040	—	—	—	—	—	—
Issuance of restricted common stock to employees	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	—	—	9	—	—	9
Repurchased nonvested restricted stock	—	—	(1)	—	—	—	—	—
Reclassification of deferred compensation	—	—	—	—	(373)	373	—	—
Reclassification of warrants to purchase preferred stock	—	—	—	—	(681)	—	—	(681)
Stock-based compensation expense	—	—	—	—	400	—	—	400
Accretion of redeemable convertible preferred stock to redemption value	—	5,640	—	—	—	—	(5,640)	(5,640)
Net loss	—	—	—	—	—	—	(20,873)	(20,873)
Balance, December 31, 2006	51,828	98,790	66	1	632	—	(43,809)	(43,176)
Issuance of Series C Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	18,333	33,219	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	3	—	60	—	—	60
Repurchased vested restricted stock	—	—	(1)	—	(94)	—	—	(94)
Stock-based compensation expense	—	—	—	—	664	—	—	664
Accretion of redeemable convertible preferred stock to redemption value	—	8,742	—	—	—	—	(8,742)	(8,742)
Net loss	—	—	—	—	—	—	(30,988)	(30,988)
Balance, December 31, 2007	70,161	$140,751	68	$1	$1,262	$—	$(83,539)	$(82,276)

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) – (continued)
(in thousands, except per share data)

			Stockholders’ equity (deficit)
	Redeemable convertible preferred stock		Common stock		Additional paid-in	Deferred	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	capital	compensation	stage	Total

Balance, December 31, 2007	70,161	$140,751	68	$1	$1,262	$—	$(83,539)	$(82,276)
Issuance of Series C Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	11,793	21,352	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	—	—	28	—	—	28
Repurchased vested restricted stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,317	—	—	1,317
Accretion of redeemable convertible preferred stock to redemption value	—	11,754	—	—	—	—	(11,754)	(11,754)
Net loss	—	—	—	—	—	—	(42,393)	(42,393)
Balance, December 31, 2008	81,954	173,857	68	1	2,607	—	(137,686)	(135,078)
Issuance of common stock upon exercise of options	—	—	2	—	54	—	—	54
Stock-based compensation expense	—	—	—	—	855	—	—	855
Accretion of redeemable convertible preferred stock to redemption value	—	14,059	—	—	—	—	(14,059)	(14,059)
Net loss	—	—	—	—	—	—	(29,845)	(29,845)
Balance, December 31, 2009	81,954	187,916	70	1	3,516	—	(181,590)	(178,073)
Issuance of common stock upon exercise of options	—	—	3	—	14	—	—	14
Accretion of redeemable convertible preferred stock to redemption value	—	3,993	—	—	—	—	(3,993)	(3,993)
Conversion of preferred stock to common stock	(81,954)	(191,909)	566	—	191,909	—	—	191,909
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	123	—	—	123
Proceeds from initial public offering, net of expenses	—	—	600	—	25,727	—	—	25,727
Stock-based compensation expense	—	—	—	—	953	—	—	953
Net loss	—	—	—	—	—	—	(25,600)	(25,600)
Balance, December 31, 2010	—	—	1,239	1	222,242	—	(211,183)	11,060
Proceeds from equity financing, net of expenses	—	—	1,108	1	28,940	—	—	28,941
Issuance of warrants to purchase common stock issued in connection with equity financing	—	—	—	—	(16,947)	—	—	(16,947)
Issuance of common stock upon exercise of options	—	—	18	—	83	—	—	83
Issuance of restricted stock to employees	—	—	31	—	—	—	—	—
Cancellation of non-vested restricted stock	—	—	(15)	—	—	—	—	—
Issuance of warrants to purchase common stock in connection with debt financing	—	—	—	—	105	—	—	105
Stock-based compensation expense	—	—	—	—	834	—	—	834
Net loss	—	—	—	—	—	—	(19,061)	(19,061)
Balance, December 31, 2011	—	$—	2,381	$2	$235,257	$—	$(230,244)	$5,015

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Cash Flows
(in thousands)

	Year Ended December 31,			Period from July 10, 2003 (inception) through December 31,	Period from July 10, 2003 (inception) through December 31,
	2009	2010	2011	2008	2011
Cash flows from operating activities:
Net loss	$(29,845)	$(25,600)	$(19,061)	$(107,351)	$(181,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,937	4,862	3,141	10,212	23,152
Change in fair value of warrant liability	(1,824)	(192)	(14,436)	(47)	(16,499)
Charge related to lease liability	—	—	1,705	—	1,705
Loss on disposition of property and equipment	101	2	—	16	119
Impairment of property and equipment	—	—	7,371	—	7,371
Amortization of net discount on short-term investments	—	—	—	(149)	(149)
Noncash interest expense	460	325	162	1,601	2,548
Noncash rent expense (income)	19	4	(24)	218	217
Stock-based compensation expense	855	954	834	2,536	5,179
Changes in operating assets and liabilities:
Prepaid expenses and other assets	71	(137)	(802)	(760)	(1,628)
Accounts payable	969	(631)	(283)	815	870
Accrued expenses and other	(1,764)	1,002	(495)	4,021	2,764
Net cash used in operating activities	(26,021)	(19,411)	(21,888)	(88,888)	(156,208)

Cash flows from investing activities:
Purchases of short-term investments	(17,432)	(33,445)	(13,066)	(260,565)	(324,508)
Sales and redemptions of short-term investments	19,590	35,944	7,000	256,057	318,591
Cash paid for property and equipment	(289)	(152)	(81)	(31,152)	(31,674)
Proceeds from the sale of property and equipment	7	—	—	4	11
Net cash provided by (used in) investing activities	1,876	2,347	(6,147)	(35,656)	(37,580)

Cash flows from financing activities:
Proceeds from sale of redeemable convertible preferred stock, net	—	—	—	139,960	139,960
Proceeds from sales of common stock and warrants, net	47	25,748	29,023	99	54,917
Repurchases of common stock	—	—	—	(94)	(94)
Proceeds from long-term debt, net of issuance costs	841	—	4,908	33,768	39,517
Payments on long-term debt	(5,883)	(13,516)	(8,624)	(3,245)	(31,268)
Net cash (used in) provided by financing activities	(4,995)	12,232	25,307	170,488	203,032

Net (decrease) increase in cash and cash equivalents	(29,140)	(4,832)	(2,728)	45,944	9,244
Cash and cash equivalents, beginning of period	45,944	16,804	11,972	—	—
Cash and cash equivalents, end of period	$16,804	$11,972	$9,244	$45,944	$9,244

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Notes to Financial Statements

(1)           Organization and Nature of Operations

Tengion, Inc. (the Company) was incorporated in Delaware on July 10, 2003.  The Company is focused on discovering, developing, manufacturing and commercializing replacement human neo-organs derived from a patient’s own cells, or autologous cells.  Building on clinical and preclinical experience, the Company is leveraging its platform to develop its Neo-Urinary Conduit for bladder cancer patients and its Neo-Kidney Augment for patients with advanced chronic kidney disease.  The Company operates as a single business segment.

Operations of the Company are subject to certain risks and uncertainties, including, among others, uncertainty of product candidate development; technological uncertainty; dependence on collaborative partners; uncertainty regarding patents and proprietary rights; comprehensive government regulations; having no commercial manufacturing experience, marketing or sales capability or experience; and dependence on key personnel.

(2)           Management’s Plans to Continue as a Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company has incurred losses since inception and has a deficit accumulated during the development stage of $230.2 million as of December 31, 2011, including $48.4 million of cumulative accretion on redeemable convertible preferred stock through April 2010.  The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its therapeutic product candidates currently in development or enters into cash flow positive business development transactions.

Based upon its current expected level of operating expenditures and debt repayment, and assuming it is not required to settle any outstanding warrants in cash, the Company expects to be able to fund its operations to September 2012.  The Company intends to pursue additional sources of capital to continue its business operations as currently conducted and fund deficits in operating cash flows.  There is no assurance that such financing will be available when needed or, if available, on terms acceptable to the Company.

In November 2011, the Company’s Board of Directors approved a restructuring plan designed to fund the Company’s lead development programs through key milestones in 2012, eliminate plans to use its facility in East Norriton, Pennsylvania as a manufacturing center, and centralize its research and development operations in its leased facility in Winston-Salem, North Carolina.  The Company has retained a few administrative employees in its facility in East Norriton, Pennsylvania, and is exploring options to significantly reduce the amount of space it currently rents.

In the event financing is not obtained, the Company could pursue additional headcount reductions and other cost cutting measures to preserve cash as well as explore the sale of selected assets to generate additional funds.If the Company is required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs, these events could have a material adverse effect on the Company's business, results of operations and financial condition.

These factors could significantly limit the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

(3)           Summary of Significant Accounting Policies

(a)Use of Estimates

The preparation of financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

(b)Fair Value of Financial Instruments

As of December 31, 2010 and 2011, the carrying amounts of financial instruments held by the Company, which include cash equivalents, short-term investments, prepaid expenses and other current assets, accounts payable, and accrued expenses, approximate fair value due to the short-term nature of those instruments.  In addition, the carrying value of the Company’s debt instruments, which do not have readily ascertainable market values, approximate fair value, given that the interest rates on outstanding borrowings approximate market rates.

(c)Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  As of December 31, 2010 and 2011, cash and cash equivalents included government-backed money market funds, commercial paper, and various bank deposit accounts.  As of December 31, 2011, $1.2 million of the Company’s cash is held in a separate account collateralizing letters of credit issued by a bank in favor of the landlord of our leased facility in East Norriton, Pennsylvania.  See Note 16 for more details.

(d)Short-term Investments

The Company classifies investments as held-to-maturity at the time of purchase and reevaluates such designation as of each balance sheet date.  Securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities until maturity.  Held-to-maturity investments are recorded at amortized cost, adjusted for the accretion of discounts or premiums.  Discounts or premiums are accreted into interest income over the life of the related investment using the straight-line method, which approximates the effective- yield method.  Dividend and interest income are recognized when earned.

(e)Property and Equipment

Property and equipment are stated at cost.  Depreciation is provided over the estimated useful lives of the assets using the straight-line method.  The Company uses a life of three years for computer equipment, five years for laboratory and office and warehouse equipment, seven years for furniture and fixtures, and the lesser of the useful life of the asset or the remaining life of the underlying facility lease for leasehold improvements.  Expenditures for maintenance, repairs, and betterments that do not prolong the useful life of the asset are charged to expense as incurred.  The Company capitalizes interest in connection with the construction of property and equipment.

(f)Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  During the year ended December 31, 2011, the Company recorded a charge for impairment of property and equipment.  See Note 6 for additional information.

(g)Research and Development

Research and development costs are charged to expense as incurred.  Research and development costs consist of personnel related expenses, including salaries, benefits, travel, and other related expenses, including stock-based compensation; payments made to third party contract research organizations for preclinical studies, investigative sites for clinical trials, and consultants; costs associated with regulatory filings and the advancement of the Company’s product candidates through preclinical studies and clinical trials; laboratory and other supplies; manufacturing development costs; and related facility maintenance.

(h)Income Taxes

Income taxes are accounted for under the asset-and-liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i)Stock-Based Compensation

The Company measures and recognizes compensation expense for all employee stock-based payments at fair value, net of estimated forfeitures, over the vesting period of the underlying stock-based awards.  In addition, the Company accounts for stock-based compensation to nonemployees in accordance with the accounting guidance for equity instruments that are issued to other than employees.

Determining the appropriate fair value of stock-based payment awards require the input of subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility.  The Company uses the Black-Scholes option-pricing model to value its stock option awards.  The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.  As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different in the future.  Since the Company does not have sufficient historical volatility of its stock for the expected term of its options, it uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants.

The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as an adjustment in the period in which estimates are revised.  The Company considers many factors when estimating expected forfeitures for stock awards granted to employees, consultants and directors, including types of awards, employee class, and an analysis of the Company’s historical and known forfeitures on existing awards.  Under the true-up provisions of the stock based compensation guidance, the Company records additional expense if the actual forfeiture rate is lower than estimated, and a recovery of expense if the actual forfeiture rate is higher than estimated, during the period in which the options vest.

(j)Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding less the weighted-average shares subject to repurchase during the period.  For all periods presented, the outstanding Series A, Series B, and Series C, common stock options and preferred and common stock warrants have been excluded from the calculation because their effect would be anti-dilutive.  Therefore, the weighted-average shares used to calculate both basic and diluted loss per share are the same.

The following potentially dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding as of December 31, 2009, 2010, and 2011, as they would be anti-dilutive:

	Year Ended December 31,
	2009	2010	2011
Shares underlying warrants outstanding	160,544	11,435	1,064,616
Shares underlying options outstanding	71,366	137,898	174,874
Unvested restricted stock	44	—	13,988
Shares of redeemable convertible preferred stock	81,954,127	—	—

 (k)Deferred Equity Offering Costs

Deferred equity offering costs include costs directly attributable to the Company’s offering of its equity securities.  In accordance with FASB ASC 340-10, Other Assets and Deferred Costs, these costs are deferred and capitalized as part of other assets.  Costs attributable to the equity offerings will be charged against the proceeds of the offering once completed.

(l)Reverse Stock Split

On February 18, 2010, the board of directors of the Company, subject to stockholder approval, approved a reverse stock split of the Company’s common stock at a ratio of one share for every 14.5 shares previously held.  The reverse stock split was effective on March 24, 2010.  On May 25, 2012, the Company's Board of Directors approved a reverse stock split on the basis of one share of common stock for each currently outstanding 10 shares of pre-split common stock that became effective on June 14, 2012.  All common share and per-share data included in these financial statements reflect such reverse stock split.

(m)Reclassification

Certain prior period amounts in the financial statements and notes thereto have been reclassified to conform to the current period presentation.

(4)	Supplemental Cash Flow Information

The following table contains additional cash flow information for the periods reported (in thousands).

	Year Ended December 31,			Period from July 10, 2003 (inception) through December 31,	Period from July 10, 2003 (inception) through December 31,
	2009	2010	2011	2008	2011
Supplemental cash flow disclosures:
Noncash investing and financing activities:
Conversion of note principal to redeemable convertible preferred stock	$—	$—	$—	$3,562	$3,562
Convertible note issued to initial stockholder for consulting expense	—	—	—	210	210
Fair value of warrants issued with issuance of long-term debt	9	—	105	2,176	2,290
Fair value of warrants issued with sale of common stock	—	—	16,947	—	16,947
Conversion of redeemable convertible preferred stock into 566 shares of common stock	—	191,909	—	—	191,909
Conversion of warrant liability	—	123	—	—	123
Noncash property and equipment additions	80	41	—	52	—
Cash paid for interest, net of amounts capitalized	3,008	1,695	722	6,853	12,278

(5)	Short-term Investments and Financial Instruments

As of December 31, 2010 and 2011, the carrying amounts of financial instruments held by the Company, which include cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses, approximate fair value due to the short-term nature of those instruments.  In addition, the carrying value of the Company’s debt instruments, which do not have readily ascertainable market values, approximate fair value, given that the interest rates on outstanding borrowings approximate market rates.  See below and Note 13 for a discussion of fair value of the warrants.

As of December 31, 2011, short-term investments consisted of investments in commercial paper and U.S. government agency and corporate securities of $6.1 million.  As of December 31, 2010, the Company had no short-term investments.  The Company had the ability and intent to hold these investments until maturity and therefore has classified the investments as held-to-maturity.  Due to the short-term nature of these investments, unrealized gains and losses have been deemed temporary and therefore not recognized in the accompanying financial statements.  Income generated from short-term investments is recorded to interest income.

The fair value guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liability measured at fair value on a recurring basis as of December 31, 2010 and 2011 (in thousands).

	Fair value measurement at reporting date using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2010
Assets:
Cash and cash equivalents	$11,972	$—	$—	$11,972

At December 31, 2011
Assets:
Cash and cash equivalents	$9,244	$—	$—	$9,244
Short-term investments
U.S. government agency funds.	4,021	—	—	4,021
Corporate securities	2,045	—	—	2,045
Short-term investments	6,066	—	—	6,066
	$15,310	$—	$—	$15,310

Liabilities:
Warrant liability	$—	$—	$2,511	$2,511

The reconciliation of warrant liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

Balance at January 1, 2010	$314
Issuance of additional warrants	—
Change in fair value of warrant liability	(191)
Reclassification of warrant liability to stockholders’ equity	(123)
Balance at December 31, 2010	$—
Issuance of additional warrants	16,947
Change in fair value of warrant liability	(14,436)
Balance at December 31, 2011	$2,511

The fair value of the warrant liability is based on Level 3 inputs.  For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value.  See Note 13 for further discussion of the warrant liability.

Certain assets and liabilities, including property and equipment, severance benefits and the lease liability, are measured at fair value on a nonrecurring basis.  These assets and liabilities are recognized at fair value when they are deemed to be impaired or in the period in which the liability is incurred.  The Company recorded an impairment charge of $7.4 million in the year ended December 31, 2011, to fully write off certain property and equipment as discussed in Note 6.  The Company recorded another charge of $1.8 million in the year ended December 31, 2011 related to the fair value of the liability incurred at the cease-use date related to certain operating leases as discussed in Note 10.  The Company also recorded $1.7 million charge in the year ended December 31, 2011 related to termination benefits as discussed in Note 9.

(6)	Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2010	2011
Office and warehouse equipment	$356	$323
Computer equipment	1,246	985
Furniture and fixtures	524	524
Laboratory equipment	7,762	4,913
Leasehold improvements	21,434	6,898
	31,322	13,643
Less accumulated depreciation	(19,830)	(12,622)
	$11,492	$1,021

During the year ended December 31, 2011, the Company recorded a non-cash property and equipment impairment charge of $7.4 million in connection with the restructuring plan described in Note 9.  Under the restructuring plan, the Company eliminated plans to use its facility in East Norriton, Pennsylvania as a manufacturing center and centralized its research and development operations in its leased facility in Winston-Salem, North Carolina.  The aggregate acquisition value of the impaired assets, most of which were leasehold improvements, was reduced by $17.6 million and the related accumulated depreciation was reduced by $10.2 million as there was no future realizable value related to these assets.

(7)	Accrued compensation and benefits

Accrued compensation and benefits expenses consist of the following (in thousands):

	December 31,
	2010	2011
Accrued severance benefits	$-	$1,774
Other accrued compensation and benefits	1,291	580
	$1,291	$2,354

As of December 31, 2011 accrued severance benefits included $1.5 million related to the restructuring in November 2011 (See Note 9 below for more details).  The Company expects to complete payment of these severance benefits by September 2012.

As of December 31, 2011 accrued severance benefits also included $0.2 million related to the severance agreement the Company entered into with its former president and chief executive officer in June 2011.  The severance agreement provided for the employee to receive 12 monthly severance payments equal to his current monthly salary and a one-time cash payment equal to his target bonus amount for 2011.  During the year ended December 31, 2011, the Company recorded compensation expense within general and administrative expense and a corresponding liability of $0.7 million for the estimated value of the Company’s obligations under the severance agreement.  As of December 31, 2011, the Company paid $0.5 million and anticipates making payments of the remaining $0.2 million through June 30, 2012 in connection with the severance agreement.

Other accrued compensation and benefits for the year ended December 31, 2010 and 2011 consisted primarily of accrued bonus of $1.1 million and $0.4 million, respectively.

(8)	Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2010	2011
Accrued consulting and professional fees	$730	$119
Accrued research and development	679	235
Other	143	83
	$1,552	$437

(9)	Restructuring Expenses

In November 2011, the Company’s Board of Directors approved a restructuring plan designed to fund the Company’s lead development programs through key milestones in 2012, eliminate plans to use its facility in East Norriton, Pennsylvania as a manufacturing center, and centralize its research and development operations in its leased facility in Winston-Salem, North Carolina.   The Company has retained a few administrative employees in its facility in East Norriton, Pennsylvania, and is exploring options to significantly reduce the amount of space it currently rents.  In connection with the restructuring, the Company recorded a non-cash property and equipment impairment charge (see Note 6 for further information) and a non-cash charge related to its lease obligations (see Note 10 for further information).

The Company offered severance benefits to the terminated employees, and estimates a total charge for personnel-related termination costs of approximately $2.0 million. The Company recorded $1.7 million of the total charge in the fourth quarter of 2011, of which $0.8 million is included in research and development expense and $0.9 million is included in general and administrative expense in the accompanying statements of operations.  The Company expects to complete payment of these severance benefits by September 2012.  The following table summarizes the activity related to accrued severance benefits for the year ended December 31, 2011 (in thousands).

	2011 charges to operations	2011 charges paid	Accrual balance as of December 31, 2011
Restructuring Expenses:
Severance benefits	$1,716	$172	$1,544

In 2009, the Company implemented a restructuring plan, which reduced headcount by 34 employees.  Expenses incurred related to the 2009 restructuring consisted of termination benefits of $0.9 million in the year ended December 31, 2009, of which $0.6 million is included in research and development expense and $0.3 million is included in general and administrative expense in the accompanying statements of operations.  As of December 31, 2010 all cost associated with the 2009 restructuring plan were incurred and paid.

(10)	Lease Liability

The Company entered into an agreement in February 2006 to lease warehouse space effective March 1, 2011, at which time the Company determined it was not likely to utilize the space during the five-year lease term.  Therefore, the Company recorded a liability as of March 1, 2011, the cease-use date, for the fair value of its obligations under the lease.  The most significant assumptions used in determining the amount of the estimated lease liability are the potential sublease revenues and the credit-adjusted risk-free rate utilized to discount the estimated future cash flows.  During 2011, the Company recorded a liability and corresponding expense, which is included in other expense on the statement of operations, of $0.9 million, based on the Company’s estimate of the fair value of its obligations.

In connection with the restructuring described in Note 9, the Company determined it was not likely to utilize substantially all of the leased office and manufacturing space in its East Norriton, Pennsylvania facility during the remainder of the lease term.  Therefore, the Company recorded a liability as November 30, 2011, the cease-use date, for the fair value of its obligations under the lease.  During 2011, the Company recorded a liability and corresponding expense, which is included in other expense on the statement of operations, of $0.9 million, based on the Company’s estimate of the fair value of its obligations.

The following table summarizes the activity related to the lease liability for the year ended December 31, 2011 (in thousands).

	Warehouse space	Office and manufacturing space	Total
Balance at January 1, 2011	$—	$—	$—
Initial fair value	933	891	1,824
Charges utilized	(193)	(45)	(238)
Additional charges to operations	88	8	96
Balance at December 31, 2011	828	854	1,682
Less current portion	(225)	(514)	(739)
	$603	$340	$943

(11)	Debt

Total debt outstanding consists of the following (in thousands):

	December 31,
	2010	2011
Working Capital Note	$7,257	$5,000
Equipment and Supplemental Working Capital Notes	1,015	126
Machinery and Equipment Loan	477	-
Unamortized debt discount	(148)	(139)
	8,601	4,987
Less current portion	(4,016)	(2,205)
	$4,585	$2,782

Principal payments due as of December 31, 2011 are as follows (in thousands):

2012	$2,274
2013	2,620
2014	232
5,126
Less unamortized debt discount	(139)
$4,987
Working Capital Note

The Company has an outstanding working capital loan (the Working Capital Note) that was utilized to fund working capital needs of the Company.  In March 2011, the Company refinanced the outstanding debt owed to its lender of the Working Capital Note.  Pursuant to the terms of the refinancing, the Company simultaneously borrowed $5 million and repaid the then outstanding principal amount of $4.5 million. The Company modified the classification of long-term debt on its balance sheet as of December 31, 2010 to reflect the revised payment terms included in the new loan agreement.

Borrowings under the Working Capital Note are secured by all assets of the Company, except for Intellectual Property and permitted liens that have priority, including liens on equipment subsequently acquired to secure the purchase price or lease obligation, as defined in the loan agreement.  The Company is obligated to make interest-only payments through January 2012, followed by 24 monthly payments of principal and interest at an interest rate of 11.75% per annum.  In connection with the refinancing, the Company granted a warrant to the lender to purchase 7,068 shares of common stock.  The fair value of the warrant issued in connection with the refinancing was $0.1 million, using the Black-Scholes model.  See Note 13 for further discussion on warrants.

In addition, the lender also holds warrants exercisable into 10,088 shares of common stock as of December 31, 2011.  The estimated fair value of all of the warrants issued to the lender has been recorded against the carrying value of the Working Capital Note as an original issue discount (OID), which is being amortized to interest expense over the term of the Working Capital Note.  During the years ended December 31, 2009, 2010 and 2011, the Company recognized a noncash charge to interest expense of $0.4 million, $0.3 million, and $0.1 million, respectively, for the amortization of OID.

The Company recorded interest expense of $2.4 million, $1.5 million, and $0.6 million related to the Working Capital Note for the years ended December 31, 2009, 2010 and 2011, respectively.

Equipment and Supplemental Working Capital Note

In 2005, the Company executed a loan facility with another lender to fund equipment (the Equipment Note) and other asset purchases (the Supplemental Working Capital Note) from July 2005 through December 2010. Borrowings under the Equipment and Supplemental Working Capital Note are secured by equipment, as defined in the loan agreements.  As of December 31, 2011, the Equipment Note and the Supplemental Working Capital Note bear interest at an average rate of 11.49% and 13.52%, respectively.  The Company will make its final monthly principal and interest payment in April 2012 for each of the Equipment Note and the Supplemental Working Capital Note.  The Company recorded interest expense of $0.6 million, $0.3 million, and $0.1 million related to the Equipment and Supplemental Working Capital Notes for the years ended December 31, 2009, 2010 and 2011, respectively.

The lender holds warrants exercisable into 958 shares of common stock as of December 31, 2011.  The estimated fair value of the warrants issued to this lender has been recorded against the carrying value as OID, which is being amortized as interest expense over the term of the Equipment and Supplemental Working Capital Notes.  During the years ended December 31, 2009, 2010 and 2011, the Company recognized a noncash charge to interest expense of $44,000, $31,000, and $9,000, respectively, for the amortization of OID.

Machinery and Equipment Loan

In December 2007, the Company executed an agreement with the Commonwealth of Pennsylvania to fund machinery and equipment and other asset purchases (MELF Loan) through December 31, 2010.  Borrowings under the MELF Loan are secured by equipment, as defined in the loan agreement.  Under the terms of the MELF Loan, the Company has a four year period of payments of principal and accrued interest at an annual interest rate of 5% until September 2011 and 5.25% from September 2011 through maturity of the loan.  The Company made its final monthly principal and interest payment in December 2011.  The Company recorded interest expense of $54,000, $36,000 and $13,000 related to the MELF Loan for the years ended December 31, 2009, 2010 and 2011, respectively.

In connection with the Working Capital Note, Equipment Note, Supplemental Working Capital Note, and the MELF Loan, the Company incurred financing costs of $0.3 million, recorded as other assets on the accompanying balance sheets, which are being amortized on a straight-line basis until maturity of the related notes. The Company recorded amortization of deferred financing costs of  $44,000, $44,000, and $47,000 during the years ended December 31, 2009, 2010 and 2011, respectively, which was included in interest expense on the accompanying statements of operations.

Borrowings under the Working Capital Note are secured by all assets of the Company, except for Intellectual Property and permitted liens that have priority, including liens on equipment subsequently acquired to secure the purchase price or lease obligation, as defined in the loan agreement.  Borrowings under the Equipment Note, Supplemental Working Capital Note and the MELF Loan are secured by equipment, as defined in the loan agreements.

(12)	Capital Structure

Common Stock

Since inception, the Company has sold common stock to certain officers, directors, employees, consultants, and Scientific Advisory Board members.  As of December 31, 2011, the Company was authorized to issue 90,000,000 shares of common stock.  Each holder of common stock is entitled to one vote for each share held.  The Company will, at all times, reserve and keep available out of its authorized but unissued shares of common stock sufficient shares to effect the exercise of outstanding stock options and warrants.

March 2011 Equity Financing

In March 2011, the Company closed a private placement transaction pursuant to which the Company sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock.  The purchase price per security was $28.30.  The Company received net proceeds of $28.9 million.

In connection with the March 2011 equity financing, the Company filed a registration statement with the SEC for the registration of the total number of shares sold to the investors and shares issuable upon exercise of the warrants and the registration statement was declared effective by the SEC on May 16, 2011.  The Company is required to use commercially reasonable efforts to cause the registration statement to remain continuously effective until such time when all of the registered shares are sold or such shares may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144 of the Securities Act and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.  In the event the Company fails to meet certain legal requirements in regards to the registration statement, it will be obligated to pay the investors, as partial liquidated damages and not as a penalty, an amount in cash equal to 1.5% of the aggregate purchase price paid by investors for each monthly period that the registration statement is not effective, up to a maximum aggregate payment of 6% of the purchase price paid by investors, except that if the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1), the maximum aggregate payment would be 12% of the purchase price paid by investors.  If the Company determines a registration payment arrangement in connection with the securities issued in March 2011 is probable and can be reasonably estimated, a liability will be recorded. As of December 31, 2011, we concluded the likelihood of having to make any payments under the arrangements was remote, and therefore did not record any related liability.

Initial Public Offering

In April 2010, the Company completed its initial public offering, selling 600,000 shares of common stock at an initial public offering price of $50.00 per share resulting in gross proceeds of $30.0 million.  Net proceeds received after underwriting fees and offering expenses were $25.7 million.  In connection with the closing of the initial public offering, all outstanding shares of the Company’s redeemable convertible preferred stock were converted into an aggregate of 565,196 shares of common stock, and all outstanding warrants to purchase preferred stock were converted into warrants to purchase 11,046 shares of common stock.

Preferred Stock

As of December 31, 2011, the Company was authorized to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof.  These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.  The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.  In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.  There are no shares issued or outstanding as of December 31, 2011.

In August 2004 and March 2005, the Company issued 20,943,577 and 3,247,095 shares, respectively, of Series A-1 at $1.61683 per share.  The shares issued in August 2004 resulted in cash proceeds of approximately $30.1 million, net of transaction costs, and the conversion of principal and interest on the convertible notes in the aggregate amount of approximately $3.6 million.  The shares issued in March 2005 resulted in cash proceeds of approximately $5.2 million, net of transaction costs.  In June 2006, the Company converted each share of Series A-1 into one share of Series A.  All terms of the Series A remained the same as the Series A-1.  In June 2006, the Company issued 27,637,363 shares of Series B at $1.82 per share.  The shares issued resulted in cash proceeds of approximately $50.0 million, net of transaction costs.  In September 2007 and October 2008, the Company issued 18,332,965 and 11,793,127 shares of Series C, respectively, at $1.82 per share.  The shares issued resulted in cash proceeds of approximately $33.2 million and $21.4 million, net of transaction costs, in 2007 and 2008, respectively.  The Company incurred aggregate costs of $0.2 million for Series A, $0.3 million for Series B, and $0.3 million for Series C, respectively, in connection with the sale of the Series A, Series B, and Series C, which reduced the initial carrying value of each Series of redeemable convertible preferred stock.

The Series A, Series B, and Series C were convertible into common stock at the option of the holder on a share-for-share basis, subject to certain customary anti-dilution adjustments contained in the Company’s certificate of incorporation, which were triggered, with respect to each series of preferred stock, upon the closing of the Company’s IPO in April 2010.  In addition, the Series A, Series B and Series C were entitled to vote together with the common stockholders as one class and were entitled to separate votes on certain matters.  The Series A, Series B, and Series C stockholders were entitled to receive an annual 8% dividend, when and if declared by the board of directors.  No dividends were declared through the conversion date in April 2010.

(13)	Warrants

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Stock warrants are accounted for as derivative liabilities under FASB ASC 815, Derivatives and Hedging (ASC 815) if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price.  We classify derivative warrant liabilities on the balance sheet as a current liability, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

The following table summarizes outstanding warrants to purchase common stock as of December 31, 2011:

	Number of shares	Exercise price	Expiration
Equity–classified warrants
Issued to vendors	389	$23.20	September 2015 through December 2016
Issued pursuant to March 2011 refinancing of Working Capital Note	7,068	$28.80	March 2016
Issued to lenders	6,449	$234.40	August 2013 through December 2016
Issued to lenders	4,608	$263.90	October 2015 through September 2019
	18,514
Liability–classified warrants
Issued pursuant to March 2011 equity financing	1,046,102	$28.80	March 2016
	1,064,616

Equity-classified Warrants

In March 2011, the Company granted a warrant to a lender to purchase 7,068 shares of common stock in connection with the refinancing of the Company’s Working Capital Note.  See Note 10 for a discussion of the refinancing.  The Company determined the fair value of the warrant as of the date of grant was $14.90 per share by utilizing the Black-Scholes model.  In estimating the fair value of the warrant, the Company utilized the following inputs: closing price per share of common stock of $27.40, volatility of 64.96%, expected term of 5 years, risk-free interest rate of 2.0% and dividend yield of zero.

In conjunction with the Working Capital Note, Equipment Note, and the Supplemental Working Capital Note, the Company issued warrants to purchase shares of Series A, B, and C Preferred Stock.  Upon the close of the Company’s initial public offering, the preferred stock warrants automatically converted into warrants to purchase 11,046 shares of common stock.  Warrants related to the Working Capital Note expire ten years from the date of issuance. Warrants related to the Equipment and Supplemental Working Capital Notes expire the earlier of eight years from the date of issuance or upon acquisition of the Company as defined in the warrant agreement.

Prior to the Company’s initial public offering, the warrants were classified as a warrant liability on the balance sheet because the warrants entitled the holder to purchase shares of preferred stock, which the holder could have caused the Company to redeem at the option of the holder.  Subsequent to the closing of the initial public offering, these warrants no longer are exercisable for a redeemable security, and therefore such warrants are now classified within stockholders’ equity.

The aggregate fair value of these warrants as of the initial public offering date was lower than the aggregate fair value as of December 31, 2009, resulting in a noncash credit to change in fair value of common stock warrants of $0.2 million during the year ended December 31, 2010.

Liability-classified Warrants

In March 2011, the Company issued warrants to purchase 1,046,102 shares of common stock in connection with a private placement transaction.  Each warrant is exercisable in whole or in part at any time until March 4, 2016 at a per share exercise price of $28.80, subject to certain adjustments as specified in the warrant agreement.  The Company valued the warrants as derivative financial instruments as of the date of issuance (March 4, 2011) and will continue to do so at each reporting date, with any changes in fair value being recorded on the Statement of Operations.  During the year ended December 31, 2011, the Company recorded non-operating income of $14.4 million due to a decrease in the estimated fair value of these warrants.

The warrants contain provisions that require the modification of the exercise price and shares to be issued under certain circumstances, including in the event the Company completes subsequent equity financings at a price per share lower than the then-current warrant exercise price.  In addition, the warrants contain a net cash settlement provision under which the warrant holders may require the Company to purchase the warrants in exchange for a cash payment following the announcement of specified events defined as Fundamental Transactions involving the Company (e.g., merger, sale of all or substantially all assets, tender offer, or share exchange) or a Delisting, which is deemed to occur when the common stock is no longer listed on a national securities exchange.  The net cash settlement provision requires use of the Black-Scholes model in calculating the cash payment value in the event of a Fundamental Transaction or a Delisting.

The net cash settlement value at the time of any future Fundamental Transaction or Delisting will depend upon the value of the following inputs at that time: the price per share of the Company’s common stock, the volatility of the Company’s common stock, the expected term of the warrant, the risk-free interest rate based on U.S. Treasury security yields, and the Company’s dividend yield.  The warrant requires use of a volatility assumption equal to the greater of (i) 100%, (ii) the 30-day volatility determined as of the trading day immediately following announcement of a Fundamental Transaction or Delisting, or (iii) the arithmetic average of the 10, 30, and 50-day volatility determined as of the trading day immediately following announcement of a Fundamental Transaction or Delisting.

The fair value of the warrants is determined using a risk-neutral lattice methodology within a Monte Carlo analysis to model the impact of potential modifications to the warrant exercise price and to include the probability of a Fundamental Transaction or Delisting into the calculation of fair value.  The valuation of warrants is subjective and is affected by changes in inputs to the valuation model including the price per share of the Company’s common stock, assumptions regarding the expected amounts and dates of future equity financing activities, assumptions regarding the likelihood and timing of Fundamental Transactions or a Delisting, the historical volatility of the stock prices of the Company’s peer group, risk-free rates based on U.S. Treasury security yields, and the Company’s dividend yield.  Changes in these assumptions can materially affect the fair value estimate.  We could, at any point in time, ultimately incur amounts significantly different than the carrying value.  For example, as of December 31, 2011, the calculated cash settlement value of $3.6 million exceeded the fair value of $2.5 million.  The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire, or are amended in a way that would no longer require these warrants to be classified as a liability.

The following table summarizes the calculated aggregate fair values and net cash settlement value as of the dates indicated along with the assumptions utilized in each calculation.

	Fair value as of:		Net cash settlement value as of December 31, 2011
	March 4, 2011	December 31, 2011

Calculated aggregate value	$16,947	$2,511	$3,596	(1)
Exercise price per share of warrant	$28.80	$28.80	$28.80
Closing price per share of common stock	$26.00	$4.70	$4.70
Volatility	65.0%	93.8%	151.0	% (2)
Probability of Fundamental Transaction or Delisting	48.9%	28.9%	Not applicable
Expected term (years)	Not applicable	Not applicable	4.2
Risk-free interest rate	2.2%	0.7%	0.6%
Dividend yield	None	None	None

(1)	Represents the net cash settlement value of the warrant as of December 31, 2011, which value was calculated utilizing the Black-Scholes model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of December 31, 2011.

(14)	Stock-based Compensation

The Company currently maintains two stock-based compensation plans.  Under the 2004 Stock Option Plan (the 2004 Plan), stock awards were granted to employees, directors, and consultants of the Company, in the form of restricted stock and stock options. The amounts and terms of options granted were determined by the Company’s compensation committee. The equity awards granted under the Plan generally vest over four years and have terms of up to ten years after the date of grant, and options are exercisable in cash or as otherwise determined by the board of directors. There are no shares available for future grants under the 2004 Plan, as grants from the 2004 Plan ceased upon the Company’s initial public offering in April 2010.

The 2010 Stock Incentive and Option Plan (2010 Plan) became effective upon the closing of the Company’s initial public offering.  Under the 2010 Plan, stock awards may be granted to employees, directors, and consultants of the Company, in the form of restricted or unrestricted stock, stock appreciation rights, cash-based or performance share awards and stock options. The amounts and terms of options granted are determined by the Company’s compensation committee. The equity awards granted under the Plan generally vest over four years and have terms of up to ten years after the date of grant, and options are exercisable in cash or as otherwise determined by the board of directors.  The 2010 Plan allows for the transfer of forfeited shares from the 2004 Plan.  As of December 31, 2011, 77,391 shares of common stock were available for future grants under the Plan.

Stock Options

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2008	52,040	$36.30
Granted	35,892	$4.40
Exercised	(2,008)	$27.10
Forfeited	(14,558)	$135.47

Outstanding at December 31, 2009	71,366	$10.09
Granted	79,105	$36.51
Exercised	(3,242)	$4.40
Forfeited	(9,331)	$17.36

Outstanding at December 31, 2010	137,898	$24.89
Granted	130,569	$11.34
Exercised	(18,735)	$4.40
Forfeited	(74,858)	$25.36
Outstanding at December 31, 2011	174,874	$16.77	8.9	$63

Vested and expected to vest at December 31, 2011	161,975	$17.06	8.9	$57

Exercisable at December 31, 2011	45,827	$27.35	7.3	$6

During 2009, 2010 and 2011, the Company issued options to purchase 35,892, 75,905, and 129,569 shares of common stock, respectively, to employees and non-employee directors under the Plans.  The per-share weighted-average fair value of the options granted to employees during 2009, 2010 and 2011 was estimated at $4.40, $36.51, and $6.10, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2009	2010	2011

Volatility	66.2%	69.4%	78.79%
Expected term	6 years	6 years	5.5 years
Risk-free interest rate	2.7%	2.0%	1.37%
Dividend yield	None	None	None

Total stock-based compensation expense recognized for stock options to employees and non-employee directors for the years ended December 31, 2009, 2010, and 2011 was $0.9 million, $0.9 million, and $0.7 million, respectively.  As of December 31, 2011, there was $0.9 million of unrecognized compensation expense, net of forfeitures, related to non-vested employee stock options and remaining incremental expense associated with the modification of stock options and $26,000 of unrecognized compensation expense related to non-vested non-employee director stock options, which are expected to be recognized over a weighted- average period of approximately 3.5 years.

During 2010 and 2011, the Company issued options to purchase 3,200 and 1,000 shares of common stock, respectively, to non-employee consultants under the Plan.  No options were granted to non-employees during the year ended December 31, 2009.  The per-share weighted-average fair value of the options granted to non-employees during 2010 and 2011 was estimated at $12.10 and $2.90, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2009	2010	2011

Volatility	Not applicable	69.35%	88.47%
Expected term	Not applicable	6 years	5 years
Risk-free interest rate	Not applicable	2.0%	0.83%
Dividend yield	Not applicable	None	None

Total stock-based compensation expense recognized for stock options to nonemployees for the years ended December 31, 2010 and 2011 was $14,000 and $9,000, respectively.  For the year ended December 31, 2009, the Company recognized a credit of $66,000 due to the decline in the per-share fair value of the outstanding options granted to non-employees.  As of December 31, 2011, there was approximately $5,000 of unrecognized compensation expense related to non-vested non-employee stock options, which is expected to be recognized over a weighted- average period of less than 1 year.

Restricted Stock

The Company has issued restricted stock as compensation for the services of certain employees and other third parties.  The grant date fair value of restricted stock was based on the fair value of the common stock on the date of grant, and compensation expense is recognized based on the period in which the restrictions lapse.

The following table summarizes restricted stock activity under the Plans:

	Number of shares	Weighted-average grant date fair value
Nonvested at December 31, 2008	320	$—
Granted	—	$—
Vested	(276)	$35.10
Forfeited	—	$—
Nonvested at December 31, 2009	44	$58.00
Granted	—	$—
Vested	(44)	$58.00
Forfeited	—	$—
Nonvested at December 31, 2010	—	$—
Granted	31,096	$24.20
Vested	(2,167)	$24.20
Forfeited	(14,941)	$24.20
Nonvested at December 31, 2011	13,988	$24.20

Total stock-based compensation expense for restricted stock was $10,000, $1,000, and $0.1 million for the years ended December 31, 2009, 2010, and 2011, respectively.  As of December 31, 2011, there was $0.2 million of unrecognized compensation expense related to restricted stock awards, which is expected to be recognized over a weighted- average period of 3.1 years.

(15)	Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan (the 401(k) Plan) for the benefit of its employees.  Employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations.  As of December 31, 2011, the Company has not elected to match any of the employee’s contributions to the 401(k) Plan.

(16)	Commitments and Contingencies

(a)Leases and Letters of Credit

The Company leases office space and office equipment under operating leases, which expire at various times through February 2016.  Rent expense under these operating leases was $0.7 million for each of the years ended December 31, 2009, 2010, 2011, and $4.6 million for the period from July 10, 2003 (inception) through December 31, 2011.

The following table summarizes future minimum lease payments as of December 31, 2011 (in thousands):

2012	$992
2013	1,016
2014	1,040
2015	1,063
2016	276
Total minimum lease payments (1)	$4,387

(1)	The future minimum lease payments above do not include the impact of any potential sublease income discussed in Note 9 related to the Company’s lease liability.

Effective March 2011, the lease agreement for the Company’s facility in East Norriton, Pennsylvania required the Company to provide security and restoration deposits totaling $2.2 million to the landlord, an increase from the prior amount of $1.7 million. Until January 2011, the Company obtained letters of credit from a bank in favor of the landlord to satisfy the obligations.  In January 2011, the Company deposited $1.0 million with the landlord as a security deposit, which amount is recorded as a non-current other asset on the Company’s balance sheet as of December 31, 2011.  As of December 31, 2011, an outstanding letter of credit is satisfying the remaining o restoration deposit obligation of $1.2 million.  At the end of the lease term, the landlord has the right to require the Company to utilize the funds collateralizing this letter of credit to restore the facility to its original condition.  The letter of credit is collateralized by an account held at the bank.  If the bank determines the collateral to be insufficient, the bank has the right to demand additional collateral.  If the Company fails to provide additional collateral, the bank has the right to withdraw the letter of credit.  In that event, the landlord would have the right to require the Company to deposit cash of up to $1.2 million in an account to satisfy its deposit obligation.

In May 2011, the Company exercised the first five-year renewal option under its lease for laboratory space in Winston-Salem, North Carolina.  The amended lease extends the lease term to October 2016 and provides for payments of average annual base rent of approximately $0.2 million commencing in October 2011.

  (b)     License and Research Agreements

In 2003, a license agreement was executed with Children’s Medical Center Corporation (CMCC), whereby CMCC granted the Company a license to utilize certain patent rights.  In accordance with the license agreement, the Company paid an initial license fee of $0.2 million, which was recorded as research and development expense.  Additionally, the license agreement requires the Company to reimburse CMCC for patent costs related to the underlying licensed rights.  In 2009, 2010, 2011, and for the period from July 10, 2003 (inception) through December 31, 2011, the Company recorded $0.2 million, $0.2 million, $0.2 million, and $2.3 million, respectively, related to the reimbursement of such patent costs as general and administrative expenses in the accompanying statements of operations.

The Company is obligated to make payments to CMCC upon the occurrence of various development and sales milestones.  During the fourth quarter of 2006, the Company achieved two of its development milestones for the first licensed product launched, as defined in the agreement, and paid $0.4 million, which was recorded as research and development expense for the year ended December 31, 2006.  No further milestones payments have been made.  If the Company develops and obtains regulatory approval of a licensed product in each of the four subfields covered under the license, it will be required to pay CMCC milestones aggregating approximately $6.9 million, which includes $0.4 million paid to date.  Also, if cumulative net sales of all licensed products reach a certain level, the Company will be required to make a one-time sales milestone payment of $2.0 million.  The timing and likelihood of such milestone payments are not currently known to the Company.  A portion of the milestone payments the Company makes will be credited against its future royalty payments.  The Company must pay CMCC royalties in the mid-single digit range based on net sales of licensed products as defined in the agreement by the Company, its affiliates and its sublicensees, which royalties will be reduced for certain amounts the Company is required to pay to license patents or intellectual property from third parties and under certain circumstances if there is a competing product.  No royalties will be payable with respect to sales of licensed products in countries where there is no valid patent claim, unless the Company advised CMCC not to file for patent protection in that country and later chose to market and sell licensed products in such country.  The license agreement, and the Company’s obligation to pay royalties, terminates on the later of the expiration, on a country-by-country basis, of the last patent right and October 2018.

In January 2006 the Company entered into a license agreement with Wake Forest University Health Sciences, or WFUHS, which was amended in May 2007, for the license of certain of WFUHS’s intellectual property rights.  Under the license agreement, the Company issued WFUHS a warrant to purchase 320 shares of the Company’s common stock through January 1, 2016 at an exercise of $23.20 per share and is required to pay WFUHS a percentage of certain consideration received from a sublicensee.  The Company is not required to make any milestone payments to WFUHS related to the development or commercialization of the licensed products, but the Company is required to pay certain license maintenance fees with respect to each product covered by new development patents, commencing two years after the Company initiates the first animal study conducted under cGLP, with respect to such product.  These license maintenance fees, which are in the low six figure range with respect to each product, will be creditable against royalties the Company is obligated to pay to WFUHS for such product.  In addition, the Company is required to pay WFUHS royalties in the low- to mid-single digit range based on net sales of licensed products in all countries.  With respect to any product covered by an improvement patent, the Company’s obligation to pay royalties to WFUHS terminates upon the later of the expiration, on a product-by-product basis, of the last to expire patent covering such product and the date that is 15 years from the first commercial sale of such product, provided that no such royalty is payable more than seven years after expiration of the last-to-expire patent covering such product.

In January 2006, the Company entered into a research agreement with WFUHS, which was amended in September 2006 and extended in September 2010 for an additional three-year period.  Under the research agreement, WFUHS agreed to perform sponsored research in return for quarterly payments.  As of December 31, 2010, the Company was obligated to make payments of $800,000 with respect to the 2011 research activities of WFUHS under the extended agreement.  The Company terminated the research agreement with WFUHS effective December 31, 2011 and has no further financial or other obligations under this agreement.

(17)	Income Taxes

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2009	2010	2011
Percent of pre-tax income:
U.S. federal statutory income tax rate	(34.0)	(34.0)	(34.0)
State taxes, net of federal benefit	(6.7)	(7.1)	(7.2)
Interest expense –revaluation of warrants	—	—	(25.5)
Other	(1.1)	(0.5)	0.8
Valuation allowance	41.8	41.6	65.9
Effective income tax expense rate	—	—	—

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets were as follows (in thousands):

	December 31,
	2010	2011
Net operating loss carryforwards	$44,765	$56,702
Research and development credits	4,697	5,241
Depreciation and amortization	8,148	5,198
Capitalized start-up costs	12,162	14,703
Other temporary differences	1,134	2,384
Gross deferred tax asset	70,906	84,228
Deferred tax assets valuation allowance	(70,906)	(84,228)
	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible.  Due to the Company’s history of losses, the deferred tax assets are fully offset by a valuation allowance at December 31, 2010 and 2011.  The valuation allowance in 2010 increased by $12.5 million over 2009 and the valuation allowance in 2011 increased by $13.3 million over 2010, related primarily to additional net operating losses incurred by the Company and additional capitalized start-up expenses.

The Company has moved its corporate headquarters to its leased facility in Winston-Salem, North Carolina during the first quarter of 2012.   As a result of differences in effective tax rates in North Carolina versus Pennsylvania, the deferred effective state tax rate is anticipated to be reduced.  As the Company has a full valuation allowance on its deferred taxes, there is no impact related to the change in the effective state tax rate on the balance sheet and statement of operations.   The Company is updating its forecasted effective state tax rate to consider this impact on its deferred taxes and will continue to monitor and update the rate as necessary.  Additionally, the Company has approximately $8.3 million of deferred tax asset related to Pennsylvania net operating loss carryforwards.  The ultimate use of this deferred tax asset may be impacted by the size of operations remaining in Pennsylvania in the future.  This deferred tax asset is currently offset by a full valuation allowance.

As of December 31, 2010, and 2011, approximately $29.6 million and $35.7 million, respectively, of the Company’s expenses had been capitalized for tax purposes as start-up costs.  For tax purposes, capitalized start-up costs will be amortized over fifteen years beginning when the Company commences operations, as defined under the Internal Revenue Code.

The following table summarizes carryforwards of net operating losses and tax credits as of December 31, 2011 (in thousands).

	Amount	Expiration
Federal net operating losses	$138,631	2023 to 2031
State net operating losses	153,557	2019 to 2031
Research and development credits	5,241	2024 to 2031

The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards following certain ownership changes (as defined by the Act) that could limit the Company’s ability to utilize these carryforwards.  The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to the significant costs and complexities associated with such a study.  The Company may have experienced various ownership changes, as defined by the Act, as a result of past financings.  Accordingly, the Company’s ability to utilize the aforementioned carryforwards may be limited.  Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes; therefore, the Company may not be able to take full advantage of these carryforwards for federal or state income tax purposes.

(18)	Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
YEAR 2011
Research and development expense	$3,345	$3,397	$2,837	$3,714
Net (loss) income	(7,029)	2,898	(960)	(13,970)
Per common share information:
Basic and diluted net (loss) income per share	$(4.50)	$1.21	$(0.40)	$(5.90)

YEAR 2010
Research and development expense	$3,316	$3,253	$3,543	$2,743
Net loss	(6,435)	(6,505)	(6,715)	(5,945)
Per common share information:
Basic and diluted net loss per share	$(143.30)	$(6.10)	$(5.40)	$(4.80)

5,000,000 Shares

TENGION, INC.

Common Stock

PROSPECTUS

_____________, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$ 647.90
Printing and miscellaneous	$ 10,000
Legal fees and expenses	$ 10,000
Accounting fees and expenses	$ 10,000
Transfer Agent and Registrar fees	$ 2,000
Miscellaneous expenses	$ 2,000
Total	$ 34,647.90

We are paying all expenses listed above.

Item 14.                      Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our fourth amended and restated certificate of incorporation provides for the indemnification of directors and officers (and any other persons to which Delaware law permits the corporation to provide indemnification) to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of officers and directors, either incumbent or former, against all expenses, liability and loss actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company), in which such person was or is a party, is threatened to be made a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the company or was or is serving in an additional capacity or capacities at our request.

Our amended and restated bylaws provide that we have the power, to the extent authorized by applicable law and the Board of Directors, to indemnify each of our employees and agents (other than directors and officers) against all expenses, liability and loss actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company), in which such person was or is a party, is threatened to be made a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of our company or was or is serving in an additional capacity or capacities at our request.

Our amended and restated bylaws provide that expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required by our bylaws, following authorization from the Board of Directors, shall be paid by us in advance of the final disposition of such action or proceeding if we receive an undertaking by or on behalf of the indemnified party to repay any portion of the amount so advanced for which it is ultimately determined that the indemnified party is not entitled to be indemnified by our company.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage and whether or not we would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Item 15.                  Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On June 14, 2012, we implemented a reverse split of our common stock at a ratio of 1-for-10. The issuances below that occurred prior to June 14, 2012 have been adjusted to reflect the reverse split.

(1)           From March 1, 2011 to March 14, 2011, we issued 1,107,939 shares of common stock and warrants, to purchase 1,046,102 shares of common stock to accredited investors and foreign investors. The purchase price per security was $28.30. We received net proceeds of $28.9 million. The shares of common stock and warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the holders of the shares and warrants were either accredited investors or were located outside of the United States.

(2)           On September 7, 2012, we issued demand notes in the aggregate amount of $1 million to accredited investors and foreign investors. The demand notes were exchanged for the securities in the October 2012 transaction described below. The demand notes were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the holders of the demand notes were either accredited investors or were located outside of the United States.

(3)           On October 2, 2012, we issued convertible notes, in the aggregate amount of approximately $15 million and warrants to purchase 52,843,337 shares of our common stock to accredited investors and foreign investors. The convertible notes are convertible into shares of our common stock at a price of $0.75 per share. The warrants may be exercised at a price of $0.75 per share. The convertible notes and warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the holders of the convertible notes and warrants were either accredited investors or were located outside of the United States.

Any proceeds received from the transactions above were used for working capital purposes. No underwriters were involved in the foregoing issuances of securities.

All of the purchasers of shares of our common stock described above and the parties to which warrants, demand notes, and convertible notes were issued described above represented to us in connection with their respective acquisitions described above that they were accredited investors under Regulation D or located outside of the United States for purposes of Regulation S, and that they were acquiring the applicable securities for investment and not distribution and to the effect that they could bear the risks of the investment. Such parties received written disclosures that the applicable securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock included appropriate legends setting forth that the applicable securities have not been registered and the applicable restrictions on transfer of the securities.

Item 16.                      Exhibits and Financial Statement Schedules

 (a)           Exhibits

Exhibit No.	Description

3.1
Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

3.2
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc., dated as of June 14, 2012 (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on June 5, 2012).

3.3
Amended and Restated Bylaws of Tengion, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.1	Form of Senior Secured Convertible Note dated October 2, 2012 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed October 4, 2012).

4.2	Form of Warrant issued October 2, 2012 (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed October 4, 2012).

4.3
Amended and Restated Secured Promissory Note issued as of September 1, 2012 to Horizon Credit II LLC (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed October 4, 2012).

4.4
Form of Tengion, Inc.’s Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.5
Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007 (Incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.6
Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008 (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

Exhibit No.	Description

4.7
Registration Rights Agreement by and among the investors party thereto and Tengion, Inc., dated as of March 4, 2011 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2011).

4.8
Form of Preferred Stock Warrant by and between Oxford Finance Corporation and Tengion, Inc. (Incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.9
Form of Preferred Stock Warrant by and between Horizon Funding Company II LLC and Tengion, Inc. (Incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.10
Stock Subscription Warrant issued to APCO Worldwide Inc., dated September 1, 2005 (Incorporated by reference to Exhibit 4.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

4.11	Form of Warrant to Purchase Common Stock, dated as of March 4, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2011).
4.12
Warrant to Purchase Common Stock issued to Horizon Technology Finance Corporation, dated March 14, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 16, 2011).

5.1	Opinion of Ballard Spahr LLP.***

10.1
Securities Purchase Agreement by and between Tengion, Inc. and the investors party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 4, 2012).

10.2
Facility Agreement by and between Tengion, Inc. and the lenders party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 4, 2012).

10.3
Security Agreement by and between Tengion, Inc. and the secured parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 4, 2012).

10.4	Tengion Inc. Amended and Restated Management Severance Pay Plan (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 20, 2012).#

10.5
Registration Rights Agreement by and between Tengion, Inc. and the parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on October 4, 2012).

10.6
Escrow Agreement by and between Tengion, Inc., Ballard Spahr LLP as escrow agent, and the parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on October 4, 2012).

10.7
Right of First Negotiation Agreement by and between Tengion, Inc. and Celgene Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on October 4, 2012).

10.8
First Amendment of Venture Loan and Security Agreement by and between Tengion, Inc., Horizon Credit II LLC and Horizon Technology Finance Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on October 4, 2012).

10.9	Joinder Agreement by and between Tengion, Inc. and Horizon Credit II LLC, dated October 2, 2012 (Incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on October 4, 2012).
10.10	Termination Agreement by and between Tengion, Inc. and Medtronic, Inc., dated October 2, 2012 (Incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on October 4, 2012).
10.11
Amended Employment Agreement by and between Tengion, Inc. and John L. Miclot, dated January 20, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 20, 2012).

10.12
Lease Agreement by and between 3929 Westpoint Industrial, LLC and Tengion, Inc., dated as of June 8, 2005 (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.13
First Amendment to Lease by and among Fawn Industrial LLC and 1881 Industrial LLC, successors in interest to 3929 Westpoint Industrial, LLC and together as Landlord, and Tengion, Inc., dated as of March 15, 2007 (Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.14
Lease Agreement by and between Norriton Business Campus, L.P. and Tengion, Inc., dated as of February 1, 2006, as amended (Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.15
Amended and Restated Tengion, Inc. 2004 Stock Incentive Plan, Form Notice of Stock Option Grant and Stock Option Agreement (Incorporated by reference to Exhibit 10.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.16
2010 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement, Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.34 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.17
Exclusive License Agreement by and between Children’s Medical Center Corporation and Tengion, Inc., dated as of October 10, 2003 (Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.18
Tengion, Inc. Non-Employee Director Compensation Policy (Incorporated by reference to Exhibit 10.36 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).#

10.19
License Agreement by and between Tengion, Inc. and Wake Forest University Health Sciences, effective as of January 1, 2006 (Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.20
License Agreement Amendment No. 1 by and between Tengion, Inc. and Wake Forest University Health Sciences, dated as of May 3, 2007 (Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.21
Venture Loan and Security Agreement by and between Horizon Technology Finance Corporation and Tengion, Inc., dated as of March 14, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 16, 2011).

10.22
Master Security Agreement No. 5081099 by and between Oxford Finance Corporation and Tengion, Inc., dated as of July 20, 2005 (Incorporated by reference to Exhibit 10.14 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.23
Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of April 3, 2006 (Incorporated by reference to Exhibit 10.15 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.24
Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of December 28, 2006 (Incorporated by reference to Exhibit 10.16 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.25
Offer Letter by and between Tim Bertram and Tengion, Inc., dated July 28, 2004 (Incorporated by reference to Exhibit 10.24 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.26
Offer Letter Amendment by and between Tim Bertram and Tengion, Inc., dated as of December 22, 2008 (Incorporated by reference to Exhibit 10.26 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.27
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of August 16, 2004 (Incorporated by reference to Exhibit 10.27 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.28
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of July 28, 2004 (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.29
Offer Letter by and between A. Brian Davis and Tengion, Inc., dated as of July 29, 2010 (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).#

10.30	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.33 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).
10.31
Third Amendment to Master Security Agreement No. 5081099 dated as of June 23, 2010 by and between Tengion, Inc. and Oxford Finance Corporation (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

10.32
Second Amendment to Lease, dated May 23, 2011, by and between Fawn Industrial, LLC, 1881 Industrial LLC and Tengion, Inc. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 25, 2011).

10.33
Severance Agreement and General Release of Claims by and between Tengion, Inc. and Steven A. Nichtberger, MD, dated June 29, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 30, 2011).#

10.34
Form of Severance Agreement and Release of Claims by and between Tengion, Inc. and each of Mark Stejbach and Sunita Sheth, MD (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 23, 2011).#

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).
101
The following materials from Tengion, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 formatted in XBRL (eXtensible Business Reporting Language): (i) Balance Sheets, (ii) Statements of Redeemable Convertible Preferred Stock and Stockholders’Equity (Deficit), (iii) the Statements of Operations, (iv) the Statements of Cash Flows, and (v) Notes to Financial Statements. **

________________
*	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted April 9, 2010. Such provisions have been filed separately with the Commission.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed as part of this registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

***	To be filed by amendment.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b)           Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes hereto.

Item 17.                      Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on the 9th day of November, 2012.

TENGION, INC.

By:	/s/ John L. Miclot
John L. Miclot President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Tengion, Inc., hereby severally constitute and appoint John L. Miclot and A. Brian Davis, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities, and on the dates indicated below.

Signature	Title	Date
/s/ John L. Miclot	President and Chief Executive Officer, Director (Principal Executive Officer)	November 9, 2012
John L. Miclot
/s/ A. Brian Davis	Chief Financial Officer, Vice President, Finance (Principal Financial and Accounting Officer)	November 9, 2012
A. Brian Davis
/s/ David I. Scheer	Chairman of the Board of Directors	November 9, 2012
David I. Scheer
/s/ Carl-Johan Dalsgaard, M.D., Ph.D	Director	November 9, 2012
Carl-Johan Dalsgaard, M.D., Ph.D
/s/ Scott D. Flora	Director	November 9, 2012
Scott D. Flora

/s/ Diane K. Jorkasky, M.D.	Director	November 9, 2012
Diane K. Jorkasky, M.D.
/s/ Richard E. Kuntz, M.D., M. Sc.	Director	November 9, 2012
Richard E. Kuntz, M.D., M. Sc.
/s/ Lorin J. Randall	Director	November 9, 2012
Lorin J. Randall

EXHIBIT INDEX

Exhibit No.	Description

3.1
Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

3.2
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc., dated as of June 14, 2012 (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on June 5, 2012).

3.3
Amended and Restated Bylaws of Tengion, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.1	Form of Senior Secured Convertible Note dated October 2, 2012 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed October 4, 2012).

4.2	Form of Warrant issued October 2, 2012 (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed October 4, 2012).

4.3
Amended and Restated Secured Promissory Note issued as of September 1, 2012 to Horizon Credit II LLC (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed October 4, 2012).

4.4
Form of Tengion, Inc.’s Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.5
Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007 (Incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.6
Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008 (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.7
Registration Rights Agreement by and among the investors party thereto and Tengion, Inc., dated as of March 4, 2011 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2011).

4.8
Form of Preferred Stock Warrant by and between Oxford Finance Corporation and Tengion, Inc. (Incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.9
Form of Preferred Stock Warrant by and between Horizon Funding Company II LLC and Tengion, Inc. (Incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.10
Stock Subscription Warrant issued to APCO Worldwide Inc., dated September 1, 2005 (Incorporated by reference to Exhibit 4.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

4.11	Form of Warrant to Purchase Common Stock, dated as of March 4, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2011).
4.12
Warrant to Purchase Common Stock issued to Horizon Technology Finance Corporation, dated March 14, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 16, 2011).

5.1	Opinion of Ballard Spahr LLP.***

10.1
Securities Purchase Agreement by and between Tengion, Inc. and the investors party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 4, 2012).

10.2
Facility Agreement by and between Tengion, Inc. and the lenders party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 4, 2012).

10.3
Security Agreement by and between Tengion, Inc. and the secured parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 4, 2012).

10.4	Tengion Inc. Amended and Restated Management Severance Pay Plan (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 20, 2012).#

10.5
Registration Rights Agreement by and between Tengion, Inc. and the parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on October 4, 2012).

10.6
Escrow Agreement by and between Tengion, Inc., Ballard Spahr LLP as escrow agent, and the parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on October 4, 2012).

10.7
Right of First Negotiation Agreement by and between Tengion, Inc. and Celgene Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on October 4, 2012).

10.8
First Amendment of Venture Loan and Security Agreement by and between Tengion, Inc., Horizon Credit II LLC and Horizon Technology Finance Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on October 4, 2012).

10.9	Joinder Agreement by and between Tengion, Inc. and Horizon Credit II LLC, dated October 2, 2012 (Incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on October 4, 2012).
10.10	Termination Agreement by and between Tengion, Inc. and Medtronic, Inc., dated October 2, 2012 (Incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on October 4, 2012).
10.11
Amended Employment Agreement by and between Tengion, Inc. and John L. Miclot, dated January 20, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 20, 2012).

10.12
Lease Agreement by and between 3929 Westpoint Industrial, LLC and Tengion, Inc., dated as of June 8, 2005 (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.13
First Amendment to Lease by and among Fawn Industrial LLC and 1881 Industrial LLC, successors in interest to 3929 Westpoint Industrial, LLC and together as Landlord, and Tengion, Inc., dated as of March 15, 2007 (Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.14
Lease Agreement by and between Norriton Business Campus, L.P. and Tengion, Inc., dated as of February 1, 2006, as amended (Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.15
Amended and Restated Tengion, Inc. 2004 Stock Incentive Plan, Form Notice of Stock Option Grant and Stock Option Agreement (Incorporated by reference to Exhibit 10.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.16
2010 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement, Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.34 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.17
Exclusive License Agreement by and between Children’s Medical Center Corporation and Tengion, Inc., dated as of October 10, 2003 (Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.18
Tengion, Inc. Non-Employee Director Compensation Policy (Incorporated by reference to Exhibit 10.36 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).#

10.19
License Agreement by and between Tengion, Inc. and Wake Forest University Health Sciences, effective as of January 1, 2006 (Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.20
License Agreement Amendment No. 1 by and between Tengion, Inc. and Wake Forest University Health Sciences, dated as of May 3, 2007 (Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.21
Venture Loan and Security Agreement by and between Horizon Technology Finance Corporation and Tengion, Inc., dated as of March 14, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 16, 2011).

10.22
Master Security Agreement No. 5081099 by and between Oxford Finance Corporation and Tengion, Inc., dated as of July 20, 2005 (Incorporated by reference to Exhibit 10.14 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.23
Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of April 3, 2006 (Incorporated by reference to Exhibit 10.15 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.24
Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of December 28, 2006 (Incorporated by reference to Exhibit 10.16 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.25
Offer Letter by and between Tim Bertram and Tengion, Inc., dated July 28, 2004 (Incorporated by reference to Exhibit 10.24 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.26
Offer Letter Amendment by and between Tim Bertram and Tengion, Inc., dated as of December 22, 2008 (Incorporated by reference to Exhibit 10.26 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.27
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of August 16, 2004 (Incorporated by reference to Exhibit 10.27 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.28
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of July 28, 2004 (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.29
Offer Letter by and between A. Brian Davis and Tengion, Inc., dated as of July 29, 2010 (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).#

10.30	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.33 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).
10.31
Third Amendment to Master Security Agreement No. 5081099 dated as of June 23, 2010 by and between Tengion, Inc. and Oxford Finance Corporation (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

10.32
Second Amendment to Lease, dated May 23, 2011, by and between Fawn Industrial, LLC, 1881 Industrial LLC and Tengion, Inc. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 25, 2011).

10.33
Severance Agreement and General Release of Claims by and between Tengion, Inc. and Steven A. Nichtberger, MD, dated June 29, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 30, 2011).#

10.34
Form of Severance Agreement and Release of Claims by and between Tengion, Inc. and each of Mark Stejbach and Sunita Sheth, MD (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 23, 2011).#

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of KPMG LLP, independent registered public accounting firm.
23.3	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).
101
The following materials from Tengion, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 formatted in XBRL (eXtensible Business Reporting Language): (i) Balance Sheets, (ii) Statements of Redeemable Convertible Preferred Stock and Stockholders’Equity (Deficit), (iii) the Statements of Operations, (iv) the Statements of Cash Flows, and (v) Notes to Financial Statements. **

________________
*	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted April 9, 2010. Such provisions have been filed separately with the Commission.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed as part of this registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

***	To be filed by amendment.

#	Indicates a management contract or any compensatory plan, contract or arrangement.